As filed with the Securities and Exchange Commission on July 2, 2009
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VUZIX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	3577	04-3392453

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

75 Town Centre Drive
Rochester, NY 14623
(585) 359-5900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copies to:

Robert F. Mechur, Esq. Boylan, Brown, Code, Vigdor & Wilson, LLP 2400 Chase Square Rochester, New York 14604 (585) 232-5300	Kenneth G. Sam, Esq. Jason Brenkert, Esq. Dorsey & Whitney LLP 370 17th Street, Suite 470 Denver, Colorado 80202 (303) 629-3400

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

	Proposed Maximum		Amount of
	Aggregate		Registration
Title of Securities to be Registered	Offering Price(1)		Fee
Units, each consisting of one share of Common Stock, $0.001 par value, and one-half of one Common Stock Purchase Warrant(2)	$15,464,625.00		$862.93
Shares of Common Stock included as part of the Units
Common Stock Purchase Warrants included as part of the Units
Shares of Common Stock underlying the Common Stock Purchase Warrant included in the Units	$11,598,469.00	(3)(5)	$647.19
Agent Compensation Options(4)
Shares of Common Stock included as part of the Agent Compensation Options	$1,933,079.00		$107.87
Common Stock Purchase Warrants included as part of the Compensation Options(5)
Shares of Common Stock underlying the Common Stock Purchase Warrants included in the Compensation Options	$1,449,808.00	(3)(5)	$80.90
Total	$30,445,981.00		$1698.89

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended. In accordance with Rule 457(o) under the Securities Act, the number of shares being registered and the maximum offering price per share are not included in this table.

(2)	Public offering of units, each unit consisting of one share of common stock, $0.001 par value, and one-half of one common stock purchase warrant.

(3)	Estimated pursuant to Rule 457(g).

(4)	The Canadian agents will receive options entitling the agents to purchase that number of shares of common stock and warrants equal to 12.5% of the aggregate number of shares of common stock and warrants sold under the offering, respectively (including the shares of common stock and warrants issued upon exercise of the over-allotment option), at the offering price per share and warrant, respectively, for a period of 12 months from the closing date.

(5)	Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued as a result of any additional shares of common stock that shall become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of common stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Registration Statement contains a prospectus relating to an offering of shares of our common stock, warrants and common stock acquirable upon exercise of warrants in the United States, together with separate prospectus pages relating to an offering of shares of our common stock, warrants and common stock acquirable upon exercise of warrants in Canada. The U.S. prospectus and the Canadian prospectus will be identical in all material respects. The complete U.S. prospectus is included herein and is followed by those pages to be used solely in the Canadian prospectus. Each of the alternate pages for the Canadian prospectus included in this registration statement has been labeled “Alternate Page for Canadian Prospectus.”

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

(Subject to Completion) Dated June 30, 2009
PRELIMINARY PROSPECTUS

Vuzix Corporation
Up to •  Units
(each consisting of one share of common stock and one half of one common stock purchase warrant)

This is the initial public offering of our securities in the United States and Canada. We are offering for sale up to • units at a price per unit of Cdn$ • . Each unit consists of one share of our common stock, par value US$0.001 per share, and one half of one common stock purchase warrant. Each whole warrant entitles its holder to purchase one share of our common stock at a price of Cdn$ •  per share at any time for • months after the closing date of the offering. Our units are being offered to the public in each province of Canada other than Quebec by our Canadian agents, Canaccord Capital Corporation and Bolder Investment Partners, Ltd., under the terms of a prospectus filed with the securities authorities in each Canadian province other than Quebec and concurrently in the United States through selling agents, including Canaccord Adams Inc., a US registered broker dealer affiliated with Canaccord Capital Corporation, and such other US registered dealers as may be designated by our Canadian agents. Prior to this offering, there has been no public market for our securities. There is currently no market through which our securities may be sold, and purchasers may not be able to resell the securities purchased under this prospectus. We have applied for the listing of our common stock on the TSX Venture Exchange (TSX-V) under the symbol “          ”. Listing of our common stock will be subject to fulfilling all of the requirements of the TSX-V. We do not intend to list the warrants on any securities exchange.

Our business and an investment in our securities involve significant risks. These risks are described under the caption “Risk Factors” beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any other securities commission or regulatory authority has approved or disapproved of these securities or has passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Unit(2)	Total

Public offering price(1)	Cdn$	Cdn$
Underwriting discounts and commissions(3)(4)	Cdn$	Cdn$
Proceeds, before expenses, to Vuzix	Cdn$	Cdn$

(1)	The offering is denominated in Canadian dollars.

(2)	We intend to allocate Cdn$ to the share of common stock and Cdn$ to the one half of one common stock purchase warrant comprising each unit.

(3)	We have retained the Canadian agents to solicit subscriptions for the units on a best efforts basis. As consideration for their services in connection with the initial public offering, the Canadian agents will receive: (i) a commission, payable in cash, equal to 8% of the gross proceeds of the offering; (ii) options entitling the agents to purchase that number of shares of our common stock and warrants equal to 12.5% of the aggregate number of shares of our common stock and warrants sold under the offering (including the shares and warrants issued upon exercise of the over-allotment option), at the offering price per share and warrant, for a period of 12 months from the closing date; and (iii) a non-refundable due diligence fee of Cdn$15,000. The Canadian agents will also be reimbursed for their reasonable fees and expenses including the reasonable legal fees and disbursements of legal counsel to the agents. The Canadian agents may appoint selling agents in the United States, which may be paid cash selling commissions not to exceed 6% of the gross proceeds of the offering in the United States and options entitling US selling agents to purchase that number of shares of our common stock and warrants equal to 8% of the aggregate number of shares of our common stock and warrants sold in the United States under the offering (including the shares and warrants issued upon exercise of the over-allotment option) at the initial public offering price for a period of 12 months from the closing date. The commission paid to US selling agents will be paid by the Canadian agents from their commissions. Canaccord Adams Inc., a US registered broker dealer affiliated with Canaccord Capital Corporation, has been appointed as a selling agent.

(4)	In consideration of certain fiscal advisory services rendered by the Canadian agents to us pursuant to a fiscal advisory fee agreement between us and the Canadian agents, we have agreed to issue to the Canadian agents at the closing of this offering, in payment of a fiscal advisory fee, that number of shares of our common stock equal to, depending on the gross proceeds of the offering, between 1.0% and 2.0% of our common stock issued and outstanding immediately upon the closing of the offering. The issuance of these shares to the Canadian agents is not covered by this prospectus. These shares will be issued pursuant to exemptions from the registration requirements of applicable United States and Canadian securities laws and will be subject to resale restrictions under those laws and a lock-up agreement for one year. See “Underwriting — Fiscal Advisory Fee Agreement.”

We have granted the agents an over-allotment option, exercisable for a period of 30 days from the date of the closing of this offering, to sell additional shares of common stock and whole warrants up to the lesser of the agents’ over-allocation position determined as of the time of closing of the offering and • shares of common stock and • whole warrants (15% of the number of shares and whole warrants offered by us under this prospectus) or any combination thereof at a price of Cdn$ •  per share and Cdn$ •  per warrant to cover over-allotments, if any, and for market stabilization purposes. For greater clarity, these warrants will only be issued for the purpose of distribution of units to purchasers. The aggregate number of shares and whole warrants issuable to purchasers pursuant to the offering will not exceed • and • , respectively. If the over-allotment option is exercised in full, the total price to the public will be Cdn$ • , the underwriting discounts and commissions payable to the agents will be Cdn$ •  and the net proceeds to Vuzix will be Cdn$ • . The expenses associated with any exercise of the over-allotment option, together with the agents’ commission, will be paid by us. See “Underwriting.”

The agents expect to deliver the shares of common stock and warrants comprising the units in Toronto, Ontario, Canada on or about          , 2009.

CANACCORD ADAMS INC.

The date of this prospectus is          , 2009.

VUZIX
View the Future™

CONSUMER VIDEO EYEWEAR

Coming Fall 2009

Wrap 310 Widescreen
Sunglass style, virtual 52-inch screen viewed at nine feet. For video players and PCs.

Video eyewear for gamers.
Connects to PCs and laptops.

+3D

All AV series video eyewear products support five 3D formats.

iWear® VR920
Virtual reality eyewear simulates a 62-inch screen viewed at nine feet. Includes integrated 3 degrees of freedom tracker and built-in microphone.

CamAR™
Clip-on USB camera for the iWear® VR920 that supports augmented reality applications.

VUZIX®
View the Future™

CONSUMER VIDEO EYEWEAR

Video eyewear for mobile viewing.
Works with all audio / video devices
with composite video out
including iPod® and iPhone™.

VUZIX

iWear® AV310 Widescreen
Virtual widescreen format simulates a 52-inch screen at nine feet.
(iPod touch® made by Apple®)

+3D

All AV series video eyewear products support five 3D formats.

VUZIX

iWear® AV230 XL+
Virtual 44-inch screen viewed at nine feet.

VUZIX

iWear® AV920
Virtual 62-inch screen viewed at nine feet.

DEFENSE AND INDUSTRIAL

VUZIX®
View the Future™

High-performance near-eye display solutions that provide wearable, private hands-free viewing for defense and industrial environments.

Tac-Eye Series
Durable monocular head-mounted computer or video displays designed to clip onto safety glasses, headsets or safety goggles.

Marinized Binocular
Big screen display for video/UAV/FLIR and naval applications.

Display Drive Electronics
Compact and low power display drive electronics subassemblies for integration into third party thermal sighting systems for use by defense forces.

Page

General Matters	ii
Use of Market and Industry Data	ii
Prospectus Summary	1
Risk Factors	7
Forward-Looking Statements	24
Use of Proceeds	25
Dividend Policy	26
Capitalization	27
Dilution	29
Selected Financial and other Data	32
Management’s Discussion and Analysis of Financial Condition and Results of Operations	34
Business	43
Management	57
Executive Compensation	61
Related Party Transactions	73
Corporate Governance	74
Security Ownership of Certain Beneficial Owners and Management	77
Description of Capital Stock	78
Shares Eligible for Future Sale	84
Underwriting	87
Legal Matters	90
Experts	90
Where You Can Find Additional Information	90
Index to Consolidated Financial Statements	F-1
EX-3.1
EX-3.3
EX-10.1
EX-10.2
EX-10.4
EX-10.6
EX-10.7
EX-10.8
EX-10.9
EX-10.10
EX-10.11
EX-10.13
EX-10.14
EX-10.15
EX-10.16
EX-10.17
EX-10.18
EX-10.20
EX-23.1
EX-23.2

You should rely only on the information contained in this prospectus. We have not, and the agents have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the agents are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

GENERAL MATTERS

All references to Vuzix, the “company,” “we,” “us” and “our” are references to Vuzix Corporation.

Unless otherwise indicated, all references to “dollars,” “US$,” or “$” in this prospectus are to United States dollars and all references to “Cdn$” are to Canadian dollars. Unless otherwise indicated, all Canadian dollar values have been translated to US dollars, or vice versa, using a convenience translation of US$1.00 = Cdn$ • . On June 29, 2009, the noon buying rate of the Bank of Canada was US$1.00 = Cdn$1.1583.

This prospectus contains various company names, product names, trade names, trademarks and service marks, all of which are the properties of their respective owners.

Unless otherwise indicated or the context otherwise requires, all information in this prospectus assumes no exercise of the over-allotment option.

Unless otherwise indicated, all references to “GAAP” in this prospectus are to United States generally accepted accounting principles.

We completed a 1-for-7 reverse stock split of our common stock in June 2007 and an 8-for-1 split of our common stock in July 2008. All share numbers and amounts per share in this prospectus have been retroactively adjusted to give effect to these changes.

Information contained on our websites, including www.vuzix.com, shall not be deemed to be part of this prospectus or incorporated herein by reference and should not be relied upon by prospective investors for the purposes of determining whether to purchase the units offered hereunder.

Through and including          , 2009 (the 40th day after the date of this prospectus), all dealers effecting transactions in units or shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter with respect to an unsold allotment or subscription.

For investors outside the United States, neither we nor any of our agents have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States and certain provinces of Canada. You are required to inform yourself about and to observe any restrictions relating to this offering and the distribution of this prospectus.

USE OF MARKET AND INDUSTRY DATA

This prospectus includes market and industry data that has been obtained from third party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to those industries based on that knowledge). Management’s knowledge of such industries has been developed through its experience and participation in those industries. Although our management believes such information to be reliable, neither we nor our management have independently verified any of the data from third party sources referred to in this prospectus or ascertained the underlying economic assumptions relied upon by such sources. In addition, the agents have not independently verified any of the industry data prepared by management or ascertained the underlying estimates and assumptions relied upon by management. Furthermore, references in this prospectus to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report survey or article is not incorporated by reference in this prospectus.

ii

PROSPECTUS SUMMARY

This summary provides an overview of selected information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our securities. You should carefully read the prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our securities, including the information discussed under “Risk Factors” beginning on page 7 and our financial statements and notes thereto that appear elsewhere in this prospectus.

BUSINESS

Company Overview

We are engaged in the design, manufacture, marketing and sale of devices that are worn like eyeglasses and feature built-in video screens that enable the user to view video and digital content, such as movies, computer data, the Internet or video games. Our products (known commercially as Video Eyewear, but also commonly referred to as virtual displays, wearable displays, personal viewers, personal displays, head mounted displays, or near-to-eye displays) are used to view high-resolution video and digital information primarily from mobile devices (such as cell phones, portable media players, gaming systems and laptop computers) and from personal computers. Our products provide the user with a virtual viewing experience that simulates viewing a large screen television or desktop computer monitor practically anywhere, anytime.

Our Video Eyewear products feature high performance miniature display modules, low power electronics and related optical systems. We produce both monocular and binocular Video Eyewear devices that we believe are excellent solutions for many mobile computer, mobile internet devices (MID) or video viewing requirements, including general entertainment applications. We focus on two markets: the consumer markets for gaming, mobile video viewing and stereoscopic three-dimensional video viewing; and rugged mobile displays for defense and industrial applications. We also offer low-vision assist Video Eyewear products that are designed to assist and improve the remaining vision of people suffering from macular degeneration.

The development of intellectual property rights relating to our technologies is a key aspect of our business strategy. We have generated and continue to generate intellectual property as a result of our ongoing performance of development contracts and our internal research and development activities. We have also acquired technologies developed by third parties and we may do so in the future.

Industry Overview

Many mobile devices now allow the user to view high-resolution full color content. We believe that typical displays currently used on mobile devices do not work well for this purpose because they are either too small, making it extremely difficult to view the detail in their display images with a human eye, or too large, making the mobile device cumbersome and difficult to use and carry. Some mobile devices employ a touch screen with software to magnify or zoom in on a partial image. We believe that many consumers consider this solution unsatisfactory because it is difficult to navigate and find information on the portion of the page being viewed.

In contrast, our Video Eyewear products enable the user to effectively view the entire screen on a small, eyeglass-like device. Our products employ microdisplays that provide full screen resolution but are smaller than one-inch diagonally, with some as small as one-quarter of an inch. To make images on the microdisplays viewable, our Video Eyewear products incorporate proprietary magnifying optics that are usually designed by us. The result is a detailed virtual image that appears to the viewer to be similar to the image on a full size computer screen from a normal desktop working distance or the image on a large flat panel television from normal home TV viewing distance. For example, when magnified through our optics, a high-resolution 0.44-inch diagonal microdisplay can provide a viewing experience comparable to that on a 62-inch diagonal television screen viewed at nine feet. We refer to this as a 62-inch virtual display.

We believe that there is growing demand for mobile access to high-resolution content in both the consumer and industrial and defense markets.

Our Products

We offer products that use our proprietary technology and are designed to meet the unique requirements of the consumer, industrial and defense markets.

Binocular Video Eyewear Products

Each binocular Video Eyewear product contains two microdisplay screens, one in front of each eye, mounted in a frame attached to eyeglass-style temples with headphones. These products enable mobile private viewing of video content on virtual displays that can simulate theater-sized screens. They are currently sold on the basis of resolution and their effective virtual viewing screen size. Our products today range from 320 × 240 pixels (Quarter Video Graphics Array or QVGA) to 800 × 600 pixels (Super Video Graphics Array or SVGA) resolution and provide virtual screen sizes of 44- to 62-inch screens viewed at nine feet. We also offer an interactive version for PC gaming which includes our proprietary head tracking technology, which enables the user to look around the environment being displayed in the game by simply moving his or her head, and a microphone to enable communication with others. Finally, we offer a binocular Video Eyewear product that integrates a high-resolution camera with digital magnification, designed to assist and improve the remaining vision of persons suffering from macular degeneration.

Monocular Video Eyewear Products

Our Tac-Eye® monocular (single eye) Video Eyewear products are designed to clip on to a pair of ballistic sunglasses, a head set or conventional safety goggles. They can be used with rugged laptops, security and night vision cameras and thermal night vision sights, including those sights for which we currently build the display drive electronics as a sub-contractor to the US Department of Defense. Tac-Eye® enables users to have wearable, private, hands-free and glanceable access to high-resolution content or information while retaining most of their real world view.

Defense Sub-Assembly and Custom Solutions

We are involved in several programs as part of contracting teams that produce thermal night vision sights to the US Department of Defense. We design and manufacture many of the display drive electronic subassemblies for light, medium, and heavy weight thermal weapon sighting systems for the US and other defense forces. When possible, we obtain a first right of refusal to be the volume manufacturer of our proprietary display subassemblies as part of our contracting process for the custom design of products.

Our Strategy

Our strategy is to establish and maintain a leadership position as a worldwide supplier of Video Eyewear and other virtual display technology solutions. We intend to offer our technologies across major markets, platforms and applications. We will strive to be an innovator in designing virtual display devices that enable new mobile video viewing as well as general entertainment applications.

To maintain and enhance our position as a leading provider of virtual display solutions, we intend to:

•	improve our brand name recognition;

•	develop products for large markets;

•	broaden and develop strategic relationships and partnerships;

•	expand market awareness for virtual display solutions;

•	maintain and exploit any cost advantage our technology can provide us;

•	extend our proprietary technology leadership; and

•	establish multiple revenue sources.

Company Information

We were incorporated under the Delaware General Corporation Law in 1997 as VR Acquisition Corp. In 1997 we changed our name to Kaotech Corporation. In 1998 we changed our name to Interactive Imaging Systems, Inc. In 2004 we changed our name to Vicuity Corporation and then to Icuiti Corporation. In September 2007 we changed our name to Vuzix Corporation.

Our principal executive offices are located at 75 Town Centre Drive, Rochester, New York 14623. Our telephone number is (585) 359-5900. We maintain an Internet website at www.vuzix.com. The information contained on, connected to or that can be accessed via our website is not part of this prospectus. We have included our website address in this prospectus as an inactive textual reference only and not as an active hyperlink.

Our wholly-owned direct subsidiary is Vuzix (Europe) Limited, which we refer to in this prospectus as Vuzix Europe. Vuzix Europe was incorporated on April 10, 2008 pursuant to the provisions of the Companies Act (England and Wales). The registered and head office of Vuzix Europe is located at St. John’s House, 5 South Parade, Summertown, Oxford OX2 7JL.

The Offering

Securities offered by Vuzix	Up to • units ( • units if the agents’ over-allotment option is exercised in full); each unit consisting of one share of our common stock, par value $0.001 per share, and one half of one common stock purchase warrant.

Up to • shares of our common stock ( • shares if the agents’ over-allotment option is exercised in full) (1)

Up to • common stock purchase warrants ( • common stock purchase warrants if the agents’ over-allotment option is exercised in full). Each whole warrant will entitle its holder to purchase one share of our common stock at Cdn$ • per share at any time for • months after the closing of this offering.

Common stock to be outstanding after this offering	• shares ( • shares if the agents’ over-allotment option is exercised in full) (2)

Over-allotment option	We have granted the agents an over-allotment option, exercisable for a period of 30 days from the date of the closing of this offering, to sell additional shares of common stock and whole warrants up to the lesser of the agents’ over-allocation position determined as of the time of closing of the offering and • shares of common stock and • whole warrants (15% of the number of shares and warrants offered by us under this prospectus) or any combination thereof at a price of Cdn$ • per share and Cdn$ • per warrant to cover over-allotments, if any, and for market stabilization purposes. For greater clarity, these warrants will only be issued for the purpose of distribution of units to purchasers. The aggregate number of shares and warrants issuable to purchasers pursuant to the offering will not exceed • and • , respectively. If the over-allotment option is exercised in full, the total price to the public will be Cdn$ • , the commission payable to the agents will be Cdn$ • and the net proceeds to us will be Cdn$ • . For additional information see “Underwriting.”

Agent Compensation	As consideration for their services, the Canadian agents will receive: (i) a commission equal to 8% of the gross proceeds of the offering; (ii) options entitling the Canadian agents to purchase that number of shares of our common stock and warrants equal to 12.5% of the aggregate number of shares of our common stock and warrants sold under the offering (including the shares and warrants issued upon exercise of the over-allotment option), at the offering price per share and warrant, for a period of 12 months from the closing date; and (iii) a non-refundable due diligence fee of Cdn$15,000. The Canadian agents will also be reimbursed for their reasonable fees and expenses including the reasonable legal fees and disbursements of legal counsel to the agents. The Canadian agents may appoint selling agents in the United States, including Canaccord Adams Inc., which may be paid cash selling commissions not to exceed 6% of the gross proceeds of the offering in the United States and options entitling US selling agents to purchase that number of shares of our common stock and warrants sold in the United States under the offering (including the shares and warrants issued upon exercise of the over-allotment option) equal to 8% of the aggregate number of shares of our common stock and warrants at the initial public offering price for a period of 12 months from the closing date. The commission paid to US selling agents will be paid by the Canadian agents from their commissions.

In consideration of certain fiscal advisory services rendered by the Canadian agents to us pursuant to a fiscal advisory fee agreement between us and the Canadian agents, we have agreed to issue to the Canadian agents at the closing of this offering, in payment of a fiscal advisory fee, that number of shares of our common stock equal to, depending on the gross proceeds of the offering, between 1.0% and 2.0% of our common stock issued and outstanding immediately upon the closing of the offering. The issuance of these shares to the Canadian agents is not covered by this prospectus. These shares will be subject to resale restrictions under applicable United States and Canadian securities legislation and a contractual lock-up agreement for one year. See “Underwriting — Fiscal Advisory Fee Agreement.”

Use of proceeds	Based on an assumed initial public offering price of Cdn$ • per unit, after payment of commissions and expenses we expect to receive gross proceeds of Cdn$ • and net proceeds of Cdn$ • (or gross proceeds of Cdn$ • and net proceeds of Cdn$ • if the over-allotment option is exercised in full). We expect to use $ • million of the net proceeds of this offering to repay outstanding indebtedness, including accrued interest. The indebtedness to be repaid includes $95,000 in principal amount plus interest payable to our President and Chief Executive Officer. We intend to use the remainder of the net proceeds from this offering for research and development expenses; capital expenditures; selling, marketing, general and administrative expenses; possible acquisitions of businesses, technologies or other assets; and general corporate purposes. For additional information see “Use of Proceeds.”

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities.

(1)	Consists of (i) up to • shares ( • shares if the over-allotment option is exercised in full) included in the units; (ii) up to • shares ( • shares if the over-allotment option is exercised in full) issuable upon exercise of the common stock purchase warrants included in the units; (iii) • shares issued to the agents in payment of a fiscal advisory fee; and (iv) up to • shares ( • shares if the over-allotment option is exercised in full) and up to an additional • shares ( • shares if the over-allotment option is exercised in full) issuable upon exercise of common stock purchase warrants issuable upon exercise of the options issued to the agents as compensation.

(2)	Does not include (i) up to 15,304,554 shares issuable upon exercise of options granted under our 2007 Amended and Restated Stock Option Plan; (ii) 1,200,000 shares issuable upon exercise of options granted under our 2009 Non-Employee Director Stock Option Plan subject to the effectiveness of the registration statement of which this prospectus forms a part; (iii) any of the shares described in footnote (1) above except • of those described in clause (iii) in footnote (1); (iv) up to 7,060,914 shares issuable upon conversion of 168,500 outstanding shares of our Series C 6% Convertible Preferred Stock (Series C Preferred Stock), together with all accrued and unpaid dividends thereon as of the date of this prospectus, at the rate of $0.2917 per share; (v) up to 4,599,045 shares issuable upon conversion of $575,000 in aggregate principal amount of convertible promissory notes outstanding, together with all accrued and unpaid interest thereon as of the date of this prospectus; and (vi) up to 7,172,160 shares issuable upon exercise of outstanding warrants.

Selected Summary Financial Data

The following tables present our summary financial data and should be read together with our financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus. The summary financial data for the years ended December 31, 2008, 2007 and 2006 are derived from our audited annual financial statements, which are included elsewhere in this prospectus. The unaudited summary financial data as of March 31, 2009 and for the three months ended March 31, 2009 and 2008 have been derived from our unaudited interim financial statements, which are included elsewhere in this prospectus, and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations for these periods.

	Year Ended December 31,			Three Months Ended March 31,
Statement of Operations Data	2008	2007	2006	2009	2008
				(Unaudited)	(Unaudited)

Sales	$12,564,487	$10,146,379	$9,538,308	$3,043,994	$1,720,914
Cost of Sales	8,863,508	6,783,473	5,767,550	1,856,683	1,487,349

Gross Margin	3,700,979	3,362,906	3,770,758	1,187,311	233,565
Operating Expenses
Research and development	3,366,518	2,365,412	1,279,239	502,011	736,716
Selling and marketing	2,128,625	1,920,164	1,191,800	449,266	449,562
General and administrative	2,299,685	1,718,627	1,560,278	478,253	533,799
Depreciation and amortization	510,133	374,078	276,989	138,834	123,696

Total operating expenses	8,304,961	6,378,281	4,308,306	1,568,364	1,843,773

Profit (Loss) from operations	(4,603,982)	(3,015,375)	(537,548)	(381,053)	(1,610,208)
Interest and other income (expense)	188	2,549	313	—	—
Foreign exchange (loss) gain	(24,216)	—	—	(1,272)	366
Interest expense	(260,977)	(241,692)	(179,019)	(65,376)	(41,600)
Legal settlement	—	96,632	—	—	—
Tax (expense) benefit	(5,212)	98,372	(3,700)	(888)	(753)

Total tax and other income (expense)	(290,217)	(44,139)	(182,406)	(67,536)	(41,987)

Net (Loss)	$(4,894,199)	$(3,059,514)	$(719,954)	$(448,589)	$(1,652,195)

Income (loss) per share:
Basic and fully diluted*	$(0.0229)	$(0.0160)	$(0.0047)	$(0.0022)	$(0.0084)
Weighted average common shares outstanding:
Basic and fully diluted*	218,268,927	197,973,139	173,268,048	220,268,927	200,424,027

*	All outstanding warrants, options, and convertible debt are anti-dilutive, therefore basic and diluted earnings per share are the same for all periods.

	Year Ended December 31,			Three Months Ended March 31,
Cash Flow Data	2008	2007	2006	2009	2008
				(Unaudited)	(Unaudited)

Cash flows provided by (used in) operating activities	$(1,285,449)	$(3,295,900)	$120,053	$(761,919)	$(208,047)
Cash flows (used in) investing activities	(549,804)	(316,743)	(479,236)	(60,208)	(164,927)
Cash flows provided by financing activities	2,289,116	3,408,328	874,569	262,559	77,652

	As of December 31,			As of March 31,
Balance Sheet Data	2008	2007	2006	2009	2008
				(Unaudited)	(Unaudited)

Cash and cash equivalents	$818,719	$364,856	$569,171	$259,151	$69,534
Working Capital (deficiency)	(1,846,289)	966,658	69,766	(1,892,747)	(651,720)
Total Assets	6,221,897	6,967,254	5,013,263	5,277,583	5,316,225
Long-Term Liabilities	1,754,379	2,014,476	1,980,476	1,762,408	2,015,453
Accumulated (deficit)	(14,687,276)	(9,691,977)	(6,531,363)	(15,161,140)	(11,369,383)
Total Stockholders’ equity (deficit)	(2,089,942)	423,236	(603,954)	(2,223,119)	(1,190,888)

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the market value of our securities could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

We have a limited operating history in the Video Eyewear products industry.

We were formed in 1997 to develop and sell virtual reality and other personal display technology and products. Since our inception the majority of our sales have been derived from the sale of night vision display drive electronics and from research and development contracts with suppliers to the US government and others. In 2003, we discontinued our original virtual reality product line to focus on Video Eyewear products. We commenced limited initial sales of our monocular eyewear products in fiscal 2003 and commenced shipping our first binocular Video Eyewear model in February 2005. Accordingly, there is a limited amount of past experience upon which to evaluate our business and prospects, and a potential investor should consider the challenges, expenses, delays and other difficulties involved in the development of our business, including the continued development of our technology and the achievement of market acceptance for products using our technology.

We have incurred net losses since our inception, and we may incur net losses in the foreseeable future.

We incurred annual net losses of $4,894,199 in 2008, $3,059,514 in 2007 and $719,954 in 2006 and net losses of $448,589 and $1,652,195 for the three-month periods ended March 31, 2009 and 2008, respectively. We had an accumulated deficit of $15,161,140 as of March 31, 2009.

We may not achieve or maintain profitability in the future. In particular, we expect that our expenses relating to sales and marketing and product development and support, as well as our general and administrative costs, will increase, requiring us to increase sales in order to achieve and maintain profitability. If we do not achieve and maintain profitability, our financial condition will be materially and adversely affected. We would eventually be unable to continue our operations unless we were able to raise additional capital. We may not be able to raise any necessary capital on commercially reasonable terms or at all. If we fail to achieve or maintain profitability on a quarterly or annual basis within the timeframe expected by investors, the market price of our common stock may decline.

We have historically depended on defense related engineering contracts and two customers for sales.

Since inception, the majority of our sales have been derived from the sale of night vision display drive electronics to two suppliers to the US government. Sales of night vision display drive electronics to these customers amounted to 20%, 17% and 42% of our sales in 2008, 2007 and 2006, respectively, and 45% and 47% for the three-month periods ended March 31, 2009 and 2008, respectively. We have no long-term contracts with these customers. A significant reduction or delay in orders from either of our significant customers would materially reduce our revenue and cash flow and adversely affect our ability to achieve or maintain profitability in the future.

The next largest source of revenues has been sales directly to the US Department of Defense, primarily for engineering programs. Such sales amounted to 12%, 54% and 27% of our sales in 2008, 2007 and 2006, respectively, and 9% and 0% for the three-month periods ended March 31, 2009 and 2008, respectively. We have no long-term contracts with the US government for engineering services. We plan to submit proposals for additional development contract funding. However, development contract funding is subject to legislative authorization and, even if funds are appropriated, such funds may be withdrawn based on changes in government priorities.

Together, these two groups of customers accounted for 32%, 71% and 69% of our sales in 2008, 2007 and 2006, respectively, and for 54% and 47% of our sales in the three-month periods ended March 31, 2009 and 2008. We may not be successful in obtaining new government contracts or in receiving further night vision display electronics orders. Our inability to obtain sales from government contracts could have a material adverse effect on our results of operations and would likely cause us to delay or slow our growth plans, resulting in lower net sales and adversely affect our liquidity and profitability.

Our US government defense contracts and subcontracts are subject to procurement laws and regulations.

Generally, US government contracts are subject to procurement laws and regulations. Some of the our contracts are governed by the Federal Acquisition Regulation (FAR), which lays out uniform policies and procedures for acquiring goods and services by the US government, and agency-specific acquisition regulations that implement or supplement the FAR. For example, the Department of Defense implements the FAR through the Defense Federal Acquisition Regulations (DFAR).

The FAR also contains guidelines and regulations for managing a contract after award, including conditions under which contracts may be terminated, in whole or in part, at the government’s convenience or for default. If a contract is terminated for the convenience of the government, a contractor is entitled to receive payments for its allowable costs and, in general, the proportionate share of fees or earnings for the work done. If a contract is terminated for default, the government generally pays for only the work it has accepted. These regulations also subject us to financial audits and other reviews by the government of our costs, performance, accounting and general business practices relating to our government contracts, which may result in adjustment of our contract-related costs and fees.

Our US government contract and subcontract orders are funded by government budgets that are proposed by the President of the United States and reviewed and approved by the Congress. Funds allocated to government agencies are administered by the Executive Office of the President. There are two primary risks associated with this process. First, the process may be delayed or disrupted because of congressional schedules, negotiations over funding levels for programs or unforeseen national or world events. Second, funding for multi-year contracts can be changed in future appropriations. Either of these events could affect the allocation, timing, schedule and program content of our government contracts and subcontracts.

Our lack of long-term purchase orders and commitments could lead to a rapid decline in our sales and profitability.

All of our significant consumer division customers issue purchase orders solely in their own discretion, often only two to four weeks before the requested date of shipment. Our customers are generally able to cancel orders (without penalty) or delay the delivery of products on relatively short notice. In addition, our customers may decide not to purchase products from us for any reason. Any of our current customers may stop purchasing our products in the future. If those customers do not continue to purchase our products, our sales volume and profitability could decline rapidly with little or no warning whatsoever.

We cannot rely on long-term purchase orders or commitments to protect us from the negative financial effects of a decline in demand for our products. The limited certainty of product orders can make it difficult for us to forecast our sales and allocate our resources in a manner consistent with our actual sales. Moreover, our expense levels are based in part on our expectations of future sales and, if our expectations regarding future sales are inaccurate, we may be unable to reduce costs in a timely manner to adjust for sales shortfalls. Furthermore, because we depend on a small number of customers for the vast majority of our sales, the ramifications of these risks is greater than if we had a greater number of customers. As a result of our lack of long-term purchase orders and purchase commitments, we may experience a rapid decline in our sales and profitability.

Historically, a substantial portion of our assets has been comprised of accounts receivable representing amounts owed by a small number of customers. If any of these customers fails to pay us amounts owed in a timely manner, we could suffer a significant decline in cash flow and liquidity which, in turn, could cause us to be unable pay our liabilities and purchase adequate inventory to sustain or expand our sales volume.

Our accounts receivable represented approximately 30%, 53% and 53% of our total current assets as of December 31, 2008, 2007 and 2006, respectively, and 25% and 23% for the three-month periods ended March 31, 2009 and 2008, respectively. As of March 31, 2009, 46% of our accounts receivable represented amounts owed by two customers, each of which represented over 20% of the total amount of our accounts receivable. As a result of the substantial amount and concentration of our accounts receivable, if any of our major customers fails to pay us amounts owed in a timely manner, we could suffer a significant decline in cash flow and liquidity which could adversely affect our ability to pay our liabilities and to purchase inventory to sustain or expand our current sales volume and adversely affect our ability to continue our business.

In addition, our business is characterized by long periods for collection from our customers and short periods for payment to our suppliers, the combination of which may cause us to have liquidity problems. We experience an average accounts settlement period ranging from one month to as high as three months from the time we deliver our products to the time we receive payment from our customers. In contrast, we typically need to place certain deposits and advances with our suppliers on a portion of the purchase price. Because our payment cycle is considerably shorter than our receivable collection cycle, we may experience working capital shortages. Working capital management, including prompt and diligent billing and collection, is an important factor in our results of operations and liquidity. System problems, industry trends, our customers’ liquidity problems or payment practices or other issues may extend our collection period, which would adversely impact our liquidity, our ability to pay our liabilities and to purchase inventory to sustain or expand our current sales volume, and adversely affect our ability to continue our business.

Our future growth and profitability could be adversely affected if our marketing initiatives are not effective in generating sufficient levels of brand awareness.

Since inception, the majority of our sales have been derived from the sale of night vision display electronics and from research and development contracts with suppliers to, or directly to the US government and other customers. Our long-term business plan contemplates that we will transition our business so that the majority of our sales are earned from consumer products sales. In connection with this transition, we are engaged in a variety of marketing initiatives intended to promote sales of our consumer products. Our future growth and profitability from our consumer products will depend in large part upon the effectiveness and efficiency of these marketing efforts, including our ability to:

•	create awareness of our brand and products, including general awareness of this new Video Eyewear product category;

•	identify the most effective and efficient levels of spending for marketing expenditures in our new target market;

•	effectively manage marketing costs (including creative and media) in order to maintain acceptable operating margins and return on marketing investment;

•	select the right markets in which to market; and

•	convert consumer awareness into actual product purchases.

Our planned marketing expenditures may not result in increased total sales or generate sufficient levels of product and brand name awareness. We may not be able to manage our marketing expenditures on a cost-effective basis.

The current decline and any future decline in general economic conditions could lead to reduced consumer demand for our products and otherwise have an adverse effect on our liquidity and profitability.

We believe that purchases of our consumer Video Eyewear products are dependent upon levels of discretionary spending by our customers. This means that our financial performance will be sensitive to changes in overall economic conditions that affect consumer spending. Consumer spending habits are affected by, among other things, prevailing economic conditions, levels of employment, salaries and wage rates, consumer confidence and consumer perception of economic conditions. As widely reported, general worldwide economic conditions have experienced a downturn due to, among other things, slower economic activity, concerns about inflation, decreased consumer confidence, reduced corporate profits and capital spending, and adverse business conditions. This can impact us through reduced sales, elongated selling cycles, delays in product implementation and increased competitive margin pressure. We are unable to accurately predict the likely duration and severity of the current disruption in financial markets and adverse economic conditions in the United States and other countries. The continuation of this downturn, the further deterioration of economic conditions in the United States or key international economies or uncertainty as to the economic outlook could reduce discretionary spending or cause a shift in consumer discretionary spending to other products. Any of these factors would likely cause us to delay or slow our growth plans, result in lower net sales and adversely affect our liquidity and profitability. Similarly, the tightening of credit markets may adversely affect our supplier base and increase the potential for one or more of our suppliers to experience financial distress or bankruptcy, which could materially and adversely affect our business.

Our consumer Video Eyewear sales are seasonal and our sales during the winter holiday season will greatly affect our operating results.

Historically, a high percentage of our consumer Video Eyewear product annual sales have been attributable to the winter holiday selling season. Like many manufacturers of consumer electronics products, we must make merchandising and inventory decisions for the winter holiday selling season well in advance of actual sales. Further compounding this forecasting are other fluctuations in demand for the consumer electronics products that work with our Video Eyewear products, often due to the same seasonal influences, as well as technological advances and new models which are often introduced later in the calendar year. Inaccurate projections of demand or deviations in the demand for our product can cause large fluctuations in both our fourth quarter results and could have a material adverse effect on our results of operations for the entire fiscal year. We expect that our fourth quarter sales of consumer products will remain dependent on our performance during the winter holiday selling season.

Our Video Eyewear products require ongoing research and development.

Our research and development efforts remain subject to all of the risks associated with the development of new products based on emerging and innovative technologies, including, for example, unexpected technical problems or the possible insufficiency of funds for completing development of these products. If we experience technical problems or delays, further improvements in our products and the introduction of future products could be delayed, and we could incur significant additional expenses and our business may fail.

We anticipate that we will require additional funds and further US government engineering services contracts to maintain our current levels of expenditure for research and development of new products and technologies, and to obtain and maintain patents and other intellectual property rights in these technologies, the timing and amount of which are difficult to forecast. Our cash on hand after the successful completion of this offering coupled with the possibility of further negative cash flow from operations may not be sufficient to meet all of our future needs. We have no commitment for additional funds. Any funds we need may not be available on commercially reasonable terms or at all. If we cannot obtain any necessary additional capital when needed, we might be forced to reduce our research and development efforts which would materially and adversely affect our business. If we attempt to raise capital in an offering of shares of our common stock, preferred stock, convertible securities or warrants, or if we engage in acquisitions involving the issuance of such securities, our then-existing stockholders’ interests will be diluted.

Our planned future products are dependent on advances in technology by other companies.

We rely on and will continue to rely on technologies (including microdisplays) that are developed and produced by other companies. The commercial success of certain of our planned future products will depend in part on advances in these and other technologies by other companies. We may, from time to time, contract with and support companies developing key technologies in order to accelerate the development of them for our specific uses. Such activities might not result in useful technologies or components for us.

Our business depends on our development of new products and technologies.

The market for our products is characterized by rapid changes in products, designs and manufacturing process technologies. Our success depends to a large extent on our ability to develop and manufacture new products and technologies to match the varying requirements of different customers and groups in order to establish a competitive position and become profitable. Furthermore, we must adapt our products and processes to technological changes and emerging industry standards and practices on a cost-effective and timely basis. Our failure to accomplish any of the above could harm our business and operating results.

Consumer electronics products are subject to rapid technological changes. Companies within the consumer electronics industry are continuously developing new products with increased performance and functionality. This puts pricing pressure on existing products and constantly threatens to make them, or causes them to be, obsolete. Our typical product’s life cycle is relatively short, generating lower average selling prices as the cycle matures. If we fail to accurately anticipate the introduction of new technologies, we may possess significant amounts of obsolete inventory that can only be sold at substantially lower prices and gross margins than we anticipated. In addition, if we fail to accurately anticipate the introduction of new technologies, we may be unable to compete effectively due to our failure to offer products most demanded by the marketplace. If any of these failures occur, our sales, profit margins and profitability will be adversely affected.

Microdisplay-based personal displays compete with other technologies in the market for mobile displays.

The mobile display market is dominated by displays larger than one-inch, based on direct view liquid crystal display (LCD) and organic light emitting display (OLED) technology. A number of companies have made and continue to make substantial investments in, and are conducting research to improve characteristics of, small direct view LCDs. Many of the leading manufacturers of these larger direct view LCDs, including LG Electronics, Royal Philips Electronics, Samsung Electronics Co., Ltd., Sony Corporation and Sharp Corporation, are large, established companies with global marketing capabilities, widespread brand recognition and extensive financial resources. Advances in LCD and OLED technology or other technologies may overcome their current limitations and permit them to remain or become more attractive technologies for personal viewing applications, which could limit the potential market for our Video Eyewear technology and cause our business strategy to fail.

It is difficult to assess or predict with any certainty the potential size, timing and viability of market opportunities for our microdisplay-based Video Eyewear products or their market acceptance. Market acceptance of Video Eyewear technology will depend, in part, upon consumer acceptance of near-to-eye displays and upon microdisplay technology providing benefits comparable to or greater than those provided by alternative direct view display technology at a competitive price. If consumers fail to accept near-to-eye displays in the numbers we anticipate or as soon as we anticipate, the sales of our Video Eyewear products and our results of operations would be adversely affected and our business strategy may fail.

Other microdisplay-based personal display technology may be more successful than ours.

In addition to competing with direct view displays, we also compete with microdisplay-based personal display technologies that have been developed by other companies. Our primary personal display competitors include DaeYang Co., Ltd., Ilixco Inc., MyVu Corporation (MyVu), Carl Zeiss, Inc. (Zeiss), 5DT Inc., eMagin Corporation (eMagin), Kopin Corporation (Kopin), Lumus Ltd. (Lumus) and Kaiser Electro Optics Inc. (Kaiser). Additionally, at recent technology exhibitions Sony and Brother International Corporation have demonstrated personal display glasses that look like sunglasses. Most of our microdisplay-based competitors have greater financial, marketing, distribution and technical resources than we do. Certain of these competing microdisplay-based technologies entered the marketplace prior to us. Moreover, our competitors may succeed in developing new microdisplay-based personal display technologies that are more affordable or have more or more desirable features than our technology. If our products are unable to capture a substantial portion of the personal display market, our business strategy may fail.

Our business and products are subject to government regulation in the US and in Europe.

Our products must comply with certain requirements of the US Federal Communications Commission (FCC) regulating electromagnetic radiation in order to be sold in the US and with comparable requirements of the regulatory authorities of the European Union (EU) and other jurisdictions in order to be sold in those jurisdictions. We are also subject to various governmental regulations related to toxic, volatile, and other hazardous chemicals used in connection with parts of our manufacturing process, including the Restriction of Certain Hazardous Substances Directive (RoHS) issued by the EU effective July 1, 2006. This directive restricts the distribution of products within the EU that exceed very low maximum concentration values of certain substances, including lead.

We believe that all our current consumer products comply with the regulations of the jurisdictions in which they are sold. Our failure to comply with these regulations in the future could result in the imposition of fines or in the suspension or cessation of our operations in the applicable jurisdictions. Additional regulations applicable to our business may be enacted in the United States or other jurisdictions in the future. Compliance with regulations enacted in the future could substantially increase our cost of doing business or otherwise have a material adverse effect on our results of operations and our business.

Our products will likely experience rapidly declining unit prices.

In the markets in which we expect to compete, prices of established products tend to decline significantly over time. In order to maintain our profit margins over the long term, we believe that we will need to continuously develop product enhancements and new technologies that will either slow price declines of our products or reduce the cost of producing and delivering our products. While we anticipate many opportunities to reduce production costs over time, we may not be able to reduce our production costs. We expect to attempt to offset the anticipated decrease in our average selling price by introducing new products, increasing our sales volumes or adjusting our product mix. If we fail to do so, our results of operations will be materially and adversely affected.

If we cannot obtain and maintain appropriate patent and other intellectual property rights protection for our technology, our business will suffer.

The value of our personal display and related technologies is dependent on our ability to secure and maintain appropriate patent and other intellectual property rights protection. We intend to continue to aggressively pursue additional patent protection for our new products and technology. Although we own many patents covering our technology that have already been issued, we may not be able to obtain additional patents that we apply for, or that any of these patents, once issued, will give us commercially significant protection for our technology, or will be found valid if challenged. Moreover, we have not obtained patent protection for some of our technology in all foreign countries in which our products might be manufactured or sold. In any event, the patent laws and enforcement regimes of other countries may differ from those of the United States as to the patentability of our personal display and related technologies and the degree of protection afforded.

Any patent or trademark owned by us may be challenged and invalidated or circumvented. Patents may not issue from any of our pending or future patent applications. Any claims and issued patents or pending patent applications may not be broad or strong enough and may not be issued in all countries where our products can be sold or our technologies can be licensed to provide meaningful protection against any commercial damage to us. Further, others may develop technologies that are similar or superior to our technologies, duplicate our technologies or design around the patents owned by us. Effective intellectual property protection may be unavailable or limited in certain foreign countries. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise use aspects of our processes and devices that we regard as proprietary. Policing unauthorized use of our proprietary information and technology is difficult and our efforts to do so may not prevent misappropriation of our technologies. In the event that our intellectual property protection is insufficient to protect our intellectual property rights, we could face increased competition in the market for our products and technologies, which could have a material adverse effect on our business, financial condition and results of operations.

We may become engaged in litigation to protect or enforce our patent and other intellectual property rights or in International Trade Commission proceedings to abate the importation of goods that would compete unfairly with our products. In addition, we may have to participate in interference or reexamination proceedings before the US Patent and Trademark Office, or in opposition, nullification or other proceedings before foreign patent offices, with respect to our patents or patent applications. All of these actions would place our patents and other intellectual property rights at risk and may result in substantial costs to us as well as a diversion of management attention. Moreover, if successful, these actions could result in the loss of patent or other intellectual property rights protection for the key technologies on which our business strategy depends.

In addition, we rely in part on unpatented proprietary technology, and others may independently develop the same or similar technology or otherwise obtain access to our unpatented technology. To protect our trade secrets, know-how and other proprietary information, we require employees, consultants, financial advisors and strategic partners to enter into confidentiality agreements. These agreements may not provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of those trade secrets, know-how or other proprietary information. In particular, we may not be able to fully or adequately protect our proprietary information as we conduct discussions with potential strategic partners. If we are unable to protect the proprietary nature of our technology, it will harm our business.

Despite our efforts to protect our intellectual property rights, intellectual property laws afford us only limited protection. A third party could copy or otherwise obtain information from us without authorization. Accordingly, we may not be able to prevent misappropriation of our intellectual property or to deter others from developing similar products or services. Further, monitoring the unauthorized use of our intellectual property is difficult. Litigation may be necessary to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Litigation of this type could result in substantial costs and diversion of resources, may result in counterclaims or other claims against us and could significantly harm our results of operations. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States.

As is commonplace in technology companies, we employ individuals who were previously employed at other technology companies. To the extent our employees are involved in research areas that are similar to those areas in which they were involved at their former employers, we may be subject to claims that such employees or we have, inadvertently or otherwise, used or disclosed the alleged trade secrets or other proprietary information of the former employers. Litigation may be necessary to defend against such claims. Litigation of this type could result in substantial costs to us and divert our resources.

We also depend on trade secret protection through confidentiality and license agreements with our employees, subsidiaries, licensees, licensors and others. We may not have agreements containing adequate protective provisions in every case, and the contractual provisions that are in place may not provide us with adequate protection in all circumstances. The unauthorized reproduction or other misappropriation of our intellectual property could diminish the value of our brand, competitive advantages or goodwill and result in decreased sales.

We may incur substantial costs or lose important rights as a result of litigation or other proceedings relating to our products, patents and other intellectual property rights.

In recent years, there has been significant litigation involving patents and other intellectual property rights in many technology-related industries. Until recently, patent applications were retained in secrecy by the US Patent and Trademark Office until and unless a patent was issued. As a result, there may be US patent applications pending of which we are unaware that may be infringed by the use of our technology or a part thereof, thus substantially interfering with the future conduct of our business. In addition, there may be issued patents in the United States or other countries that are pertinent to our business of which we are not aware. We and our customers could be sued by other parties for patent infringement in the future. Such lawsuits could subject us and them to liability for damages or require us to obtain additional licenses that could increase the cost of our products, which might have an adverse affect on our sales.

In addition, in the future we may assert our intellectual property rights by instituting legal proceedings against others. We may not be able to successfully enforce our patents in any lawsuits we may commence. Defendants in any litigation we may commence to enforce our patents may attempt to establish that our patents are invalid or are unenforceable. Any patent litigation could lead to a determination that one or more of our patents are invalid or unenforceable. If a third party succeeds in invalidating one or more of our patents, that party and others could compete more effectively against us. Our ability to derive sales from products or technologies covered by these patents could be adversely affected.

Whether we are defending the assertion of third party intellectual property rights against our business as a result of the use of our technology, or we are asserting our own intellectual property rights against others, such litigation can be complex, costly, protracted and highly disruptive to our business operations by diverting the attention and energies of management and key technical personnel. As a result, the pendency or adverse outcome of any intellectual property litigation to which we are subject could disrupt business operations, require the incurrence of substantial costs and subject us to significant liabilities, each of which could severely harm our business.

Plaintiffs in intellectual property cases often seek injunctive relief. Any intellectual property litigation commenced against us could force us to take actions that could be harmful to our business and thus to our sales, including the following:

•	discontinuing selling the products that incorporate or otherwise use technology that contains our allegedly infringing intellectual property;

•	attempting to obtain a license to the relevant third party intellectual property, which may not be available on reasonable terms or at all; or

•	attempting to redesign our products to remove our allegedly infringing intellectual property.

If we are forced to take any of the foregoing actions, we may be unable to manufacture and sell products that incorporate our technology at a profit or at all. Furthermore, the measure of damages in intellectual property litigation can be complex, and is often subjective or uncertain. If we were to be found liable for infringement of proprietary rights of a third party, the amount of damages we might have to pay could be substantial and is difficult to predict. Decreased sales of our products incorporating our technology would adversely affect our sales. Any necessity to procure rights to the third party technology might cause us to negotiate the royalty terms of the third party license which could increase our cost of production or, in certain cases, terminate our ability to build some of our products entirely.

Our failure to renew, register or otherwise protect our trademarks could have a negative impact on the value of our brand names and our ability to use those names in certain geographical areas.

We believe our copyrights and trademarks are critical to our success. We rely on trademark, copyright and other intellectual property laws to protect our proprietary rights. If we fail to properly register and otherwise protect our trademarks, service marks and copyrights, we may lose our rights, or our exclusive rights, to them. In that case, our ability to effectively market and sell our products and services could suffer, which could harm our business.

There may be negative effects on eyesight from the long-term use of our products.

The personal display products that we currently market or may introduce and market in the future are new and utilize new technology. While virtual display technology has been in use over the past 25 years, sales to the general public have been limited. Extensive and continual viewing of any display, including standard computer monitors, for hours each day has the potential to negatively affect eyesight. Accordingly, it is possible that prolonged use of our products may adversely affect a user’s eyesight. We design our products with these considerations in mind to attempt to minimize any potential negative impact. We warn users that extensive daily use without appropriate rest periods may cause eye fatigue that could result in temporary or permanent damage (in much the same way that a computer monitor manufacturers now warn users about long-term computer use). Despite our efforts, we may be unable to overcome this risk and such risk could result in claims against us by users of our products. Any such claims, whether or not we are ultimately held liable for them, could diminish the value of our brand, competitive advantages or goodwill and may result in decreased sales and we could incur significant expense in defending against any such claims. In addition, if we are ultimately held liable for any such claims, the resulting liabilities may have a material adverse effect on our business, financial condition and results of operations.

Our business and products may expose us to product liability claims.

Our business may expose us to product liability claims. Although no such claims have been brought against us to date, and to our knowledge no such claim is threatened or likely, we may face liability to product users for damages resulting from the design or manufacture of our products. Any such claims, whether or not we are ultimately held liable for them, could diminish the value of our brand, competitive advantages or goodwill and result in decreased sales and we could incur significant expense in defending against any such claims. While we plan to obtain and maintain product liability insurance coverage, product liability claims made against us may exceed coverage limits or fall outside the scope of such coverage. Also, insurance may not be available at commercially reasonable rates or at all. We do not have any such product liability insurance in effect.

We are exposed to currency fluctuations, which may have an adverse effect on us.

A substantial majority of our sales and cost of components are denominated in US dollars. As our business grows both our sales and production costs may increasingly be denominated in other currencies. Where such sales or production costs are denominated in other currencies, they are converted to US dollars for the purpose of calculating any sales or costs to us. Our sales may decrease as a result of any appreciation of the US dollar against these other currencies. The proceeds of this offering will be denominated in Canadian dollars and any substantial appreciation of the US dollar against the Canadian dollar during this offering may materially adversely affect our liquidity and capital resources.

The majority of our current expenditures are incurred in US dollars and many of our components come from countries that currently peg their currency against the US dollar. If the US dollar depreciates versus these foreign currencies, additional US dollars will be required to fund our purchases of these components.

Although we do not currently enter into currency option contracts or engage in other hedging activities, we may do so in the future. We can not assure you that we will undertake any such hedging activities or that, if we do so, they will be successful in reducing the risks to us of our exposure to foreign currency fluctuations.

Due to our significant level of international operations, we are subject to international operational, financial, legal and political risks.

A substantial part of our operations are expected to be outside of the United States and many of our customers and suppliers have some or all of their operations in countries other than the United States. Risks associated with our doing business outside of the United States include:

•	compliance with a wide variety of foreign laws and regulations, particularly labor, environmental and other laws and regulations that govern our operations in those countries;

•	legal uncertainties regarding taxes, tariffs, quotas, export controls, export licenses and other trade barriers;

•	economic instability in the countries of our suppliers and customers, particularly in the Asia-Pacific region, causing delays or reductions in orders for their products and therefore our sales;

•	political instability in the countries in which our suppliers operate, particularly in China and Taiwan;

•	difficulties in collecting accounts receivable and longer accounts receivable payment cycles; and

•	potentially adverse tax consequences.

Any of these factors could harm our own, our suppliers’ and our customers’ international operations and businesses and impair our and their ability to continue expanding into international markets.

Our success depends on attracting and retaining highly skilled and qualified technical and consulting personnel.

Changes in our management could have an adverse effect on our business. This is especially an issue while our staff is small. We are dependent upon the active participation of several key management personnel, including Paul J. Travers, our President and Chief Executive Officer (CEO). We do not carry key person life insurance on any of our senior management or other key personnel other than our CEO. While we have some life insurance coverage on our CEO, we do not believe it would be sufficient to completely protect us against losses we may suffer if his services were to become unavailable to us in the future.

We must hire highly skilled technical personnel as employees and as independent contractors in order to develop our products. As of the date of this prospectus we had 48 full-time employees. The competition for highly skilled technical, managerial and other personnel is intense and we may not be able to retain or recruit such personnel. Our recruiting and retention success is substantially dependent on our ability to offer competitive salaries and benefits to our employees. We must compete with companies that possess greater financial and other resources than we do and that may be more attractive to potential employees and contractors. To be competitive, we may have to increase the compensation, bonuses, stock options and other fringe benefits offered to employees in order to attract and retain such personnel. The costs of retaining or attracting new personnel may have a material adverse effect on our business and operating results. If we fail to attract and retain the technical and managerial personnel we need to be successful, our business, operating results and financial condition could be materially adversely affected.

Our failure to effectively manage growth could harm our business.

We have rapidly and significantly expanded the number and types of products we sell, and we will endeavor to further expand our product portfolio. We must regularly introduce new products and technologies, enhance existing products, and effectively stimulate customer demand for new products and upgraded versions of our existing products.

This expansion of our products places a significant strain on our management, operations and engineering resources. Specifically, the areas that are strained most by our growth include the following:

•	New Product Launch: With the growth of our product portfolio, we experience increased complexity in coordinating product development, manufacturing, and shipping. As this complexity increases, it places a strain on our ability to accurately coordinate the commercial launch of our products with adequate supply to meet anticipated customer demand and effective marketing to stimulate demand and market acceptance. If we are unable to scale and improve our product launch coordination, we could frustrate our customers and lose retail shelf space and product sales;

•	Forecasting, Planning and Supply Chain Logistics: With the growth of our product portfolio, we also experience increased complexity in forecasting customer demand, in planning for production, and in transportation and logistics management. If we are unable to scale and improve our forecasting, planning and logistics management, we could frustrate our customers, lose product sales or accumulate excess inventory; and

•	Support Processes: To manage the growth of our operations, we will need to continue to improve our transaction processing, operational and financial systems, and procedures and controls to effectively manage the increased complexity. If we are unable to scale and improve these areas, the consequences could include: delays in shipment of product, degradation in levels of customer support, lost sales, decreased cash flows, and increased inventory. These difficulties could harm or limit our ability to expand.

Our facilities and information systems and those of our key suppliers could be damaged as a result of disasters or unpredictable events, which could have an adverse effect on our business operations.

We operate the vast majority of our business from three locations in the Rochester, New York area. We also rely on third party manufacturing plants in China and third party logistics, sales and marketing facilities in other parts of the world to provide key components of our Video Eyewear products and services necessary for our operations. If major disasters such as earthquakes, fires, floods, wars, terrorist attacks, computer viruses, transportation disasters or other events occur in any of these locations, or our information system or communications network or those of any of our key component suppliers breaks down or operates improperly as a result of such events, our facilities or those of our key suppliers may be seriously damaged, and we may have to stop or delay production and shipment of our products. We may also incur expenses relating to such damages. If production or shipment of our products or components is stopped or delayed or if we incur any increased expenses as a result of damage to our facilities, our business, operating results and financial condition could be materially adversely affected.

We generally do not have long-term contracts with our customers.

Our business is operated on the basis of short-term purchase orders and engineering contracts that typically do not exceed 12 months in duration. We cannot guarantee that we will be able to obtain long-term contracts in the future. The purchase orders that we receive can often be cancelled or revised without penalty. In the absence of a backlog of orders that can only be canceled with penalty, we plan production on the basis of internally generated forecasts of demand, which makes it difficult to accurately forecast inventory requirements and sales. Large supply line commitments and large inventories of various components will be required to support our business and provide reasonable order fulfillment for customers. If we fail to accurately forecast operating requirements, our business may suffer and the value of your investment in us may decline.

Terrorism and the uncertainty of future terrorist attacks or war could reduce consumer confidence which could adversely affect our operating results.

Terrorist acts or acts of war may cause damage or disruption to our facilities, information systems, vendors, employees and customers, which could significantly harm our sales and results of operations. In the future, fears of war or additional acts of terrorism may have a negative effect on consumer confidence or consumer discretionary spending patterns, as well as have an adverse effect on the economy in general. This impact may be particularly harmful to our business because we expect to rely heavily on discretionary consumer spending and consumer confidence levels.

RISKS RELATED TO MANUFACTURING

We rely on two vendors to supply most of our microdisplays.

We do not currently own or operate any manufacturing facilities for microdisplays, one of the key components in our Video Eyewear products. We currently purchase almost all of the microdisplays used in our products from Kopin and eMagin. Kopin accounts for approximately 95% of our microdisplays by unit volume. We estimate that products incorporating Kopin microdisplays will account for approximately 56% of our sales in 2009 and products incorporating eMagin microdisplays will account for approximately 19% of our sales in 2009. Our relationships with both Kopin and eMagin generally are on a purchase order basis and neither supplier has a contractual obligation to provide adequate supply, quality or acceptable pricing on a long-term basis. Both Kopin and eMagin could discontinue sourcing merchandise for us at any time. If Kopin or eMagin were to discontinue their relationships with us, or discontinue providing specific products to us, and we are unable to contract with a new supplier that can meet our requirements, or if Kopin or eMagin or such other supplier were to suffer a disruption in their production, we could experience disruption of our inventory flow, a decrease in sales and the possible need to redesign our products. Any such event could disrupt our operations and have an adverse effect on our business, financial condition and results of operations.

Certain other components and services necessary for the manufacture of our products are available from only a limited number of sources, and other components and services are only available from a single source.

Our inability to obtain sufficient quantities of high quality components or services on a timely basis could result in future manufacturing delays, increased costs and ultimately in reduced or delayed sales or lost orders which could materially and adversely affect our operating results.

The consumer electronics industry is subject to significant fluctuations in the availability of components. If we do not properly anticipate the need for critical components, we may be unable to meet the demands of our customers and end-users.

The availability of certain of the components that we require to produce our Video Eyewear products may decrease. As the availability of components decreases, the cost of acquiring those components ordinarily increases. High growth product categories have experienced chronic shortages of components during periods of exceptionally high demand. If we do not properly anticipate the need for or procure critical components, we may pay higher prices for those components, our gross margins may decrease and we may be unable to meet the demands of our customers and end-users, which could reduce our competitiveness, cause a decline in our market share and have a material adverse effect on our results of operations.

Unanticipated disruptions in our operations or slowdowns by our suppliers, distributors and shipping companies could adversely affect our ability to deliver our products and service our customers.

Our ability to provide high quality customer service, process and fulfill orders and manage inventory depends on the efficient, timely and uninterrupted performance of our manufacturing and distribution facilities and our management information systems and the facilities and systems of our third party suppliers, distributors and shipping companies.

Any material disruption or slowdown in the operation of our manufacturing and distribution facilities or our management information systems, or comparable disruptions or slowdowns suffered by our principal suppliers, distributors or shippers could cause delays in our ability to receive, process and fulfill customer orders and may cause orders to be canceled, lost or delivered late, goods to be returned or receipt of goods to be refused. If any of these events occur, our sales and operating results could be materially and adversely affected.

If we acquire any companies or technologies in the future, they could prove difficult to integrate, disrupt our business, dilute stockholder value or have an adverse effect on our results of operations.

We intend to expand our business primarily through internal growth, but from time to time we may consider strategic acquisitions. Any future acquisition would involve numerous risks including:

•	potential disruption of our ongoing business and distraction of management;

•	difficulty integrating the operations and products of the acquired business;

•	unanticipated expenses related to technology integration;

•	exposure to unknown liabilities, including litigation against the companies we may acquire;

•	additional costs due to differences in culture, geographic locations and duplication of key talent; and

•	potential loss of key employees or customers of the acquired company.

Additionally, to finance an acquisition we may incur substantial amounts of indebtedness, which would affect our balance sheet and results of operations, or we may issue a substantial number of shares of our common stock, which may be dilutive to our stockholders. If we make acquisitions in the future, acquisition-related accounting charges may affect our balance sheet and results of operations. We may not be successful in addressing these risks or any other problems encountered in connection with any acquisitions.

RISKS RELATING TO THIS OFFERING

The offering price for our units may not be indicative of their fair market value.

The offering price for our units was determined in the context of negotiations between us and the agents. Accordingly, the offering price may not be indicative of the true fair market of our company or the fair market value of our units. We are making no representations that the offering price of our units under this prospectus bears any relationship to our assets, book value, net worth or any other recognized criteria of our value.

There is currently no trading market for our securities and an established trading market may not develop.

Our securities are not currently listed or quoted on any national securities exchange or national quotation system. We have applied for the listing of the shares of our common stock included in the units offered under this prospectus and the shares of our common stock issuable upon exercise of the warrants included in the units offered under this prospectus on the TSX-V. We do not intend to list the warrants offered under this prospectus on any securities exchange. Listing of our common stock will be subject to fulfilling all of the requirements of the TSX-V. The TSX-V, or any other exchange or quotation system, may not permit our common stock to be listed and traded. Even if our common stock is accepted for listing on the TSX-V, the TSX-V has continuing listing requirements and we may not be able to comply with those requirements and maintain our listing. If we fail to obtain an initial listing on the TSX-V, we may seek quotation of our common stock on the OTC Bulletin Board of the US Financial Industry

Regulatory Authority, Inc. (FINRA). The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity and transparency than the TSX-V. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price.

Shares of our common stock eligible for future sale in the public marketplace may adversely affect the market price of our common stock.

The price of our common stock could decline if there are substantial sales of our common stock in the public stock market after this offering. Based on the number of shares of common stock outstanding as of the date of this prospectus, upon completion of this offering, we anticipate that • shares of our common stock will be outstanding. All of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any of those shares held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to the volume and manner of sale limitations of Rule 144 described below. In addition, 117,436,334 shares of our common stock currently outstanding, or approximately • % of our common stock outstanding after this offering, may be resold at any time, subject to the lock-up agreements and TSX-V escrow arrangements described below. Our executive officers and directors currently own 82,987,673 shares, or approximately • % of our common stock outstanding after this offering, which are eligible for resale subject to the volume and manner of sale limitations of Rule 144 and subject to the lock-up agreements and TSX-V escrow arrangements described below. The remaining 19,844,920 shares of our common stock currently outstanding, or approximately • % of our outstanding shares after this offering, are “restricted” under Rule 144 and are eligible for sale under the provisions of Rule 144. See “Shares Eligible for Future Resale.”

Additionally, under our fiscal advisory agreement with the Canadian agents, we are obligated to issue to the Canadian agents at the closing of this offering, in payment of a fiscal advisory fee, that number of shares of our common stock equal to, depending on the gross proceeds of the offering, between 1.0% and 2.0% of our common stock issued and outstanding immediately upon the closing of the offering. The shares issued to the Canadian agents under our the agreement will be subject to resale restrictions in accordance with applicable Canadian securities laws and will be subject to resale restrictions for a period of one year following the closing of the offering under the lock-up agreements described below.

After this offering and the expiration of the lock-up periods, the holders of an aggregate of 31,764,437 shares of our common stock will have rights, subject to some conditions, to require us to include their shares in registration statements that we may file for ourselves or other stockholders. We also intend to register for resale all shares of common stock that we have issued and may issue under our option plans. Once we register these shares, subject to any lock-up restrictions, if any, they can be freely sold in the public market. Furthermore, our agents may, at their discretion and at any time without notice, release all or any portion of the securities from the restrictions on sale imposed by lock-up agreements. Due to these factors, sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares are able to or intend to sell shares, could reduce the market price of our common stock. See “Dilution.”

The market price of our common stock may be highly volatile and you may not be able to resell your shares at or above the initial public offering price.

Prior to this offering, there has been no public market for our securities. We have applied for listing on the TSX-V of the shares of our common stock included in the units offered under this prospectus and the shares of our common stock issuable upon exercise of the warrants included in the units offered under this prospectus. An active trading market for our common stock may not develop following this offering. You may not be able to sell your shares quickly or at the market price if trading in our common stock is not active.

The market for our common stock will likely be characterized by significant price volatility when compared to more established issuers and we expect that it will continue to be so for the foreseeable future. The market price of our common stock is likely to be volatile for a number of reasons. First, our common stock is likely to be sporadically and/or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of common stock by our stockholders may disproportionately influence the price of the common stock in either direction. The price of the common stock could, for example, decline precipitously if even a relatively small number of shares are sold on the market without commensurate demand, as compared to a market for shares of an established issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative or “risky” investment due to our small amount of sales and lack of profits to date and uncertainty of future market acceptance for our current and potential products or engineering services. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the shares of an established issuer. We cannot make any predictions or projections as to what the prevailing market price for the common stock will be at any time or as to what effect the sale of common stock or the availability of common stock for sale at any time will have on the prevailing market price.

Purchasers of our units will experience immediate and substantial dilution as a result of their common stock being worth less on a net tangible book value basis than the amount they invested.

The price that will be paid by investors in this offering for our units will be significantly higher than the net tangible book value per share of our common stock. Purchasers of our units will experience immediate and substantial dilution of $ •  assuming that all of the units offered under this prospectus are sold. In addition, a majority of our outstanding options, warrants, convertible debt and convertible preferred stock may be exercised for or converted into shares of our common stock at prices that are below the expected purchase price paid by investors in this offering. In connection with this offering, we will issue warrants as part of the units and agent options exercisable to purchase that number of shares of our common stock and warrants equal to 12.5% of the aggregate number of shares of our common stock and warrants sold under the offering (including the shares and warrants issued upon exercise of the over-allotment option), at the initial public offering price per share and warrant, for a period of 12 months from the closing date. To the extent that these outstanding options, warrants, convertible debt or convertible preferred stock are exercised or converted, there may be further dilution to investors. In addition, under our fiscal advisory agreement with the Canadian agents, we are obligated to issue to the Canadian agents at the closing of this offering, in payment of a fiscal advisory fee, that number of shares of our common stock equal to, depending on the gross proceeds of the offering, between 1.0% and 2.0% of our common stock issued and outstanding immediately upon the closing of the offering, which will further dilute investors. Accordingly, in the event we are liquidated, investors may not receive the full amount of their investment. See “Dilution.”

Our management owns a significant percentage of our outstanding common stock. If the ownership of our common stock continues to be highly concentrated in management, it may prevent other stockholders from influencing significant corporate decisions.

Our officers and directors currently own approximately 38% of the outstanding shares of our common stock. Following the completion of this offering (and assuming that all units offered under this prospectus are sold), our executive officers and directors will own approximately • % of the outstanding shares of our common stock. As a result, our management will exercise significant control over matters requiring stockholder approval, including the election of our board of directors, the approval of mergers and other extraordinary transactions, as well as the terms of any of these transactions. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which could in turn have an adverse effect on the fair market value of our company and our common stock. The interests of these and other of our existing stockholders may conflict with the interests of our other stockholders.

Management will have broad discretion as to the use of the proceeds from this offering, and may use the proceeds for purposes different from their current intent or not utilize the proceeds effectively.

While we intend to use the net proceeds of this offering to fund capital expenditures and research and development, repay bank and certain other borrowings, and for general corporate purposes, including working capital, we will have broad discretion to adjust the application and allocation of the net proceeds in order to address changed circumstances and opportunities. The success of our operations that are influenced by capital expenditures, research and development and working capital allocations will be substantially dependent upon the discretion and judgment of our management with respect to the application and allocation of the net proceeds of this offering. Our management will have broad discretion as to the application of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. Moreover, our management may use the net proceeds for corporate purposes that may not lead to profitability or increase the fair market value of our company or our common stock.

It may be difficult for us to attract or retain qualified officers and directors, which could adversely affect our business.

As a public company, the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley) and the related rules and regulations of the SEC, as well as the rules and regulations of applicable Canadian securities regulators and the rules of the TSX-V (if our listing application is accepted), will require us to implement additional corporate governance practices and adhere to a variety of reporting requirements and complex accounting rules. Among other things, we will be subject to rules regarding the independence of the members of our board of directors and committees of the board and their experience in finance and accounting matters and certain of our executive officers will be required to provide certifications in connection with our quarterly and annual reports filed with the SEC and applicable Canadian securities regulators. The perceived increased personal risk associated with these rules may deter qualified individuals from accepting these positions. Accordingly, we may be unable to attract and retain qualified officers and directors. If we are unable to attract and retain qualified officers and directors, our business and our ability to obtain or maintain the listing of our shares of common stock on a stock exchange could be adversely affected.

If we fail to implement and maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud and may fail to comply with SEC rules and the rules and regulations of applicable Canadian securities regulators.

We must implement and maintain effective internal financial controls for us to provide reliable and accurate financial reports and effectively prevent fraud. Implementation and maintenance of effective internal financial controls will depend on the effectiveness of our financial reporting and data systems and controls. We expect these systems and controls to become increasingly complex to the extent that our business grows. To effectively manage this growth, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. We cannot be certain that these measures will ensure that we design, implement and maintain adequate controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation or operation, could harm our operating results or cause us to fail to meet our financial reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the market price of our common stock and our access to capital.

Rules adopted by the SEC pursuant to Section 404 of Sarbanes-Oxley require annual assessment of our internal control over financial reporting, and attestation of this assessment by our independent registered public accountants. Under the SEC rules currently in effect, both the management assessment of our internal control over financial reporting and the attestation of management’s assessment by our independent registered public accountants will first apply to our annual report for the 2009 fiscal year. The standards governing management’s assessment of internal control over financial reporting are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. In addition, the attestation process by our independent registered public accountants is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accountants. If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investors could lose confidence in our reported financial information, which could have a negative effect on the market price of our common stock and our access to capital.

In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting, or disclosure of our independent registered public accounting firm’s attestation to our report on management’s assessment of our internal controls over financial reporting may have a negative effect on the market price of our common stock and our access to capital.

We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, Sarbanes-Oxley and the related rules and regulations of the SEC, as well as the rules and regulations of applicable Canadian securities regulators and the rules of the TSX-V (if our listing application is accepted), impose various requirements on public companies, including requiring changes in corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain the same or similar coverage. Compliance with Section 404 of Sarbanes-Oxley will also require that we incur substantial accounting expenses and expend significant management efforts.

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock, which is not currently listed or quoted on any national securities exchange or national quotation system, may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Rule 3a51-1 under the Securities Exchange Act of 1934 (Exchange Act). Our common stock may be a “penny stock” if it meets one or more of the following conditions (i) the stock trades at a price less than $5.00 per share; (ii) it is not traded on a “recognized” national exchange; (iii) it is not quoted on the NASDAQ Capital Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.

The principal result or effect of being designated a “penny stock” is that US securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15g-2 through 15g-9 promulgated under the Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

We do not intend to pay dividends on our common stock.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain our future earnings, if any, to finance the operation and growth of our business and do not expect to pay any cash dividends.

Our certificate of incorporation, by-laws and Delaware law may discourage takeovers and business combinations that our stockholders might consider in their best interests.

Provisions in our certificate of incorporation and by-laws may delay, defer, prevent or render more difficult a takeover attempt that our stockholders might consider in their best interests. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the market value of our common stock if they are viewed as discouraging takeover attempts in the future. See “Description of Capital Stock” for additional information on the anti-takeover measures applicable to us.

Provisions in our restated certificate of incorporation and amended and restated bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders. Our certificate of incorporation and bylaws:

•	provide that the authorized number of directors may be changed only by resolution of the board of directors;

•	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if such number is less than a quorum;

•	require that any action to be taken by our stockholders be effected at a duly called annual or special meeting of stockholders and not by written consent;

•	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice;

•	do not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of our common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose; and

•	provide that special meetings of our stockholders may be called only by the chairman of the board, our chief executive officer or by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

The amendment of any of these provisions would require approval by the holders of at least 66 2/3% of our then outstanding capital stock.

In addition, we may become subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder. This provision could have the effect of delaying or preventing a change of control, whether or not it is desired by or beneficial to our stockholders.

We can issue other series of shares of preferred stock that may adversely affect your rights as a holder of our common stock or warrants.

As of the date of this prospectus, we are authorized to issue up to 6,745,681 shares of preferred stock. Prior to the time the registration statement of which this prospectus forms a part becomes effective, the number of shares of preferred stock we are authorized to issue will be reduced to 5,000,000 shares. The designations, rights and preferences of our preferred stock may be determined from time-to-time by our board of directors. Accordingly, our board of directors is empowered, without shareholder approval, to issue one or more series of preferred stock with dividend, liquidation, conversion, voting or other rights superior to those of the holders of our common stock. For example, an issuance of shares of preferred stock could:

•	adversely affect the voting power of the holders of our common stock;

•	make it more difficult for a third party to gain control of us;

•	discourage bids for our common stock;

•	limit or eliminate any payments that the holders of our common stock could expect to receive upon our liquidation; or

•	adversely affect the market price of our common stock.

168,500 shares of our Series C Preferred Stock were outstanding as of the date of this prospectus. We have agreed with the agents to use our best efforts to cause all of the outstanding shares of our Series C Preferred Stock, together with all dividends accrued and unpaid thereon, to be converted into common stock prior to the effective time of the registration statement of which this prospectus forms a part.

We may need to raise additional funds.

Our operations to date have consumed substantial amounts of cash, and we expect our capital and operating expenditures to increase in the next few years. We believe that our existing capital resources and anticipated cash flow from planned operations, together with the net proceeds of this offering, should be adequate to satisfy our cash requirements for the next 12 months. However, we may need significant additional capital before that time. Any additional required financing may not be available on acceptable terms or at all. If we raise additional funds by issuing equity securities or convertible debt securities, further dilution to existing stockholders may result. If adequate funds are not available, our business, financial condition and results of operations and the market price of our common stock would be materially adversely affected.

Adverse capital and credit market conditions may significantly affect our ability to meet liquidity needs, access to capital and cost of capital.

We have historically relied on private placements of equity and debt to fund our operating losses and capital expenditure. The capital and credit markets have been experiencing extreme volatility and disruption for more than 12 months. Disruptions, uncertainty or volatility in the capital and credit markets may limit our ability to access the capital necessary to operate and grow our business. Adverse capital and credit market conditions may force us to delay raising capital or bear an unattractive cost of capital which could significantly reduce our financial flexibility. Our results of operations, financial condition, cash flows and capital position and the market value of our common stock could be materially adversely affected by disruptions in the financial markets.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes is limited.

As of March 31, 2009, we had net operating loss carryforwards of approximately $12.5 million for Federal and state income tax purposes. Under Section 382 of the Internal Revenue Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income may be limited. An ownership change is defined for these purposes as a greater than 50% change in its equity ownership by value over a three-year period. We may also experience ownership changes in the future as a result of this offering or subsequent changes in our stock ownership.

FORWARD-LOOKING STATEMENTS

This prospectus contains, in addition to historical information, forward-looking statements. These statements are based on our management’s beliefs and assumptions and on information currently available to our management. The forward-looking statements are contained principally under the headings “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Use of Proceeds” and “Business.” Forward-looking statements include statements concerning:

•	our possible or assumed future results of operations;

•	our business strategies;

•	our ability to attract and retain customers;

•	our ability to sell additional products and services to customers;

•	our cash needs and financing plans;

•	our competitive position;

•	our industry environment;

•	our potential growth opportunities;

•	expected technological advances by us or by third parties and our ability to leverage them;

•	the effects of future regulation; and

•	the effects of competition.

All statements in this prospectus that are not historical facts are forward-looking statements. We may, in some cases, use terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” or similar expressions that convey uncertainty of future events or outcomes to identify forward-looking statements.

The outcome of the events described in these forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These important factors include our financial performance and the other important factors we discuss in greater detail in “Risk Factors.” You should read these factors and the other cautionary statements made in this prospectus as applying to all related forward-looking statements wherever they appear in this prospectus. Given these factors, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date on which the statements are made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we currently expect.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately Cdn$ •  million, based upon an assumed initial public offering price of Cdn$ •  per unit, and after deducting estimated underwriting discounts and commissions and offering expenses. If the agents exercise their over-allotment option in full, we estimate that the net proceeds will be approximately Cdn$ •  million.

We plan to use $916,065 of our net proceeds from this offering to repay the outstanding principal amounts of and interest accrued on our lines of credit and notes payable, including $95,000 in principal amount plus interest payable to Paul J. Travers, our President and Chief Executive Officer, under a revolving loan agreement that we entered into with Mr. Travers in October 2008. We intend to use the remainder of the net proceeds from this offering for:

•	research and development expenses;

•	capital expenditures;

•	selling, marketing, general and administrative expenses;

•	possible acquisitions of businesses, technologies or other assets; and

•	general corporate purposes.

We intend to continue our development of new products that leverage our advancements in our optics and electronics technology. We believe that these new technologies, if successfully implemented, will result in significant performance improvements in our products and as a result increase our overall customer demand. We anticipate expending an aggregate of approximately $3.0 million on product design, development and tooling and our current development plans by product line are as follows:

Targeted
New Product Development Objectives	Completion Date

Wrap Video Eyewear (consumer)	Fall 2009
Blade Video Eyewear (consumer)	Spring 2010
Blade Tac-Eye (defense)	Summer 2010
Blade low vision-assist product	Fall 2010
Blade II display engine	Spring 2011

To expand our manufacturing floor and our internal research and development equipment we intend to invest approximately $211,000 over the next 18 months. And to support our overall growth we intend to invest approximately $166,000 in new computer hardware and software over the next 18 months.

To assist in the marketing of our new Wrap Video Eyewear products we intend to invest up to $780,000 in point of purchase (POP) display systems to show case our new products at retail outlets. We estimate that this amount would allow us place our POP display systems in approximately 1600 retail outlets.

Although we may use a portion of the net proceeds to acquire businesses, technologies or other assets, we have no agreements or arrangements with respect to any such transactions at the present time.

Notwithstanding the foregoing, we cannot specify with certainty the uses for the net proceeds to be received upon the completion of this offering. Our management will have broad discretion as to how to spend and invest approximately Cdn$ •  million of the net proceeds of this offering, and investors will be relying on the judgment of our management regarding the application of these proceeds. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use these proceeds. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations, available technology advances and the growth of our business. The funds may not be fully used for a significant period following the closing of the offering. Pending the uses described above, we intend to invest the net proceeds from this offering in short-term, investment grade, interest bearing securities. We cannot predict whether the proceeds invested will yield a favorable return.

Although we intend to use the proceeds from the offering as set forth above, the actual amount that we spend in connection with each intended use of the proceeds may vary significantly from the amounts specified above and will be dependent on a number of factors, including those referenced under “Risk Factors”.

We have agreed with Mr. Travers and Grant Russell, our Executive Vice President and Chief Financial Officer, that we will pay them deferred compensation in the aggregate amount of $445,096, plus interest at the annual rate of 8.0%, and $209,208 in aggregate principal amount, plus interest at the annual rate of 8.0%, in repayment of loans made to us more than five years ago by those officers to finance our operations, either in one lump sum on or before the first anniversary of the closing of this offering from the proceeds of the exercise of the warrants included in the units and the agents’ warrants if and when at least 50% of those warrants are exercised or otherwise in 12 equal monthly installments beginning on the first anniversary of the closing of this offering until paid in full. Any additional proceeds from any exercise of the warrants included in the units and the agents’ warrants will be used for working capital. If all of these warrants were to be exercised, we would receive additional funds totaling approximately Cdn$ • . These warrants may not be exercised before they expire •  months after the closing of this offering.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. We do not intend to pay cash dividends on our common or preferred stock for the foreseeable future. Any future determination related to dividend policy will be made at the discretion of our board of directors. Additionally, our lines of credit prohibit us from paying cash dividends at any time at which any amount remains outstanding under the lines. Although the outstanding principal amounts of and interest accrued on our lines of credit will be paid in full from the proceeds of this offering we expect that we will draw down on the lines of credit from time to time after this offering. We are not subject to any restrictions that would prevent us from paying a dividend except for the restrictions under our lines of credit and restrictions under TSX-V policies, our certificate of incorporation and bylaws and the Delaware General Corporation Law.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2009:

•	on an actual basis;

•	on a pro forma basis based on an assumed initial public offering price of Cdn$ • per unit, to give effect to the conversion of (i) 168,500 shares of our Series C Preferred Stock outstanding immediately prior to the closing of this offering, together with all dividends accrued and unpaid thereon, at the conversion price of $0.2917 per share into 7,060,914 shares of our common stock; and (ii) $75,000 in aggregate principal amount of convertible promissory notes, together with all interest accrued and unpaid thereon, at the conversion price of $0.057089 per share into 2,251,985 shares of our common stock; and

•	on a pro forma as adjusted basis to give effect to the events described above and the sale of • units in this offering at an assumed initial offering price of Cdn$ • per unit, after deducting estimated underwriting discounts and commissions and offering expenses of Cdn$ • million, and the issuance of • shares of our common stock to the Canadian agents in payment of a fiscal advisory fee.

You should read the information in this table together with our consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus.

	March 31, 2009
			Pro Forma
	Actual	Pro Forma	As Adjusted
	(Unaudited)

Cash and cash equivalents	$259,151
Long-term debt (non-convertible) and related accrued interest	1,286,643
Accrued cumulative preferred dividends	349,574
Convertible promissory notes and bridge loans and related accrued interest	126,191
Total long-term obligations	1,762,408
Stockholders’ Equity:
Preferred stock
Series C preferred stock ($0.001 par value), 500,000 shares authorized and 168,500 shares issued and outstanding	169
Common Stock
Common stock ($0.001 par value), 400,000,000 shares authorized, 220,268,927 shares issued and outstanding, actual; • shares issued and outstanding, pro forma as adjusted	220,269
Additional paid-in capital	13,039,100
Subscriptions receivable	(321,517)
Accumulated deficit	(15,161,140)

Total stockholders’ equity (deficit)	(2,223,119)

Total capitalization	$(201,560)

The number of shares of common stock to be outstanding immediately after this offering is based on the number of shares outstanding as of March 31, 2009 and an assumed offering of •  units at an initial public offering price of Cdn$ •  per unit, and excludes:

•	15,304,554 shares of our common stock issuable upon exercise of then outstanding options under our 2007 option plan, having a weighted average exercise price of $0.0999 per share;

•	30,000,000 shares of our common stock reserved for issuance upon exercise of options under our 2009 option plan, none of which had then been granted;

•	7,000,000 shares of our common stock reserved for issuance upon exercise of options under our 2009 directors option plan, none of which had then been granted; and

•	7,172,160 shares of our common stock issuable upon exercise of outstanding warrants, having a weighted average exercise price of $0.1815 per share.

In consideration of certain fiscal advisory services rendered by the Canadian agents to us pursuant to a fiscal advisory fee agreement between us and the Canadian agents, we have agreed to issue to the Canadian agents at the closing of this offering, in payment of a fiscal advisory fee, that number of shares of our common stock equal to, depending on the gross proceeds of the offering, between 1.0% and 2.0% of our common stock issued and outstanding immediately upon the closing of the offering. The issuance of these shares to the Canadian agents is not covered by this prospectus. These shares will be issued pursuant to exemptions from the registration requirements of applicable United States and Canadian securities laws and subject to resale restrictions under those laws and a lock-up agreement for one year. See “Underwriting — Fiscal Advisory Fee Agreement.”

Consolidated Capitalization

Except as disclosed in the table above, there have been no material changes in our share and loan capital since December 31, 2008.

DILUTION

If you invest in our units in this offering, your ownership interest will be diluted to the extent of the difference between the initial public offering price per unit and the pro forma net tangible book value per share of our common stock after this offering. The historical net tangible book value of our common stock as of March 31, 2009 was a deficit of approximately $ •  million, or $( • ) per share, based on the number of shares outstanding as of March 31, 2009. Historical net tangible book value per share is determined by dividing the number of outstanding shares of our common stock into our total tangible assets, or total assets less intangible assets, less our total liabilities and less the carrying value of our total convertible preferred stock. Investors participating in this offering will incur immediate, substantial dilution. Our pro forma net tangible book value as of March 31, 2009 was a deficit of approximately $ •  million, or approximately $( • ) per share. Pro forma net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the pro forma number of shares of our common stock outstanding after giving effect to the conversion of all outstanding shares of our Series C Preferred Stock, together with all dividends accrued and unpaid thereon, into 7,060,914 shares of our common stock and $75,000 in aggregate principal amount of convertible promissory notes, together with all interest accrued and unpaid thereon, into 2,251,985 shares of our common stock upon completion of this offering. After giving effect to the sale of •  units in this offering at an assumed initial public offering price of Cdn$ •  per unit, and after deducting estimated underwriting discounts and commissions and offering expenses and the repayment of $ • million of outstanding notes payable, along with accrued interest, and the issuance of •  shares of our common stock to the Canadian agents in payment of a fiscal advisory fee, our pro forma as adjusted net tangible book value as of March 31, 2009 would have been approximately $      million, or approximately $ •  per share of common stock. This represents an immediate increase in pro forma as adjusted net tangible book value of $ •  per share to existing stockholders, and an immediate dilution of Cdn$ •  share to investors participating in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per unit	$
Historical net tangible book value per share as of March 31, 2009		(0.0210)
Increase in net tangible book value deficit per share attributable to conversion of preferred stock and convertible notes		0.0076
Pro forma net tangible book value deficit per share as of March 31, 2009		•
Increase in net tangible book value per share attributable to investors participating in this offering		•
Pro forma as adjusted net tangible book value per share after this offering
Pro forma dilution per share to investors participating in this offering		•

The following table summarizes, on a pro forma as adjusted basis as of March 31, 2009, the differences between the number of shares of common stock purchased from us, the total consideration and the average price per share paid by existing stockholders and by investors participating in this offering, before deducting estimated underwriting discounts and commissions and offering expenses, at an assumed initial public offering price of Cdn$ •  per unit:

	Shares Purchased			Total Consideration			Average Price
	Number	Percent		Amount	Percent		per Share

Existing stockholders before this offering	220,268,927	•	%	$12,897,165		%	$0.0585
Investors participating in this offering	•	•	%

Total	•	100%

The discussion and tables above assume no exercise of the over-allotment option, the agents’ warrants or any other options or warrants outstanding on the date of this prospectus. If the overallotment option and the agents’ warrants are exercised in full, the number of shares of common stock held by existing stockholders will be reduced to • % of the total number of shares of common stock to be outstanding after this offering, and the number of shares of common stock held by investors participating in this offering will be increased to • shares or • % of the total number of shares of common stock outstanding after this offering.

In consideration of certain fiscal advisory services rendered by the Canadian agents to us pursuant to a fiscal advisory fee agreement between us and the Canadian agents, we have agreed to issue to the Canadian agents at the closing of this offering, in payment of a fiscal advisory fee, that number of shares of our common stock equal to, depending on the gross proceeds of the offering, between 1.0% and 2.0% of our common stock issued and outstanding immediately upon the closing of the offering. The issuance of these shares to the Canadian agents is not covered by this prospectus. These shares will be issued pursuant to exemptions from the registration requirements of applicable United States and Canadian securities laws and subject to resale restrictions under these laws and a lock-up agreement for one year. See “Underwriting — Fiscal Advisory Fee Agreement.”

The share data in the table above is based on the number of shares outstanding as of March 31, 2009 and an assumed offering of •  units at an initial public offering price of $ •  per unit, and excludes:

•	15,304,554 shares of our common stock issuable upon exercise of options then outstanding under our 2007 option plan, having a weighted average exercise price of $0.0883 per share;

•	30,000,000 shares of our common stock reserved for issuance upon exercise of options under our 2009 option plan, none of which had then been granted;

•	7,000,000 shares of our common stock reserved for issuance upon exercise of options under our 2009 directors’ option plan, none of which had then been granted; and

•	7,172,160 shares of common stock issuable upon exercise of then outstanding warrants, having a weighted average exercise price of $0.1815 per share.

To the extent that any of these options or warrants are exercised, new options are issued under our equity incentive plans or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Currency Exchange Risk

In 2008, approximately 85% of our total sales were comprised of sales to customers in the United States and 15% were comprised of sales to customers outside the United States. Of our sales received in 2008 from customers outside of the United States, 95% were paid in currencies other than US dollars. Therefore, our results could be negatively affected by such factors as changes in foreign currency exchange rates, trade protection measures and changes in regional or worldwide economic or political conditions. We also buy many components manufactured in other countries in transactions denominated in US dollars. The domestic currencies of some of those suppliers fluctuate with the US dollar. As a result, changes in the cost of our components can occur with each new purchase. A decrease in the value of the US dollar against our supplier’s domestic currencies could negatively and materially affect our manufacturing costs. A 10% change in the value of the US dollar relative to each of the foreign currencies in which our sales are denominated would have resulted in a change in our sales of no more than 2%. Historically, we have not tried to reduce our exposure to exchange rate fluctuations by engaging in hedging activities.

Interest Rate Risk

At December 31, 2008, we had unrestricted cash and cash equivalents totaling $818,719, and at December 31, 2007 we had unrestricted cash and cash equivalents totaling $364,856. These amounts were not held in interest-bearing accounts. The unrestricted cash and cash equivalents were held for working capital purposes. We do not enter into investments for trading or speculative purposes. The interest rates on our $879,208 of notes payable outstanding at December 31, 2008 are fixed at a range of between 7.5% and 12.0% and a weighted average range of approximately 10%. If market interest rates increase, the fair value of our notes payable would decrease.

Recent Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 141(R), Business Combinations, a revision to SFAS No. 141, Business Combinations (SFAS No. 141(R)). SFAS No. 141(R) provides revised guidance for recognition and measurement of identifiable assets and goodwill acquired, liabilities assumed and any non-controlling interest in the acquiree at fair value. The statement also establishes disclosure requirements to enable the evaluation of the nature and financial effects of a business combination. SFAS No. 141(R) is required to be applied prospectively to business combinations for which the acquisition date is on or after January 1, 2009. The impact of the adoption of SFAS 141(R) on our consolidated financial position and results of operations for the first quarter of 2009 did not have a material effect on our consolidated financial statements. Any subsequent impact will be dependent on the size and nature of business combinations, if any, completed in the future.

In December 2007, the FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (SFAS No. 160). This statement establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent. Specifically, SFAS No. 160 requires the presentation of non-controlling interests as equity in the Consolidated Balance Sheets, and separate identification and presentation in the Consolidated Statements of Income of net income attributable to the entity and the non-controlling interest. It also establishes accounting and reporting standards regarding deconsolidation and changes in a parent’s ownership interest. SFAS No. 160 is effective as of January 1, 2009. The provisions of SFAS No. 160 are generally required to be applied prospectively, except for the presentation and disclosure requirements, which must be applied retrospectively. The adoption of SFAS No. 160 did not have a material effect on our consolidated financial statements.

In February 2008, the FASB issued FASB Staff Position (FSP) No. FAS 157-2, Effective Date of SFAS No. 157. This FSP delays the effective date of SFAS No. 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis (at least annually). This FSP partially deferred the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for items within the scope of this FSP. We adopted this FSP in the first quarter of fiscal year 2009, and did not have a material impact on our consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 (SFAS No. 161). This statement enhances the disclosure requirements related to derivative instruments and hedging activity to improve the transparency of financial reporting, and is effective for fiscal years and interim periods beginning after November 15, 2008. The adoption of SFAS No. 161 did not have a material effect on our consolidated financial statements.

SELECTED FINANCIAL AND OTHER DATA

The following tables present our summary financial data and should be read together with our financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus. The summary financial data for the years ended December 31, 2008, 2007 and 2006 are derived from our audited annual financial statements, which are included elsewhere in this prospectus. The unaudited summary financial data as of March 31, 2009 and for the three months ended March 31, 2009 and 2008 have been derived from our unaudited interim financial statements, which are included elsewhere in this prospectus, and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations for these periods.

	Year Ended December 31,			Three Months Ended March 31,
Statement of Operations Data	2008	2007	2006	2009	2008
				(Unaudited)	(Unaudited)

Sales	$12,564,487	$10,146,379	$9,538,308	$3,043,994	$1,720,914
Cost of Sales	8,863,508	6,783,473	5,767,550	1,856,683	1,487,349

Gross Margin	3,700,979	3,362,906	3,770,758	1,187,311	233,565
Operating Expenses
Research and development	3,366,518	2,365,412	1,279,239	502,011	736,716
Selling and marketing	2,128,625	1,920,164	1,191,800	449,266	449,562
General and administrative	2,299,685	1,718,627	1,560,278	478,253	533,799
Depreciation and amortization	510,133	374,078	276,989	138,834	123,696

Total operating expenses	8,304,961	6,378,281	4,308,306	1,568,364	1,843,773

Profit (Loss) from operations	(4,603,982)	(3,015,375)	(537,548)	(381,053)	(1,610,208)
Interest and other income (expense)	188	2,549	313	—	—
Foreign exchange (loss) gain	(24,216)	—	—	(1,272)	366
Interest expense	(260,977)	(241,692)	(179,019)	(65,376)	(41,600)
Legal settlement	—	96,632	—	—	—
Tax (expense) benefit	(5,212)	98,372	(3,700)	(888)	(753)

Total tax and other income (expense)	(290,217)	(44,139)	(182,406)	(67,536)	(41,987)

Net (Loss)	$(4,894,199)	$(3,059,514)	$(719,954)	$(448,589)	$(1,652,195)

Income (loss) per share:
Basic and fully diluted*	$(0.0229)	$(0.0160)	$(0.0047)	$(0.0022)	$(0.0084)
Weighted average common shares outstanding:
Basic and fully diluted*	218,268,927	197,973,139	173,268,048	220,268,927	200,424,027

*	All outstanding warrants, options, and convertible debt are anti-dilutive, therefore basic and diluted earnings per share are the same for all periods.

	Year Ended December 31,			Three Months Ended March 31,
Cash Flow Data	2008	2007	2006	2009	2008
				(Unaudited)	(Unaudited)

Cash flows provided by (used in) operating activities	$(1,285,449)	$(3,295,900)	$120,053	$(761,919)	$(208,047)
Cash flows (used in) investing activities	(549,804)	(316,743)	(479,236)	(60,208)	(164,927)
Cash flows provided by financing activities	2,289,116	3,408,328	874,569	262,559	77,652

	As of December 31,			As of March 31,
Balance Sheet Data	2008	2007	2006	2009	2008
				(Unaudited)	(Unaudited)

Cash and cash equivalents	$818,719	$364,856	$569,171	$259,151	$69,534
Working Capital (deficiency)	(1,846,289)	966,658	69,766	(1,892,747)	(651,720)
Total Assets	6,221,897	6,967,254	5,013,263	5,277,583	5,316,225
Long-Term Liabilities	1,754,379	2,014,476	1,980,476	1,762,408	2,015,453
Accumulated (deficit)	(14,687,276)	(9,691,977)	(6,531,363)	(15,161,140)	(11,369,383)
Total Stockholders’ equity (deficit)	(2,089,942)	423,236	(603,954)	(2,223,119)	(1,190,888)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of financial condition and results of operations in conjunction with the “Selected Financial and Other Data” and our financial statements and related notes appearing elsewhere in this prospectus. In addition to historical information, the following discussion and analysis includes forward looking statements that involve risks, uncertainties and assumptions. Our actual results and the timing of events could differ materially from those anticipated in these forward looking statements as a result of a variety of factors, including those discussed in “Risk Factors” and elsewhere in this prospectus. See the discussion under “Forward Looking Statements” beginning on page 24 of this prospectus.

Overview

We are engaged in the design, manufacture, marketing and sale of devices that are worn like eyeglasses and feature built-in video screens that enable the user to view video and digital content, such as movies, computer data, the Internet or video games. Our products (known commercially as Video Eyewear, but also commonly referred to as virtual displays, wearable displays, personal viewers, head mounted displays, or near-to-eye displays) are used to view high-resolution video and digital information primarily from mobile electronic devices (such as cell phones, portable media players, gaming systems and laptop computers) and from desktop computers. Our products provide the user a viewing experience that simulates viewing a large screen television or a desktop computer monitor.

Our Video Eyewear products feature high performance miniature display modules, low power electronics and related optical systems. We produce both monocular and binocular Video Eyewear devices that we believe are excellent solutions for many mobile computer or video viewing requirements. We focus on two markets: the consumer markets for gaming and mobile video and rugged mobile displays for defense and industrial applications. We also offer low-vision assist Video Eyewear products that are designed to assist and improve the remaining vision of many people suffering from macular degeneration.

Since our inception in 1997, we have derived the majority of our sales from fees paid to us under research and development contracts and related volume manufacturing services primarily of night vision display electronics as a sub-contractor to defense suppliers to the US government. Since 2005, we have devoted significant resources to the development and commercial launch of our industrial and consumer products. During 2008 and 2007, we derived 35.4% and 32.4%, respectively, of our sales from our consumer Video Eyewear products.

We believe our intellectual property portfolio gives us a leadership position in microdisplay electronics, ergonomics, packaging, motion tracking and optical systems.

Critical Accounting Policies and Significant Developments and Estimates

The discussion and analysis of our financial condition and results of operations are based on our financial statements and related notes appearing elsewhere in this prospectus. The preparation of these statements in conformity with generally accepted accounting principles requires the appropriate application of certain accounting policies, many of which require us to make estimates and assumptions about future events and their impact on amounts reported in our financial statements, including the statement of operations, balance sheet, cash flow and related notes. Since future events and their impact cannot be determined with certainty, the actual results will inevitably differ from our estimates. Such differences could be material to the financial statements.

We believe that our application of accounting policies, and the estimates inherently required therein, are reasonable. These accounting policies and estimates are periodically reevaluated, and adjustments are made when facts and circumstances dictate a change. Historically, we have found our application of accounting policies to be appropriate, and actual results have not differed materially from those determined using necessary estimates.

Our accounting policies are more fully described in the notes to our financial statements included in this prospectus. In reading our financial statements, you should be aware of the factors and trends that our management believes are important in understanding our financial performance. The critical accounting policies, judgments and estimates that we believe have the most significant effect on our financial statements are:

•	valuation of inventories;

•	carrying value of long-lived assets;

•	valuation of intangible assets;

•	revenue recognition;

•	product warranty;

•	stock-based compensation; and

•	income taxes.

Valuation of Inventories

Inventory is stated at the lower of cost or market, with cost determined on a first-in, first-out method. Inventory includes purchased parts and components, work in process and finished goods. Provisions for excess, obsolete or slow moving inventory are recorded after periodic evaluation of historical sales, current economic trends, forecasted sales, estimated product lifecycles and estimated inventory levels. Purchasing practices, electronic component obsolescence, accuracy of sales and production forecasts, introduction of new products, product lifecycles, product support and foreign regulations governing hazardous materials are the factors that contribute to inventory valuation risks. Exposure to inventory valuation risks is managed by maintaining safety stocks, minimum purchase lots, managing product and end-of-life issues brought on by aging components or new product introductions, and by utilizing certain inventory minimization strategies such as vendor-managed inventories. The accounting estimate related to valuation of inventories is considered a “critical accounting estimate” because it is susceptible to changes from period-to-period due to the requirement for management to make estimates relative to each of the underlying factors, ranging from purchasing, to sales, to production, to after-sale support. If actual demand, market conditions or product lifecycles differ from estimates, inventory adjustments to lower market values would result in a reduction to the carrying value of inventory, an increase in inventory write-offs and a decrease to gross margins.

Carrying Value of Long-Lived Assets

If facts and circumstances indicate that a long-lived asset, including a products’ mold tooling and equipment, may be impaired, the carrying value is reviewed. If this review indicates that the carrying value of the asset will not be recovered as determined based on projected undiscounted cash flows related to the asset over its remaining life, the carrying value of the asset is reduced to its estimated fair value. To date, no impairment on long-lived assets has been booked. Impairment losses in the future will be dependent on a number of factors such as general economic trends and major technology advances, and thus could be significantly different than historical results.

Valuation of Intangible Assets

We perform a valuation of intangible assets when events or circumstances indicate their carrying amounts may be unrecoverable. We have not impaired the value of certain intellectual property, such as patents and trademarks, which were valued (net of accumulated amortization) at $710,176 as of March 31, 2009, because management believes that its value is recoverable.

Revenue Recognition

Revenue from product sales is recognized in accordance with the SEC Staff Accounting Bulletin No. 104, Revenue Recognition. Product sales represent the majority of our revenue. We recognize revenue from these product sales when persuasive evidence of an arrangement exists, delivery has occurred or services have been provided, the sale price is fixed or determinable, and collectability is reasonably assured. Additionally, we sell our products on terms which transfer title and risk of loss at a specified location, typically shipping point. Accordingly, revenue recognition from product sales occurs when all factors are met, including transfer of title and risk of loss, which typically occurs upon shipment by us. If these conditions are not met, we will defer the revenue recognition until such time as these conditions have been satisfied. We collect and remit sales taxes in certain jurisdictions and report revenue net of any associated sales taxes. We also sell certain products through distributors who are granted limited rights of return for stock balancing against purchases made within a prior 90 day period, including price adjustments downwards on any existing inventory. The provision for product returns and price adjustments is assessed for adequacy both at the time of sale and at each quarter end and is based on recent historical experience and known customer claims.

Revenue from any engineering consulting and other services is recognized at the time the services are rendered. For our longer-term development contracts, which to date have all been firm, fixed-priced contracts, we recognize revenue on the percentage-of-completion method. Under this method income is recognized as work on contracts progresses, but estimated losses on contracts in progress are charged to operations immediately. To date, all of our longer-term development contracts have been less than one calendar year in duration. We generally submit invoices for our work under these contracts on a monthly basis. The percentage-of-completion is determined using the cost-to-cost method.

The accounting estimate related to revenue recognition is considered a “critical accounting estimate” because terms of sale can vary, and judgment is exercised in determining whether to defer revenue recognition. Such judgments may materially affect net sales for any period. Judgment is exercised within the parameters of GAAP in determining when contractual obligations are met, title and risk of loss are transferred, sales price is fixed or determinable and collectability is reasonable assured.

Product Warranty

Warranty obligations are generally incurred in connection with the sale of our products. The warranty period for these products is generally one year, but can be 24 months in certain countries if required by law, such as in Europe. Warranty costs are accrued, to the extent that they are not recoverable from third party manufacturers, for the estimated cost to repair or replace products for the balance of the warranty periods. We provide for the costs of expected future warranty claims at the time of product shipment or over-builds to cover replacements. The adequacy of the provision is assessed at each quarter end and is based on historical experience of warranty claims and costs. The costs incurred to provide for these warranty obligations are estimated and recorded as an accrued liability at the time of sale. Future warranty costs are estimated based on historical performance rates and related costs to repair given products. The accounting estimate related to product warranty is considered a “critical accounting estimate” because judgment is exercised in determining future estimated warranty costs. Should actual performance rates or repair costs differ from estimates, revision to the estimated warranty liability would be required.

Stock-Based Compensation

Our board of directors approves grants of stock options to employees to purchase our common stock. Under SFAS No. 123 (revised 2004), Share-Based Payment, stock compensation expense, is recorded based upon the estimated fair value of the stock option at the date of grant. The accounting estimate related to stock-based compensation is considered a “critical accounting estimate” because estimates are made in calculating compensation expense including expected option lives, forfeiture rates and expected volatility. Expected option lives are estimated using vesting terms and contractual lives. Expected forfeiture rates and volatility are calculated using historical information. Actual option lives and forfeiture rates may be different from estimates and may result in potential future adjustments which would impact the amount of stock-based compensation expense recorded in a particular period.

Income Taxes

We account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Accordingly, we provide deferred income tax assets and liabilities based on the estimated future tax effects of differences between the financial and tax bases of assets and liabilities based on currently enacted tax laws. A valuation allowance is established for deferred tax assets in amounts for which realization is not considered more likely than not to occur.

The accounting estimate related to income taxes is considered a “critical accounting estimate” because judgment is exercised in estimating future taxable income, including prudent and feasible tax planning strategies, and in assessing the need for any valuation allowance. To date we have determined a 100% valuation allowance is required and accordingly no amounts have been reflected in our consolidated financial statements. In the event that it should be determined that all or part of a deferred tax asset in the future is in excess of the nil amount currently recorded, an adjustment of the valuation allowance would increase income to be recognized in the period such determination was made.

In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations. As a result of the implementation of Interpretation No. 48, Accounting for Uncertainty in Income Taxes- an interpretation of FASB Statement No. 109, we recognize liabilities for uncertain tax positions based on the two-step process prescribed within the interpretation. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step requires us to estimate and measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement. It is inherently difficult and subjective to estimate such amounts, as this requires us to determine the probability of various possible outcomes. We re-evaluate these uncertain tax positions on a quarterly basis. This evaluation is based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, effectively settled issues under audit and new audit activity. Such a change in recognition or measurement would result in the recognition of a tax benefit or an additional charge to the tax provision in the period.

Finally, any future recorded value of our deferred tax assets will be dependent upon our ability to generate future taxable income in the jurisdictions in which we operates. These assets consist of research credit carry-forwards, capital and net operating loss carry-forwards and the future tax effect of temporary differences between balances recorded for financial statement purposes and for tax return purposes. It will require future pre-tax earnings of in excess of $12.2 million in order to fully realize the value of our unrecorded deferred tax assets. If we were to sustain future net losses, it may be necessary to record valuation allowances against such deferred tax assets in order to recognize impairments in their estimated future economic value.

Key Performance Indicators

We believe that a key indicator for our business is the trend for the volume of orders received from customers, especially those orders related to night-vision electronic modules. During weak economic periods, customers’ ability to forecast their requirements deteriorates causing delays in the placement of orders. Forward-looking visibility on customer orders is at an all time low. Our major night-vision electronics modules customers (Kopin and DRS Technologies, Inc.) are placing orders for product only when they have orders in hand from their governmental customer. Total shipments of night vision electronics module customers in 2008 amounted to $6,068,449, compared to $1,418,249 in 2007.

Comparison of Fiscal Years Ended December 31, 2008 and December 31, 2007

Sales.  Our sales were $12,564,487 for the year ended December 31, 2008 compared to $10,146,379 for the year ended December 31, 2007. This represents a 23.8% increase for the year 2008 over the year 2007. Our sales from defense products increased to $6,471,824 from $1,418,249 in 2008, an increase of $5,053,575 or 356.3%. The increase resulted primarily from new orders of night vision drive electronics from prime contractors and the introduction of our Tac-Eye® display product line in the fourth quarter of 2008. Sales from our defense-related engineering programs decreased to $1,548,703 versus $5,445,376 in 2007. The large decrease was the result of the start and completion of a $4.3 million engineering program in late 2007. Consumer Video Eyewear product sales increased to $4,451,121 for the year ended December 31, 2008 compared to $3,282,755 for our 2007 year. This 35.6% increase resulted from a broader Video Eyewear product line and increased distribution in the United Kingdom and Japan. Low-vision assist sales for 2008, consisting mainly of sales of low-vision assist products, were $92,839 versus none in fiscal 2007.

Cost of Sales and Gross Margin.  Gross margin increased to $3,700,979 for fiscal 2008 from $3,362,906 for fiscal 2007, an increase of $338,073 or 10.1%. As a percentage of net sales, gross margin decreased to 29.5% for fiscal 2008 compared to 33.1% for fiscal 2007. This reduction was the result of changes in our revenue mix and related margins. Generally, we earn a higher gross margin on engineering only programs as compared to the gross margin on products, in which we incur cost of goods or volume production costs. Engineering services revenues decreased to 12.3% as a percentage of total sales in 2008 versus 53.7% of total sales in 2007, resulting in the majority of the reduction in overall gross margin in 2008 versus fiscal 2007.

Research and Development.  Our research and development expenses in 2008 increased by $1,001,106, or 42.3%, to $3,366,518 in fiscal 2008 versus $2,365,412 in 2007. This was due to increased internal development activities and less direct support of our research under government funded engineering programs. Expenses we incur under government funded engineering programs are included in costs of goods sold.

Selling and Marketing.  Selling and marketing expenses were $2,128,625 for fiscal 2008 as compared to $1,920,164 for fiscal 2007, an increase of $208,461 or 10.9%. Despite the increase in absolute dollars, as a percentage of total sales, the selling and marketing expenses decreased to 16.9% of sales for fiscal 2008 as compared to 18.9% for fiscal 2007. The absolute dollar increase was primarily due to increased advertising expenses along with increased marketing support paid out to our expanded consumer products resellers and the introduction of in-store point of purchase displays with US resellers.

General and Administrative.  General and administrative expenses were $2,299,685 for fiscal 2008 as compared to $1,718,627 for fiscal 2007, an increase of $581,058 or 33.8%. The higher general and administrative related to increases in staff and personnel costs, and increased legal expenses.

Depreciation and Amortization.  Our depreciation and amortization expense increased by $136,055, or 36.4%, to $510,133 in 2008 versus $374,078 in 2007. The increase was related to increased depreciation on new capital expenditures in 2008 and 2007.

Other Income (Expense).  Total other expenses, consisting primarily of interest expense, was $285,005 in 2008 versus $142,511 for 2007. The increase in expenses was primarily attributable to an offsetting legal settlement received during 2007 in the amount of $96,632.

Provision (Benefit) for Income Taxes.  The provision for income taxes for the year ended December 31, 2008 was $5,212 versus a net benefit of ($98,372) in 2007. The 2007 net benefit includes our accrual of $130,130 in New York State tax credits for our research and development activities. The balance of each year’s tax provision was primarily for franchise taxes payable to the State of Delaware, our state of incorporation. These taxes were $5,212 for 2008 and $31,758 for 2007. This decrease was a result of the 8-for-1 split of our common stock in July 2008.

Net (Loss) and (Loss) per Share.  Our net loss was $(4,894,199) or $(0.0229) per share in 2008, an increased loss of $(1,834,685), or (60.0)%, from $(3,059,514) or $(0.0160) per share in 2007.

Comparison of Fiscal Years Ended December 31, 2007 and December 31, 2006

Sales.  Our sales were $10,146,379 for the year ended December 31, 2007 compared to $9,538,308 for the year ended December 31, 2006. This represents a 6.4% increase for the year 2007 over the year 2006. Our sales from defense products decreased to $1,418,249 from $4,888,243 in 2006, a decrease of $3,469,994. The decrease resulted from reduced orders from the prime defense contractor caused by technical problems in other areas of their supply chain. Sales from our defense related engineering programs increased to $5,445,375 versus $2,627,442 in 2006. This large increase was the result of a new $4.3 million government research and development program in 2007. Consumer Video Eyewear product sales increased to $3,282,755 for the year ended December 31, 2007 compared to $2,022,623 for our 2006 fiscal year. This 62.3% increase resulted from the introduction of three new Video Eyewear models in 2007 and the commencement of our European sales activities in late 2007.

Cost of Sales and Gross Margin.  Gross margin decreased to $3,362,906 for fiscal 2007 from $3,770,758 for fiscal 2006, a decrease of $407,852 or 10.8%. As a percentage of net sales, gross margin decreased to 33.1% for fiscal 2007 compared to 39.5% for fiscal 2006. This reduction was the result of changes in our revenue mix and related margins. Generally, we earn a higher gross margin on our defense products as compared to the gross margin on consumer products, and with the introduction of three new consumer Video Eyewear products our margins decreased. As defense product sales as a percentage of our total sales decreased to 14.0% in 2008 versus 51.2% in 2006 our overall margins decreased.

Research and Development.  Our research and development expenses in 2007 increased by $1,086,173 or 84.9%, to $2,365,412 in fiscal 2007 versus $1,279,239 in 2006. This was due to increases in the number of our research and development personnel and the lease of additional space dedicated to this function.

Selling and Marketing.  Selling and marketing expenses were $1,920,164 for fiscal 2007 as compared to $1,191,800 for fiscal 2006, an increase of $728,364 or 61.1%. The increase resulted from the preparatory marketing and advertising launch expenses by three new consumer Video Eyewear products, the establishment of our first print advertising programs and increased trade show costs to promote our new Video Eyewear products.

General and Administrative.  General and administrative expenses were $1,718,627 for fiscal 2007 as compared to $1,560,278 for fiscal 2006, an increase of $158,349 or 10.1%. The increase was mainly attributable to increased staffing and legal expenses.

Depreciation and Amortization.  Our depreciation and amortization expense increased by $97,089, or 35.1%, to $374,078 in 2007 versus $276,989 in 2006. The increase was related to increased depreciation provisions on new capital expenditures in 2007 and full year’s provision on our 2006 additions.

Other Income (Expense).  Total other expenses, consisting primarily of interest expense, was $142,511 in 2007 versus $178,706 in 2006. Our borrowing costs were $62,673 higher in 2007 than in 2006 but our 2007 borrowing costs were offset by $96,632 in miscellaneous income related to the settlement of a legal dispute.

Provision (Benefit) for Income Taxes.  The provision for income taxes for the year ended December 31, 2007 was a net benefit of $98,372 versus an expense of $3,700 for 2006. The 2007 benefit includes our accrual of $130,130 in New York State tax credits for our research and development activities. The balance of each year’s tax provision was primarily attributable to franchise taxes payable to the State of Delaware, our state of incorporation. These taxes were $31,758 for 2007 and $3,700 for 2006. The large increase was a direct result of the 7-for-1 reverse stock split that took place in 2007.

Net (Loss) and (Loss) per Share.  Our net loss was $(3,059,514) or $(0.0160) per share in 2007, a decrease of $(2,339,560) from $(719,954) or $(0.0047) per share in 2006.

Comparison of Three Months Ended March 31, 2009 and March 31, 2008

Sales.  Our sales were $3,043,994 for the three months ended March 31, 2009 compared to $1,720,914 for the three months ended March 31, 2008. This represents a 76.9% increase for the 2009 period over the comparable 2008 period. Our sales from defense production programs increased to $1,479,794 for the 2009 period from $855,601 in the comparable 2008 period, an increase of $624,194. The increase resulted directly from increased orders from our night vision display drive electronics customer. Sales from our defense related engineering services programs increased to $448,490 for the 2009 period versus $57,039 in the comparable 2008 period. Engineering services were unusually slow in 2008 as we were in transition between programs. Consumer Video Eyewear product sales increased to $1,101,186 for the three months year ended March 31, 2009 compared to $808,274 for the same period in 2008. This 36.2% increase resulted mainly from our increased distribution in the United Kingdom and Japan as compared to 2008. Low-vision assist sales for the three months ended March 31, 2009 were $14,523. There were no such sales for the same period in 2008.

Cost of Sales and Gross Margin.  Gross margin increased to $1,187,311 for the three-month ended March 31, 2009 from $233,565 for three months ended March 31, 2008, an increase of $953,746 or 408.3%. As a percentage of net sales, gross margin increased to 39.0% for 2009 period compared to 13.6% for the comparable 2008 period. Gross margins for the 2008 period were lower than for the similar period in 2009 due to product clearance activities, when an older product model was being phased out and larger reseller discounts were being offered to assist its sales. Additionally, changes in our revenue mix and their related margins improved margins for the 2009 period. Generally, we earn a higher gross margin on engineering services and our defense product sales as compared to the gross margin on products and they were 63% of total revenues in 2009 versus 53% for the same period in 2008.

Research and Development.  Our research and development expenses in the three months ended March 31, 2009 were $502,011 versus $736,716 in the comparable 2008 period, a decrease of $234,705 or 31.9%. This was due to staff reductions made in late 2008 and a decreased use of external contractors in the 2009 period versus 2008.

Selling and Marketing.  Selling and marketing expenses were $449,266 for the three months ended March 31, 2009 as compared to $449,562 for the comparable 2008 period, a small decrease of just $296. As a percentage of total sales, the selling and marketing expenses decreased to 14.8% of sales for the three month period in 2009 as compared to 26.1% for same period in fiscal 2008.

General and Administrative.  General and administrative expenses were $478,253 for the three months ended March 31, 2009 as compared to $533,799 for the comparable 2008 period, a decrease of $55,546 or 10.4%. The lower general and administrative related to decreases in staff and personnel costs for the 2009 period against the 2008 period.

Depreciation and Amortization.  Our depreciation and amortization expense increased by $15,138, or 12.2%, to $138,834 in the three months ended March 31, 2009 versus $123,696 in the comparable 2008 period. The increase was related to increased depreciation provisions on new capital expenditures made later in fiscal 2008.

Other Income (Expense).  Interest expense, net of interest income and foreign exchange adjustments, was $66,648 in the three months ended March 31, 2009 versus $41,234 for the comparable 2008 period. The increase represents increased borrowings and higher interest rates on a note payable.

Provision (Benefit) for Income Taxes.  The provision for income taxes was for franchise taxes to Delaware, our state of incorporation. Such income taxes for the three months ended March 31, 2009 were $888 and $753 for the comparable 2008 period.

Net (Loss) and (Loss) per Share.  Our net loss was $(448,589) (or $(0.0022) per share) in the three months ended March 31, 2009, an improvement of $1,203,606, or 72.8%, from the larger loss of $(1,652,195) or $(0.0084) per share in the comparable 2008 period.

Liquidity and Capital Resources

As of March 31, 2009, we had cash and cash equivalents of $259,151, a reduction of $559,568 from $818,719 as of December 31, 2008.

Our cash requirements are primarily for research and development, product tooling, and working capital. Historically, we have met these requirements through capital generated from the sale and issuance of our common equity securities, convertible debt and notes payable to private investors, cash flow provided by operations and our revolving bank lines of credit.

Operating Activities.  Cash (used in) operating activities was $(1,285,449) in fiscal 2008 and $(3,295,900) in fiscal 2007. Changes in operating assets and liabilities, excluding cash, provided (used) cash were $2,785,425 in fiscal 2008 and $(800,177) in fiscal 2007. The decreases in our accounts receivable by December 31, 2008 of $1,494,613 along with a $733,691 increase in accounts payable and customer deposits of $683,040 primarily resulted in this cash flow improvement in 2008 over 2007. Cash (used in) operating activities was $(761,919) and $(208,047) for the three-month periods ended March 31, 2009 and 2008, respectively. Changes in operating assets and liabilities, excluding cash, provided (used) cash were $(492,853) and $1,273,868 for the three-month periods ended March 31, 2009 and 2008, respectively. The 2009 period’s use resulted mainly from decreases in accounts payable and customer deposits whereas the provision of cash for the same period in 2008 resulted primarily from a decrease in accounts receivable in the three-month periods.

Investing Activities.  Cash used in investing activities was $549,804 in fiscal 2008 and $316,743 in fiscal 2007 and $60,208 and $164,927 for the three-month periods ended March 31, 2009 and 2008, respectively. Cash used for investing activities in fiscal 2008 related primarily to production tooling and computer software equipment additions of $424,166 and in the three-month period ended March 31, 2009 related primarily to tooling acquisitions of $19,369. The costs of registering our intellectual property rights, including in the investing activities described above were $125,638 in fiscal 2008 and $136,433 in fiscal 2007 and $40,839 and $42,547 for the three-month periods ended March 31, 2009 and 2008, respectively.

Financing Activities.  Cash provided by financing activities was $2,289,116 in fiscal 2008 and $3,408,328 in fiscal 2007 and $262,559 and $77,652 for the three-month periods ended March 31, 2009 and 2008, respectively. We sold shares of our common stock for aggregate gross proceeds of $2,138,646 in 2008 and $3,792,362 in 2007 and $300,000 in the three-month period ended March 31, 2009 in private placements offerings. In the three-month period ended March 31, 2008 we sold shares of our common stock for aggregate gross proceeds of $16,697 upon exercise of stock options.

Capital Resources.  As of December 31, 2008, we had a cash balance of $818,719. We had $10,210 in available bank lines of credit (total drawings as of December 31, 2008 were $202,290). As of March 31, 2009, we had a cash balance of $259,151. We had $12,733 in available bank lines of credit (total drawings as of March 31, 2009 were $199,767). The credit lines are with two banks, are payable on demand and secured by the personal guarantee of our President and Chief Executive Officer, Paul J. Travers. The bank credit agreements contain various restrictions on indebtedness, liens, guarantees, redemptions, mergers, acquisitions or sale of assets, loans, transactions with any affiliates, and investments. They also prohibit us from declaring dividends without the bank’s prior consent.

Our cash requirements depend on numerous factors, including new product development activities, our ability to commercialize our products, their timely market acceptance, selling prices and gross margins, and other factors. We expect to carefully devote capital resources to continue our development programs, hire and train additional staff, expand our research and development activities, new product marketing and increased inventory levels. Assuming we are able to continue to increase our sales and maintain our planned gross margins, we anticipate that we will also experience growth in our operating expenses for the foreseeable future. Our net operating income or loss, product tooling expenses, and related working capital investments will be the principal use of our cash. In particular, we expect that potentially significant amounts of working capital investments in accounts receivable and inventories that are not offset by corresponding increases in accounts payable will use cash with our planned growth.

We anticipate, based on our internal forecast and assumptions relating to our operations (including, among others, assumptions regarding our working capital requirements, the progress of our research and development efforts and Video Eyewear product sales and gross margins) that, taking into account the anticipated proceeds of the sale of our securities pursuant to this prospectus, we will have sufficient cash to meet our working capital and other cash flow requirements for at least the next 12 months.

The recent global economic crisis has caused disruptions and extreme volatility in global financial markets, increased rates of default and bankruptcy, and has impacted consumer spending levels. These macroeconomic developments could adversely affect our business, operating results or financial condition. Current or potential customers, including suppliers to the US government, may delay or decrease spending on our products and services as their business and/or budgets are impacted by economic conditions. The inability of current and/or potential customers to pay us for our products and services may adversely affect our earnings and cash flows.

Current Financial Position

As of the date of this prospectus we had approximately $363,478 in cash and cash equivalents.

In May 2009, we were awarded an indefinite delivery/indefinite quantity (IDIQ) contract to deliver our Tac-Eye LT® display system to the Air Force’s Battlefield Airman Program. The system has been developed over the last five years with support from various US military commands including the Air Force Research Laboratory, Natick Soldier Center and US Special Operations Command (USSOCOM). If the Air Force exercises all of its options under the contract, our revenues under the contract could equal $2 million over the next 19 months.

In October 2008, we received approval of a $640,000 government engineering program. We anticipate that the contract relating to this award will be executed and our work on the program will commence during 2009. We expect the program to be completed in nine months.

As of the date of this prospectus we had approximately $2,728,000 in purchase orders for our defense-related, night vision drive electronics. Those purchase orders are generally non-cancelable. Work on those purchase orders is expected to commence in September 2009. Backorders for our Video Eyewear products as of the date of this prospectus were less than $78,300, which is normal for this time of the year for our consumer product sales. Since March 31, 2009, our inventory and accounts payable have not changed materially but we expect them to increase further during the remainder of 2009.

We believe that the anticipated additional growth in sales from sales of our Video Eyewear should contribute to revenue growth for the remainder of 2009 and beyond. We believe that sales from our defense programs should also contribute to revenue growth for the remainder of 2009 and beyond. We anticipate that we will continue to experience increases in our sales and marketing, and general operating expenses throughout the remainder of 2009 and in 2010 but that they should not grow as a percentage of overall sales.

BUSINESS

Company Overview

We are engaged in the design, manufacture, marketing and sale of devices that are worn like eyeglasses and feature built-in video screens that enable the user to view video and digital content, such as movies, computer data, the Internet or video games. Our products (known commercially as Video Eyewear but also commonly referred to as virtual displays, wearable displays, personal viewers, head mounted displays, or near-to-eye displays) are used to view high-resolution video and digital information from mobile electronic devices, such as cell phones, portable media players, gaming systems and laptop computers. Our products provide the user with a viewing experience that simulates viewing a large screen television or a desktop computer monitor that can be viewed practically anywhere, anytime.

Our Video Eyewear products feature high performance miniature display modules, low power electronics and related optical systems. We produce both monocular and binocular Video Eyewear devices that we believe are excellent solutions for uses including many mobile computer, mobile internet devices (MID) or video viewing requirements, including general entertainment applications. We focus on two markets: the consumer markets for gaming and mobile video and rugged mobile displays for defense and industrial applications. We also offer low-vision assist Video Eyewear products that are designed to assist and improve the remaining vision of many people suffering from macular degeneration.

Owners of mobile display devices increasingly want to use them to view high-resolution, full color content. The displays currently used in these mobile devices do not work well for this purpose because they are either too small, which makes it extremely difficult for the human eye to view the detail of the images that they display, or they are too large, making the device heavier, larger and difficult to carry. Recently, some mobile devices, like the iPhone, have employed a touch screen with software capable of magnifying or zooming in on a small portion of the image. We believe that many consumers consider this solution unsatisfactory because it is not like their desktop computer viewing experience and they find it difficult to navigate touch screens and to find information on the portion of the image being viewed.

In contrast, our Video Eyewear products enable users of many mobile devices to effectively view the entire screen on a small, eyeglass-like device. They can be used as a wearable replacement for any television or desktop computer monitor in almost any environment. Our products employ microdisplays that are smaller than one-inch diagonally, with some as small as one-quarter of an inch. They can display an entire, detailed image with resolution of up to 1280×720 pixels (High Definition or HD). The images on the microdisplay are viewed through proprietary magnifying optics that are usually designed by us and incorporated into our Video Eyewear products. Using these optics and displays, our Video Eyewear products provide a virtual image that appears to be similar to the image on a full size computer screen from a normal desktop working distance or the image on a large flat panel television from normal home TV viewing distance. For example, when magnified through our optics, a high-resolution 0.44-inch diagonal microdisplay can provide a viewing experience comparable to that on a 62-inch diagonal television screen viewed at nine feet.

Overall Strategy

Our goal is to establish and maintain a leadership position as a worldwide supplier of Video Eyewear and virtual imaging technology solutions. We intend to offer our technologies across major markets, platforms and applications. We will strive to be an innovator in designing virtual display devices that enable new mobile video viewing and general entertainment applications.

To maintain and enhance our position as a leading provider of virtual display solutions, we intend to:

•	improve brand name recognition;

•	provide excellent products and service;

•	develop products for large markets;

•	broaden and develop strategic relationships and partnerships;

•	promote and enhance development of third party software that can take advantage of our products;

•	expand market awareness for Video Eyewear, including use for Virtual Reality and Augmented Reality;

•	obtain and maintain market leadership and expand customer base;

•	maintain and exploit cost advantage;

•	extend our proprietary technology leadership;

•	enhance and protect our intellectual property portfolio;

•	establish multiple revenue sources;

•	continue to invest in highly qualified personnel;

•	build and maintain strong design capabilities; and

•	leverage our outsourcing model.

The Market

We believe that there is growing demand for mobile access to high-resolution content in several major markets. Our business focuses on the consumer mobile entertainment and gaming markets and the industrial and defense markets. The demand for personal displays in these markets is being driven by such factors as:

•	Increasing use of the Internet in all aspects of society and business, which is increasing demand for Internet access “anywhere, anytime”.

•	Low cost wireless networks, with significantly increased bandwidths and improved compression of digital media, continue to evolve. They now allow users to view television or access the Internet on mobile devices. However, the relatively lower resolution and larger size of the displays currently used in these mobile devices do not allow the users to take full advantage of the high-resolution content available to them. We believe that our Video Eyewear products are well suited for this purpose.

•	Increased spending by consumers on mobile entertainment devices such as iPods and cellular telephones. We expect that full-featured, cellular handsets with video capabilities will become more widely available and that a single handset will replace today’s separate telephone, PDA, digital camera, handheld game player and MP3 music player. Our Video Eyewear products can provide viewable high-resolution mobile displays for users of these merged devices, with better viewing capability and higher detailed resolution than the small screens on existing mobile devices.

•	Industrial, defense and security sectors are employing mobile communications, sensors and surveillance devices that are light, durable and easy to use but require displaying their high-resolution content on an external device and often in a hands-free way. Our wearable Video Eyewear products can be ideal for this and will allow a user their physical mobility.

•	Video gaming on PCs and consoles continues to grow in North America and around the world. We believe that our Virtual Display technologies will significantly increase user satisfaction with gaming applications by engaging the user through the use of stereoscopic imagery and interactive head tracking. Our Virtual Reality and Augmented Reality Video Eyewear are designed to provide this capability.

•	The widening distribution of new three dimensional (3D) movies and other 3D content in North America is creating a need for a method to play this content outside movie theaters. We believe that Video Eyewear, with its inherent dual display design, is well suited for the playback of 3D content. Stereoscopic 3D video playback on Video Eyewear also avoids many of the negative issues commonly encountered by shutter, polarized or color anaglyph glasses used in competing technologies and allows the user to view 3D content without purchasing new computer or television equipment.

•	People with low-vision problems require devices to magnify and capture images that they wish to see and to display them in a manner that they can view with their remaining vision. Our Video Eyewear, with the addition of a camera and digital signal processing in a single device, can provide this capability to many people suffering from certain types of vision problems.

Target Markets

Our target markets and applications by major sector are:

Consumer

Entertainment and Internet.  We believe that there is an increasing demand for convenient, high-resolution, 3D displays to view content such as movies, entertainment and the Internet in a mobile environment.

Gaming.  We believe that there is a need for high-resolution, interactive, stereoscopic 3D display devices for use with desktop computers, consoles and other gaming products. We believe that gaming on modern mobile devices with small, direct view screen is not a satisfactory experience for many consumers. Our Video Eyewear products are designed to significantly enhance a consumer’s experience by providing larger, high-resolution images with stereoscopic 3D capabilities. We believe that there is also a demand for display devices that enable the user to simulate and experience movement within a three-dimensional environment when using either gaming consoles or mobile devices. We anticipate that Virtual Reality (VR) (which allows a user to interact with a computer-simulated environment, whether that environment is a simulation of the real world or an imaginary world) and Augmented Reality (AR) (which combines real-world and computer-generated data in real time) will become increasingly popular entertainment applications. Both VR and AR are difficult to implement using traditional desktop computer monitors and televisions.

Industrial and Defense

The US government requires display devices for mobile and hands-free viewing of computer and mapping information, remote viewing of sensor data, and remote viewing of transmissions from targeting systems. These applications currently include:

•	Night vision and thermal sighting systems;

•	Unmanned vehicle and robotic systems; and

•	Training and simulation systems, including AR Video Eyewear.

These systems typically are required to provide detailed, high-resolution images, with limited power consumption and low external light emission, and to be durable.

Our Video Eyewear products are also used for a number of industrial applications, including as remote camera displays and wearable computer displays, for viewing of industrial thermal signature systems and for providing hands-free access to manuals and other required information in remote and in-field maintenance servicing.

Low-vision Assist

We believe that our Video Eyewear products may provide solutions for patients suffering from certain types of visual handicaps. Our low-vision assist products are designed to assist patients suffering from macular degeneration by signal processing and re-focusing an integrated camera image into the areas of the retina that are not affected by the patient’s macular degeneration.

In the United States, macular degeneration in older people is the leading cause of loss of sight. As an indication of the size of the low-vision assist market, according to US National Eye Institute, there are currently over 1.8 million Americans suffering from some form of degenerative low-vision disease with an additional 200,000 being diagnosed annually.

Products

We believe we provide the broadest range of consumer Video Eyewear product offerings available in the market and that our products contain the most advanced electronics and optics for their target markets and uses. Our products include:

Binocular Video Eyewear Products

The features of our binocular Video Eyewear products, including their resolution and apparent display size, microphones, tracking devices and support of three-dimensional viewing are designed to suit consumer applications. Our binocular Video Eyewear products contain two microdisplays, a separate display for each eye, typically mounted in a frame attached to eyeglass style-temples. These products enable mobile and hands-free private viewing of video content on screens that simulate home theater-sized screens. Headphones are built into the temples so that users can listen to accompanying audio in full stereo. They can be employed as mobile high-resolution displays with products such as portable DVD players, laptop computers, MIDs, cellular phones with video output capability, and personal digital media/video players (video iPods).

For the consumer markets, we currently produce four binocular Video Eyewear products, all of which support 3D applications. Each has a different apparent display size and native resolution. They are:

•	AV230 XL — QVGA (320x240 three-color pixels) resolution and simulating a 44-inch screen at nine feet.

•	AV310 widescreen — WQVGA (420x240 three-color pixels) resolution and simulating a 52-inch screen at nine feet.

•	AV920 — VGA (640x480 three-color pixels) resolution and simulating a 62-inch screen at nine feet.

•	VR920 — VGA (640x480 three-color pixels) resolution, simulating a 62-inch screen at nine feet, designed to plug into a computer’s USB and video ports, and containing our proprietary three degrees of freedom head tracking technology, which enables the user to look around the environment being displayed by simply moving his or her head. A microphone allows the user to communicate with others. We expect those features to be of particular interest to users playing games using the VR920, but they also can be used in commercial 3D applications and for exploring Internet virtual worlds like Second Life. The VR920 is currently compatible with over 80 titles that work with it out of the box, including popular games such as Microsoft’s Flight Simulator X and World of Warcraft. We currently have over 1000 software developers’ kits being used in applications from college research programs to commercial developers to develop additional titles for the VR920. With the addition of a clip-on camera which we are currently tooling the VR920 can also used in AR applications.

We sell our current binocular products into the consumer marketplace under the brand iWear®. At the Consumer Electronics show in January 2009 we introduced our first sunglass styled Video Eyewear product that we will be selling under the Wraptm brand. We plan to introduce two versions of our Wrap optics, including one that will both allow the user to see through to the real world when the display is off or be just partially transparent when the display is on. The first version will not be see-through and we expect it will be introduced by October 2009. We anticipate that by spring 2010 we will be offering a second version with see-through optics and a higher display native resolution that will accept HD inputs and support AR applications and at the same time be backwards compatible to all the VR920 gaming applications already written. We also anticipate that by spring 2010 we will be offering our six degrees of freedom tracking technology, which is currently still in development. That technology is being designed to both accurately track an object’s and the user’s position in 3D virtual space and to combine that tracking capability with translational information about the three rotational axes (roll, yaw, pitch). The addition of this translational information will allow the device to report information about its X, Y and Z position as it moves. This will expand the realism and accuracy for users interacting in a VR or AR environment. We anticipate that our six degrees of freedom tracking technology will be available both separately as an accessory and as a built-in feature of many of our Video Eyewear products.

We anticipate that future generations of our Video Eyewear products will have form factors that should be even more appealing to consumers, with appearances and sizes that are more like ordinary sunglasses, and be more ergonomic and fashionable. We intend to sell our binocular products into the defense markets and have developed and delivered prototypes of a rugged version for marine applications. We also intend to sell our binocular products for industrial applications that are similar to those in the defense markets and with our new Wraptm line of Video Eyewear we anticipate advanced applications from training and tools for maintenance and repair to interactive product design and development.

Monocular Video Eyewear Products

Our Tac-Eye® monocular (single eye) high-resolution Video Eyewear models are designed to clip onto a pair of ballistic sunglasses, a head set or conventional safety goggles. They can be used with the large installed base of rugged laptops, security and night vision cameras and thermal night vision sights, including those systems that we currently act as a sub-contractor of display drive electronics to the US defense department. Tac-Eye® enables users to have wearable, private and hands-free access to high-resolution content or information. They enable the viewing of material that is difficult or impossible to accurately view on the lower-resolution direct view screens that are standard on many of these devices without extensive zooming in or panning across the screen.

Most of our Tac-Eye® products have an SVGA display and afford a 28 degree field of view, the equivalent of a 20-inch computer screen at three feet. They are also designed to be durable and suitable for defense field use and industrial applications.

Defense Sub-Assembly and Custom Solutions

We are involved in two programs as part of contracting teams that produce display drive electronic subassemblies for light, medium, and heavy weight thermal weapon systems for US and other defense forces. We produce the display drive electronics as part of these night-vision systems and over the last five years we have delivered over 107,000 systems. These products have accounted for over 50% of our sales in the last two years.

We also have provided full optics systems, including head mounted devices, wrist worn displays, human computer interface devices, and wearable computers as prototypes under several armed services test programs. These are being tested in applications such as the remote control of unmanned vehicles. When possible, we obtain a first right of refusal to be the volume manufacturer of our proprietary display subassemblies as part of our contracting process for the custom design of products.

Low-vision Assist Products

We offer two Video Eyewear products specifically for low-vision assist applications. The first is a bundle of our AV920 Video Eyewear with an external handheld camera that magnifies written information to help a user to read small print. The second consists of binocular Video Eyewear that incorporates a camera and digital signal processor that uses our proprietary digital signal processing algorithms to increase contrast, magnification, color correction, edge detection, histogram flattening, and using other video processing techniques. The image received by the camera is processed, enhanced and transmitted to the displays within the Video Eyewear to be viewed by a user suffering from macular degeneration. These devices are designed to permit many users suffering from macular degeneration to perform a number of normal daily functions, such as reading or signing a check, that they could not perform unaided.

Technology

We believe that it is important to make substantial investments in research and development to maintain our competitive advantage. The development and procurement of intellectual property rights relating to our technologies is a key aspect of our business strategy. Near-to-eye virtual displays and their components use relatively new technologies. We believe that it is technologically feasible to improve the weight, ergonomics, optical performance, luminance, power efficiency, design compactness, field of view and resolution of the current generation of virtual displays and display components. We expect to continue to improve our products through our ongoing research and development and advancements made by our third party suppliers of key components. We also develop intellectual property through our ongoing performance under engineering service contracts for the US Government. During our fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006, we spent $3,366,518,

$2,365,412 and $1,279,239, respectively, on research and development activities. We expect to continue to increase our research and development expenditures in the future. We have also acquired technologies developed by third parties and we may do so in the future.

We believe that the range of our proprietary technologies gives us a significant competitive advantage. Our technologies include motion tracking systems; stereoscopic display assemblies; optic systems; display backlights; mobile and wearable computing devices and user interface technology; low-power electronics; software drivers; and software applications. Our technologies enable us to provide low-cost, small form factor, high-resolution Video Eyewear products. To protect our technologies, we have developed a patent portfolio which consists of:

•	44 total patents issued worldwide;

•	27 US patents issued (12 non-provisional, 15 design);

•	11 US patents pending (3 design, 7 non-provisional, 1 provisional);

•	17 international (non-US) patents issued (15 design, 2 non-provisional);

•	10 international (non-US) patents pending (3 design, 5 non-provisional, 2 applications under the Patent Cooperation Treaty); and

•	5 applications in preparation but not yet filed, covering our virtual display technology.

Our US patents expire on various dates from May 7, 2010 until September 23, 2024. Our international patents expire on various dates from May 30, 2015 until May 30, 2030.

Major technologies that we employ in our products include:

Hardware Technology

Virtual Display Technology (including Lens Technology and Optics Assemblies)

Microdisplay optics represents a significant cost of goods for both us and our competitors. Driving this cost is the significant trade off between the physical size of the microdisplay and the cost of the supporting optics. Smaller displays require larger and more sophisticated optics, while larger displays require less magnification and less complex optics. The smaller a microdisplay is, the less it costs to produce. But the smaller a microdisplay is, the more difficult it is to make optics systems that have no user adjustments, large fields of view and very low distortion specifications. To improve our Video Eyewear’s fashion and ergonomics we are developing thin and lightweight optics that can be integrated with display engines that match conventional eyewear frames in size and weight and provide what we believe are significantly improved ergonomics compared to competing wearable virtual displays.

Vuzix Quantum Optic:  We believe we have developed revolutionary “first surface” optics assemblies that include lenses, microdisplays, and backlights, all assembled into a single sub-assembly. This technology permits the production of inexpensive microdisplay engines that provide low-distortion and large field of view images. We expect that this technology will also enable us to produce sunglass-styled Video Eyewear products that will allow the user to see through the display to the real world. We expect to introduce the first of these products in the fourth quarter of 2009 under the Wraptm brand. We have both issued and pending patents with respect to this technology.

Vuzix Blade Optic:  We are developing an optical display engine that uses a blade of glass or plastic as a wave guide, which we refer to as the Bladetm. The Blade uses a “projected” image from a conventional microdisplay that is “squeezed” into a thin blade of glass or plastic and, using a proprietary light guide expander, the image exits from the glass in front of the user’s eye. We expect this display engine will provide a large field of view from a very thin lens system. The Blade can also function in see-through applications. Unlike competing wearable virtual displays, a see-through display does not obstruct the wearer’s vision or reduce his awareness of what is happening around him. Video Eyewear employing this display engine will be closer to conventional sunglasses than currently available products in comfort, size, weight and ergonomics. We have filed patent applications with respect to this technology.

Holographic Display Engine:  We have numerous patents and patents pending on our new Holographic Display Engine (HSE). The HSE incorporates both a display subsystem and associated optics in a single monolithic design. The image is projected into the edge of a slim piece of glass where it is internally reflected and directed out through a holographic element where it appears as a large virtual screen to the user. To date we have successfully prototyped a monochrome version of this display engine in our design lab. If our continued research is successful we believe we should ultimately have a low cost very high-resolution display engine that by price, resolution, weight, form factor and power consumption all should far exceed existing microdisplay technology.

Low Power — LCD Drive Electronics:  We believe that our numerous successful designs for the defense market demonstrate that we can design and successfully implement very low-power microdisplay electronics modules. The electronics required to drive advanced microdisplays are a complex and costly piece of a virtual display system. We may develop application-specific integrated circuits (ASICs) to further reduce the cost, number of components, and size of our electronics package while improving the performance with various input sources. While costly and complicated to develop, we believe these ASICs could be critical to the success of our cost reduction programs and, once completed, should also create barriers to entry for competitors.

Position Tracking:  Our tracking system incorporates patented, multi-axis, “source-less” tracking technology to track the rotational orientation of the user’s head. Using the earth’s magnetic field and gravity as references, a silicon sensor supplies the yaw information and a silicon-based tilt sensor supplies pitch and roll, as well as error correction. We have significantly reduced the cost of tracking with our patented technology as compared to competitive alternative solutions available today. We have also begun development on our 6 degrees of freedom tracker that adds translational tracking about the three rotational axes (roll, yaw, pitch). We believe that cost-effective tracking technology is fundamental to any Virtual and Augmented Reality Video Eyewear system’s success and will help create a significant barrier to entry for the competition.

3D Content Delivery

Vuzix Automated 3D Watermark:  In response to the proliferation of large-screen, HD home entertainment systems, the motion picture industry has recently begun to invest in stereoscopic 3D technologies to attract theater viewers. Over 5,000 North American movie theaters are being converted to both digital projection and full 3D and production of 3D motion pictures is increasing. Video Eyewear, with its immersive environment and two separate displays, is well suited for viewing 3D content and avoids many of the negative issues typically encountered by shutter, polarized or color anaglyph glasses used in competing technologies such as video color distortion, noticeable flicker, decreased contrast and bleed-through. Currently, in order to effectively display 3D content, the viewer must manually switch the projection system or display device to 3D mode as required by the content. We have developed and have patents pending on a system that does this automatically for the viewer. Using our system, a “watermark” is embedded into the video stream that identifies it as being 3D content. Our Video Eyewear can decode the watermark and reconfigure the Video Eyewear to view the content in 3D without any involvement by the viewer. If the content is not in 3D, the Video Eyewear remains functioning in two-dimensional mode. Our technology can be used with both legacy and advanced Digital Rights Managed (DRM) delivery systems.

Vuzix 3D Stereoscopic USB Drivers:  We have developed a USB driver that will allow most 3D titles to work in 3D stereoscopic mode with our PC based Video Eyewear. This driver allows 3D titles that have been and are being created utilizing Microsoft’s Direct X 3D graphics drivers and Open GL, industry standards for entertainment and other 3D graphic applications, to be viewed in stereoscopic 3D using our Video Eyewear. We release support for the 3D titles using “Monitor Software” on a title-by-title basis, typically coincident with added tracking capabilities.

General Eyewear Technology

Vuzix Ergonomics and Industrial Designs:  We have developed ergonomic technologies that make head-worn displays easier to use in a wide variety of applications. For example, we are currently one of the only producers of Video Eyewear solutions that offers focus adjustment on our products that accommodate many of our users that need glasses for vision correction and at the same time we offer the ability to accommodate glasses for those that need them. We generally file design patents on our more advanced solutions.

Software/Firmware Technology

We believe that our substantial software portfolio provides a competitive advantage. We have developed an extensive set of Windows XP/Vista 32 and 64 bit drivers, Mac through to WIN CE and .NET drivers and core code capability that allows us to efficiently add new feature sets centered around our hardware and their related software products. We anticipate that this software technology will be the foundation for some of our future products. Additionally, we have a base of embedded microprocessor and field-programmable gate array (FPGA) code related to microdisplay drive electronics. We also have a large library of internally developed, copyright-protected software that is used throughout our products. Usable software applications and add-on accessory hardware drivers can greatly increase customer value of our Video Eyewear products.

Patents and other Intellectual Property

We have a comprehensive intellectual property policy which has as its objectives: (i) the development of new intellectual property both to ensure and further our intellectual property position in relation to personal display technology; and (ii) the maintenance of our valuable trade secrets and know-how. We seek to further achieve these objectives through the commencement of more education and training of our engineering staff and the adoption of appropriate systems and procedures for the creation, identification and protection of intellectual property.

Our general practice is to file patent applications for our technology in the United States, Europe and Japan, while inventions which are considered to have the greatest potential are further protected by the filing of patent applications in additional countries, including Canada, Russia and China. We file and prosecute our patent applications in pursuit of the most extensive protection including, where appropriate, the applications of the relevant technology to the broader display industry.

We believe that our intellectual property portfolio, coupled with our key supplier relationships and accumulated experience in the personal display field, gives us an advantage over potential competitors. We also believe our copyrights, trademarks, trade secrets, and patents are critical to our success, and we intend, directly or indirectly, to maintain and protect these. We also rely on proprietary technology, trade secrets, and know-how, which are not patented. To protect our rights in these areas, we require all employees and, where appropriate, contractors, consultants, advisors and collaborators to enter into confidentiality, invention assignment and non-competition agreements.

In addition to our various patents, Vuzix currently has 11 registered US trademarks and a total of 27 trademark registrations worldwide.

Competitors and Competitive Advantage

The personal display industry in which we operate is highly competitive. We compete against both direct view display technology and against near-eye display technology. We believe that the principal competitive factors in the personal display industry include image size, image quality, image resolution, power efficiency, manufacturing cost, weight and dimension, feature implementation, ergonomics and finally the interactive capabilities of the overall display system.

Most of our competitors’ products are based on direct view display systems, in which the user views the display device, or screen, directly without magnification. These products have several disadvantages compared to virtual displays and our Video Eyewear products. If the screens are large enough to read as conventional internet page or HD video without external magnification or image zooming, the products must be large and bulky, such as laptops, personal computers or portable DVD players. If the displays are small, such as those incorporated in cellular phones and PDA-like devices, the screens are difficult to read when displaying higher resolution content. Despite the limitations of direct view personal displays, advanced multi-media enabled or smart cellular phones are being produced in ever increasing volumes by a number of manufacturers, including Motorola, Inc., Nokia Corporation, Sony Ericsson Mobile Communications AB, Research In Motion Limited, Samsung Electronics Co., Ltd., LG Electronics and Apple Inc. (Apple). We expect that these large and well-funded companies, as well as newer entrants into the marketplace, will make products that seek to compete with ours based on improvements to their existing direct view display technologies or on new technologies.

We also have competitors who produce near eye personal displays or Video Eyewear. However, most of our competitors’ current products lack one of more of the following critical features: advanced optics, video up-scanning, 3D stereoscopic support, on-screen video controls, and tracking. Furthermore, we believe that most of our competitors’ near eye products have inferior optics, marginal electronics and poor industrial design and that, as a result, our Video Eyewear products are superior to those of our competitors in both visual performance and ergonomics. They are lightweight and provide high-resolution images. They have convenient and easy to use controls that enable the user to control the display. Our systems are also typically more power-efficient than those of our competitors. We believe that tracking technology is a critical component of any VR or AR system and that our patented tracking technology gives us a competitive advantage in the markets for those systems.

Competition — Consumer Products

A number of major companies, such as Sony, Olympus Corporation and Canon Inc., produced head worn video display products for the consumer market in the late 1990s. These products were not well accepted by consumers and were ultimately discontinued. We believe that these products were not well accepted because they were ergonomically unsatisfactory and provided only low resolution images and because, at that time, there was little demand for mobile Video Eyewear. When these products were available, video content was generally stored on video tape and could only be viewed by playing the videotape on a videotape recorder connected to a television. Currently there are a number of smaller companies that have products which compete with our Video Eyewear products. Our major competitors are MyVu, Zeiss, i-O Display Systems, LLC, DaeYang Co., Ltd., Cybermind Interactive Nederland, Mirage Innovations, Ltd., Lumus, Shenzhen Oriscape Electronic Co., Ltd., Microvision Corporation (Microvision) and Kopin.

Kopin began offering QVGA and VGA binocular display modules (BDM) complete with drive electronics to original equipment manufacturers (OEMs) in 2006. Those modules are designed for easy customization by OEMs and include microdisplays, backlights, optics and drive electronics. The availability of those BDMs has greatly reduced the investment required for new competitors to enter the business. To date, the Kopin products have been primarily used by Asian-based Video Eyewear manufacturers. Kopin does not currently compete with Vuzix at the retail level. Kopin is our primary supplier of microdisplays.

In addition to numerous Asian-based companies using Kopin BDMs, we currently have two principal competitors in the consumer Video Eyewear market: MyVu and Zeiss.

•	MyVu has based its most recent product line on an optic design that results in relatively small virtual image sizes. While this allows for a smaller form factor, it does not provide the large virtual image that we believe consumers desire from Video Eyewear products. Images on our Video Eyewear products appear as much as four times larger than those on MyVu products. MyVu products also do not currently support 3D, VGA video from a PC or tracking. Finally, MyVu does not have a Video Eyewear product designed specifically for the gaming market.

•	Zeiss introduced its first Video Eyewear product in the spring of 2008. This product is bigger and bulkier than ours and we believe it will be less acceptable in the mobile markets. And while Zeiss does provide some level of 3D video support, it does not currently offer PC products nor does it support the tracking technology that would allow its products to be interactive.

There are also several Chinese manufacturers offering Video Eyewear products that have one or more of the deficiencies described above.

Competition — Industrial and Defense

Although several companies produce monocular Video Eyewear, we believe that opportunities for sales of their products to date have been limited. So far, the market opportunity outside of the night vision products has been limited primarily to trial tests, rather than commercial volume purchases for defense and industrial applications. We are aware of only very limited commercial volume purchases in the defense and industrial markets. Our current competitors in these markets are Liteye Systems, Inc., Lumus, Shimadzu Corporation, Microvision, Kopin, Creative Display Systems, LLC, OASYS Technology, LLC, Rockwell Collins, Inc. and its subsidiary Kaiser. Some of these companies are currently shipping product and others have only introduced prototypes and/or are offering only limited sample quantities. We expect that we will encounter competition in the future from major suppliers of imaging and information products for defense application, including DRS Technologies, Inc. (DRS), Insight Technology Incorporated, Raytheon Company and BAE Systems, Inc.

There is competition in all classes of products manufactured by us, including from divisions of the large companies, as well as many small companies. Our sales do not represent a significant share of the industry’s market for any class of its products. The principal points of competition for electronic products of both a defense and industrial nature include, among other factors: price, product performance, the experience of the particular company and history of its dealings in such products. We, as well as other companies engaged in supplying equipment for military use, are subject to various risks, including, without limitation, dependence on US and foreign government appropriations and program allocations, the competition for available military business, and government termination of orders for convenience.

We believe that most of the monocular Video Eyewear products offered by our competitors are inferior to ours because they are bulky, have small image sizes with poor optics and/or are currently priced higher than our products.

Competition — Low-Vision Assist

The majority of competitors in the low-vision assist market offer magnification systems that consist of a large desktop television or computer screen that displays a magnified version of an image captured by a hand scanner or stationary camera. Over 30 companies currently offer such vision tools. The largest providers are Enhanced Vision Inc. (Enhanced Vision) (which markets its product under the Merlin brand name), MagniSight, Inc., Optelec Holding B.V., REHAN Electronics Ltd. (which markets it product under the Affinity brand name), Beirley Associates, Inc., Telesensory Corporation and eSight Corporation. Although the products offered by these companies can provide effective low-vision assistance to many users, they are not mobile and they are often difficult to use. They generally require the user to sit in front of the large screen to view the image. Recently, some companies, including Enhanced Vision, have introduced mobile digital magnifiers that include a camera and an integrated six-inch LCD screen. Enhanced Vision’s product is marketed under the Amigo brand. We do not believe that any of these competitive products offers the flexibility of usage, portability and some of the advanced digital video signal processing capabilities of our LV920. Moreover, the utility of all of the other competitive tools is generally limited to reading, whereas the LV920, which employs a wearable camera and is mobile, can also be used for many other normal vision applications.

In the wearable low-vision assist market, our competitors are manufacturers of optical loops and head worn optical systems and one manufacturer of a digital magnifying system similar to our LV920. The optical loops are usually worn by dentists, doctors, and jewelry makers for their fine work, and have gained limited use in the low-vision assist market due to their lack of signal processing and image brightness issues. The competitive digital magnifier is manufactured by Enhanced Vision and is sold under the Jordy and Maxport brand names. While the Enhanced Vision product has been sold for several years now, its market penetration has been limited. We believe our low-vision assist product is more ergonomic and offers more advanced digital video signal processing techniques than those manufactured by Enhanced Vision.

Sales and Marketing

Sales

Our sales strategy is to introduce our products to the widest possible audience within our target markets. We focus today on the consumer and industrial and defense markets. Historically, most of our sales efforts were directed toward obtaining contracts to provide custom engineering solutions and products for the defense and industrial markets. However, in 2005, as our products and technology evolved, we began to also sell standard Video Eyewear products for the consumer markets. In fall 2008, we began offering products for the low-vision assist market.

We have separate marketing and sales strategies for each of our target markets. We have an internal sales force of five people. We regularly attend industry trade shows in our markets and have begun establishing some level of separate branding for both of our divisions. The consumer division sells under the Vuzix name and the industrial and defense division under the Tac-Eye® name.

During the years 2008 and 2007, 63.8% and 67.6% of our sales were derived from providing goods and services to the US government, directly and indirectly. Of those amounts, 80.7% in fiscal 2008 and 20.7% in 2007 were derived from subcontracts with Kopin and DRS, and we are dependent upon continuing to be engaged as a subcontractor to them. We derived 35.4% of our sales from consumer Video Eyewear products in fiscal 2008 and 32.4% and 21.2% in fiscal 2007 and 2006 respectively.

Marketing

Our marketing group is responsible for product management, planning, advertising, marketing communications, and public relations. We intend to become known as the premier supplier of Video Eyewear in the consumer markets, where our products are currently sold under the iWear® brand. We also intend to become known as the premier supplier of virtual display technology and systems for the industrial, defense, and low-vision assist markets. We employ public relations firms in both the United States and England and a marketing firm to help convey our message through brochures, packaging, tradeshow messaging and advertising campaigns. We plan to undertake specific marketing activities as needed, including, but not limited to:

•	product reviews, case studies and promotions in trade publications;

•	enhancement and maintenance of our Website;

•	Internet and web page advertising and targeted emails;

•	public relations, print advertising, catalogs and point of purchase displays

•	trade shows and sponsorships;

•	co-marketing relationships with relevant companies in selected markets; and

•	Internet awareness and outreach activities.

Industrial and Defense

We primarily solicit and manage our government/defense products and engineering services directly. We expect to continue to obtain business through marketing our existing reputation within the defense markets for quality, precision electronics for defense night vision and thermal weapons systems. We believe this market to be a relationship and “word of mouth” market in which large contracts are generally awarded only to those who have performed well on previous contracts. We employ, and expect to continue to employ, a Washington-based lobbying firm to help increase our visibility as a potential supplier in these markets and to assist us in uncovering new sales opportunities. We also act as a value added supplier, supplying our products to major defense suppliers, such as iRobot and DRS, to complement their products so that they can offer a complete turn-key solution to their potential defense customers. We are attempting to expand such partnerships and co-marketing agreements with government- and defense-focused value added resellers and system integrators, for our Tac-Eye® product lines. We market our products primarily through our own direct sales organization. Business is solicited from large industrial manufacturers and defense companies, the US government and foreign governments and major foreign electronic equipment companies. In certain countries we have and will use external sales representatives to help solicit and coordinate foreign contracts. We are also on the eligible list of contractors of many agencies of the US Department of Defense and may now be solicited by such agencies for procurement needs falling within the major classes of products we produce. We also search the various government contract offering sites for procurement programs in which we believe we are qualified to participate.

Consumer

We engage in a variety of marketing efforts that are intended to drive customers to our products and to grow awareness of our consumer products and Video Eyewear in general. Public relations is an important aspect of our marketing and we intend to continue to distribute samples of our products to key industry participants. We currently plan to focus our marketing efforts for the next 12 months on:

•	distinguishing the Video Eyewear product category from current competitors and legacy head mounted displays;

•	building consumer acceptance and momentum around the new Video Eyewear category;

•	creating awareness of the benefits of Video Eyewear as compared to existing technologies; and

•	creating brand awareness of the Vuzix, iWear® and Wraptm brands.

Our Video Eyewear and VR Video Eyewear products are currently sold directly to consumers, through select specialty retailers, through catalogue offerings and through third party North American distributors including D&H and Wynit. Our products are currently sold by the following US based resellers: SkyMall, Brookstone, Hammacher Schlemmer, Amazon and Micro Center. Our website, www.vuzix.com is an important part of our direct sales efforts.

If our marketing efforts are successful and our sales volume increase we expect that most of our products will then be sold through the traditional consumer electronics and PC mass-market distribution channels and to a smaller extent from our current specialty retailers. Therefore, we intend to spend the majority of our marketing budget during this phase on website, direct sales support and on reseller incentives and support. For resellers with physical retail locations we began offering in the US, point of purchase systems that include a video frame running a slide show presentation on the products as well as an integrated fully functional Video Eyewear product that allows potential customers to use our products.

We may also explore and consider OEM and licensing relationships with manufacturing partners, consumer electronics firms, and mobile phone makers.

We intend to sell our products internationally through our growing network of international distributors. Our distributorships are being established on a country by country basis, where market size allows. Normally, we appoint two or more distributors in each area. However, in early 2009 we signed a letter of intent to negotiate a long-term exclusive distribution arrangement for the Chinese marketplace. Negotiations with the potential distributor are currently continuing and any definitive agreement will be subject to sales performance and volume requirements, along with an option to manufacture portions of our products under license directly in China for that marketplace only.

Our initial international focus was on Japan. In late 2007 we opened a branch sales and service office in Tokyo, staffed by two full-time personnel. In addition to supporting local resellers and distributors and providing end user customer support, we are seeking new sales channels and partnerships with software and hardware solution providers in Japan.

To serve the EU market, in spring 2008 we established a wholly owned subsidiary, Vuzix (Europe) Limited, through which to conduct our business. As of March 31, 2009 we had resellers in 23 countries that had placed orders with us in the last six months. While we do not currently maintain a European office, we have contracted with a third-party end user technical support firm and fulfillment center to service our customers in the EU. We have also retained a sales consultant (who acts as our European Director of Operations), a UK public relations firm and a mobile applications consultant to provide us with advice regarding the European cellular phone market.

Low-Vision Assist

We intend to market our low-vision assist products through low-vision clinics, catalogs and the Internet. Our research indicates that most low-vision sufferers visit a low-vision clinic after visiting a retinal specialist (of which there are approximately 2,000 in the United States) or after a low-vision examination at an optometrist or ophthalmologist. We intend to develop an awareness campaign aimed at retina specialists and to provide demonstration systems and brochures at low-vision clinics, which are the most common purchase point for low-vision assist products. An internal sales force and independent sales representatives will be used to sell our products through and to those clinics. We intend to test our products against other low-vision aids and publish the results in medical journals and present them at medical conventions. There are at least five major trade shows each year for retina specialists in North America and we intend to exhibit both our products and present the results of our testing at those shows.

Manufacturing

Currently, we purchase product components from our suppliers and perform the final assembly of our Video Eyewear products ourselves in our Rochester, New York facility. We are experienced in the successful production of our products in moderate volumes. We expect to continue to perform final assembly of our Video Eyewear products ourselves over the short term. However, if our assembly volume increases and cost effective third party sourcing becomes feasible, we anticipate that we will outsource the bulk of the final assembly, with the possible exception of certain critical optical and display components.

We currently purchase almost all of the microdisplays used in our products from Kopin and eMagin. Kopin accounts for approximately 95% of our microdisplays by unit volume. We estimate that products incorporating Kopin microdisplays will account for approximately 46% of our sales in 2009 and products incorporating eMagin microdisplays will account for approximately 20% of our sales in 2009. We procured increasing percentages of our microdisplays from other sources, but they are very limited currently. While we do not manufacture our components, we own the tooling that is used to make our custom components (with the exception of Apple iPod authentication chips and connectors that we acquire directly under license from Apple) and we do not believe that we are dependent on our relationships with any supplier in order to continue to operate our business effectively. Some of our accessory products, such as screen-less portable DVD players and mouse based camera systems are sourced from third parties as finished goods. We typically have them print our Vuzix brand name on the products. Such third party products represent less than 2% of our sales in 2008.

We are committed to globally sourcing all our components to minimize product costs. We anticipate that procuring assembled products from third parties will result in decreased labor force requirements, capital equipment costs, component inventories, and the cost of maintaining inventories of work in progress. We generally procure components and products from our vendors on a purchase order basis without any long-term commitments. We currently use several Asian manufacturing sources, where we have located some of our tooling.

Employees

As of the date of this prospectus, we had 48 full-time employees in North America: eight in sales and marketing, distribution, and customer service; 16 in research and development and engineering services support; 16 in manufacturing, operations and purchasing; one in quality assurance; and seven in finance, management, and administration. We also work with a group of sub-contractors mainly for industrial, mechanical and optical design assistance in the Rochester, New York area, some of which have been continually contracted over the last 36 months. In Japan we have two full-time employees and in the UK we have one full-time contractor to manage our European sales and marketing activities.

Facilities

Our manufacturing facility, consisting of approximately 8,800 square feet, is located at 2166 Brighton Henrietta Townline Road, Rochester, New York 14623, and our research and development, sales and administration offices, consisting of approximately 9,600 square feet, are located in two different suites at 75 Town Centre Drive, Rochester, New York 14623. We currently pay approximately $65,000 per year in rent for our manufacturing facility and $110,000 per year for our research and development, sales and administration offices. The manufacturing facility is leased on a calendar year term and we expect to renew the lease on substantially the same terms prior to its expiration at the end of 2009. Our lease on one office suite expired in May 2009 and our lease on the other office suite expires in June 2010. We currently occupy the suite on which our lease expired on a month-to-month basis. We expect to renew that lease on substantially the same terms in the near future. We have an option to terminate the lease expiring in June 2010 earlier subject to payment of a termination fee.

We believe that each of our facilities is in good operating condition and will adequately serve our needs for at least the next 12 months. Subject to the successful completion of this offering, we intend to start re-consolidating our facilities. This will be done for efficiency reasons. We anticipate that, if required, suitable additional or alternative space would be available on commercially reasonable terms to accommodate expansion of our operations.

Legal Proceedings

As at the date of this prospectus, we are not a party to, and our property is not the subject of, any legal proceedings, we have not been a party to, and our property has not been the subject of, any such proceedings since our incorporation, and we are not aware of any such proceedings contemplated by or against us or our property.

There have been no penalties or sanctions imposed against us by a court relating to Canadian provincial and territorial securities legislation or by a Canadian securities regulatory authority within the three years immediately preceding the date of this prospectus.

There have been no penalties or sanctions imposed by a court or regulatory body against us that are necessary to be described herein for the prospectus to contain full, true and plain disclosure of all material facts relating to the securities being distributed, nor have we entered into any settlement agreements before a court relating to Canadian provincial and territorial securities legislation within the three years immediately preceding the date of this prospectus.

History

We were incorporated in Delaware in 1997 as VR Acquisition Corp. In 1997, we acquired substantially all of the assets of Forte Technologies, Inc. (Forte), which was engaged in the manufacture and sale of virtual reality headsets and the development of related technologies. It was originally owned and controlled by Kopin, our main current microdisplay supplier. Most of the technologies developed by Forte are now owned and used by us.

Thereafter in 1997 we changed our name to Kaotech Corporation. In 1998 we changed our name to Interactive Imaging Systems, Inc. In 2004 we changed our name to Vicuity Corporation and then to Icuiti Corporation. In 2007, we changed to our current name, Vuzix Corporation. None of these name changes were the result of a change in our ownership control.

Our corporate offices are located at 75 Town Centre Drive, Rochester, New York 14623. Our phone number is (585) 359-5900. The URL for our website is www.vuzix.com. The information contained on, connected to or that can be accessed via our website is not part of this prospectus. We have included our website address in this prospectus as an inactive textual reference only and not as an active hyperlink.

MANAGEMENT

Executive Officers, Key Employees, Directors and Director Nominees

Below are the names, ages and positions held with us of our executive officers, key employees, directors and directors elect.

Name	Age	Position(s)

Paul J. Travers	47	CEO, President and Director
Grant Russell	56	CFO, Executive Vice President and Director
Vincent J. Ferrer	37	Director of Engineering
Paul Churnetski	61	Vice President — Quality Assurance
Gary VanCamp	62	Vice President — Low-Vision Assist Products
Steven D. Ward	48	Controller
Stephen J. Glaser	37	Vice President — Sales & Marketing — Defense
Mike Hallett	36	Director Sales — Consumer
Peter Artz	40	Director of Manufacturing
William Lee	56	Director
Frank Zammataro	51	Director Elect
Kathryn Sayko	42	Director Elect
Bernard Perrine	46	Director Elect

Executive Officers

Paul J. Travers was the founder of Vuzix and has served as our President and Chief Executive Officer since 1997 and as a member of our board of directors since November 1997. Prior to the formation of Vuzix, Mr. Travers founded both e-Tek Labs, Inc. and Forte Technologies Inc. He has been a driving force behind the development of our products for the consumer market. With more than 20 years experience in the consumer electronics field, and 13 years experience in the virtual reality and virtual display fields, he is a nationally recognized industry expert. He holds an Associate degree in engineering science from Canton, ATC and a Bachelor of Science degree in electrical and computer engineering from Clarkson University. Mr. Travers resides in Honeoye Falls, New York, United States.

Grant Russell has served as our Chief Financial Officer since 2000 and as a member of our board of directors since April 2009. From 1997 to 2004, Mr. Russell developed and subsequently sold a successful software firm and a new concept computer store and cyber café. In 1984, he co-founded Advanced Gravis Computer (Gravis), which, under his leadership as President, grew to become the world’s largest PC and Macintosh joystick manufacturer with sales of $44 million worldwide and 220 employees. Gravis was listed on NASDAQ and the Toronto Stock Exchange. In September 1996 it was acquired by a US-based Fortune 100 company in a successful public tender offer. Mr. Russell holds a Bachelor of Commerce degree in finance from the University of British Columbia and is both a US Certified Public Accountant and a Canadian Chartered Accountant. Mr. Russell resides in Vancouver, British Columbia, Canada.

Key Employees

Paul J. Churnetski — Mr. Churnetski held the position of Vice President of Manufacturing from November 1997 to December 2005, when he became Vice President of Quality Assurance at Vuzix. Mr. Churnetski was also a member of our board of directors from November 1997 to August 2007. He was previously employed with medical manufacturers Fisons Corp. and Pennwalt Corp., where he held senior positions in the areas of technical operations, quality assurance, manufacturing, and information technology. He holds a Bachelor of Science degree in chemistry and a Master of Science degree in physical chemistry from the State University of New York, College at Geneseo, and was previously certified as a Quality Engineer. Mr. Churnetski resides in Henrietta, New York, United States.

Vincent J. Ferrer has served as our Director of Engineering since September 2005. Mr. Ferrer is responsible for directing our research and development team as well as managing our intellectual property portfolio and regulatory affairs for markets served. From July 1993 to September 2005, Mr. Ferrer was an engineer and project manager at Belkin Components, Inc. Mr. Ferrer holds a Bachelor of Science degree in engineering from Rochester Institute of Technology. Mr. Ferrer resides in Pittsford, New York, United States.

Gary VanCamp has been with us since March 2004 and has served as our Vice President — Low-vision Assist Products since August 2007. Prior to joining us, Mr. VanCamp was a Project Manager — World Wide Training (Sales and Marketing Department) at Intel Corporation from January 2000 through July 2003. His more than 25 years of electronics engineering, manufacturing, and project management experience includes project management, Vice President of Engineering positions and extensive hardware design and development experience. Mr. VanCamp holds a Bachelor of Science degree in electrical/electronics engineering from Rochester Institute of Technology. Mr. VanCamp resides in Rochester, New York, United States.

Steven D. Ward has served as our Controller since January 1998. Mr. Ward, a Certified Public Accountant, is responsible for all of our accounting and human resource services. Mr. Ward’s previous experience includes positions as Controller/Tax Manager for AM&M Companies, a financial services firm, and as a principal in a regional certified public accounting firm. Mr. Ward holds a Bachelor of Science degree in accounting from the State University of New York, College at Fredonia. Mr. Ward resides in Rochester, New York, United States.

Stephen J. Glaser has served as our Vice President Sales & Marketing — Defense and Industrial since January 2000. Prior to joining Vuzix, Mr. Glaser worked in sales with Johnson & Johnson. Mr. Glaser holds a Bachelor of Science degree in marketing and business administration from State University of New York, Empire State College. Mr. Glaser resides in Pittsford, New York, United States.

Michael Hallett has been with us since May 2005 and has served as our Director of Sales — Consumer since October 2008. From June 2004 to May 2005, Mr. Hallett was a sales manager at Wards Natural Science. Prior to that position, Mr. Hallett had sales potions at Unisys Corporation and Paychex, Inc. Mr. Hallett holds a Bachelor of Science degree in business administration with a concentration in marketing and a minor in economics from the State University of New York, College at Brockport. Mr. Hallett resides in Canandaigua, New York, United States.

Peter Artz has been with us since February 2005 and has served as our Director of Manufacturing since October 2006. Mr. Artz is responsible for directing our Production, Manufacturing Engineering and Purchasing activities. Prior to joining Vuzix, Mr. Artz was with PSC Inc. for eight years as a Senior Manufacturing Engineer, developing laser barcode scanners. Mr. Artz holds a Bachelor of Science degree in manufacturing engineering from Rochester Institute of Technology. Mr. Artz resides in Penfield, New York, United States.

Director

William Lee has served as a member of our board of directors since June 2009. Mr. Lee has been self-employed as a financial consultant since May 2008. From January 2006 to May 2008, he served as Chief Financial Officer of Jinshan Gold Mines Inc., a mining company listed on the Toronto Stock Exchange. From July 2004 to December 2005, he was engaged as a business analyst for Ivanhoe Energy Inc., a Toronto Stock Exchange and NASDAQ-listed company, and Ivanhoe Mines Ltd. Vancouver, an independent international heavy oil development and production company with operations in Canada, the United States, China, and Ecuador and listed on the New York and Toronto Stock Exchanges. Mr. Lee spent nine years engaged in the practice of public accounting with the firm of Deloitte & Touche. Mr. Lee is a member of the Institute of Chartered Accountants of British Columbia and holds a Bachelor of Commerce degree from the University of British Columbia. Mr. Lee also currently serves as a director of Tinka Resources Ltd., Halo Resources Ltd., both of which are listed on the TSX-V, and Golden Peaks Resources Ltd., which is listed on the TSX. Mr. Lee resides in Delta, British Columbia, Canada.

Directors Elect

Frank Zammataro has been elected, and has agreed to serve, as a member of our board of directors upon the effectiveness of the registration statement of which this prospectus forms a part. Mr. Zammataro is the President of Rentricity, Inc., a privately held, renewable energy company which he founded in 2003. Prior to founding that business, Mr. Zammataro served as Chief Marketing Officer of w-Technologies, Inc., a wireless solutions start-up which provided a software platform and applications framework for companies developing consumer-based wireless services. From 1979 through 2000, he was employed by Merrill Lynch, Pierce, Fenner & Smith Inc., where in his last position he led the Internet-related market and services development activities. He holds a Bachelor of Arts degree in communications arts and political science from St. John’s University and is a graduate of the Executive Management Program of the Wharton School of the University of Pennsylvania. Mr. Zammataro resides in Chatham, New Jersey, United States.

Kathryn Sayko has been elected, and has agreed to serve, as a member of our board of directors upon the effectiveness of the registration statement of which this prospectus forms a part. Ms. Sayko is a Managing Director of J.P. Morgan, Inc., most recently serving as its Head of North East Middle Market Investment Banking Coverage. Ms. Sayko has been employed by J.P. Morgan since 1993. She holds a Bachelor of Business Administration degree from James Madison University School of Business and a Master of Business Administration degree from New York University, Stern School of Business. Ms. Sayko resides in New York City, New York, United States.

Bernard Perrine has been elected, and has agreed to serve, as a member of our board of directors upon the effectiveness of the registration statement of which this prospectus forms a part. Mr. Perrine, one of the founders of Kinko’s Inc., has been self-employed as a business consultant since December 2007. From November 2006 through December 2007, Mr. Perrine served as Vice President — U.S. Sales and Marketing of Rexel, Inc., an electrical distribution company. From September 2005 through May 2006, he served as Chief Executive Officer of Telezygology, Inc., a start-up provider of intelligent fastening technologies. From August 2004 through September 2005, he was a Worldwide General Manager for Microsoft, Inc. Prior to August 2004, Mr. Perrine was Worldwide Vice President/General Manager, Digital & Film Imaging Systems for Eastman Kodak Co. He holds a Bachelor of Science degree in management from the University of Akron. He has also completed Executive Management courses at Harvard University and the University of Pennsylvania. Mr. Perrine resides in Lincolnshire, Illinois, United States.

Indebtedness of Directors and Executive Officers

As of the date of this prospectus, no amount is owed to us or any of our subsidiaries by any of our directors, directors elect or executive officers.

As of the date hereof and during the fiscal period ended December 31, 2008, there was no indebtedness owing to us in connection with the purchase of securities or other indebtedness by any of our current or former executive officers, directors or employees except as described below under the “Related Party Transactions — Officer Loan.”

No individual who is, or at any time during our most recent completed fiscal year was, a director or officer of our company, none of our directors elect, or any associate of any one of them is, or at any time since the beginning of our most recent completed fiscal year has been, indebted to us (other than in respect of amounts which would constitute routine indebtedness) or was indebted to another entity, which such indebtedness is, or was at any time during our most recent completed fiscal year, the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by us except as described below under the “Related Party Transactions — Officer Loan.”

Family Relationships

There is no family relationship between or among any of our directors, directors elect or executive officers.

Involvement in Certain Legal Proceedings

During the past five years, none of our directors, directors elect, executive officers, promoters or control persons has: (1) filed a petition under the federal bankruptcy laws or any state insolvency law, nor had a receiver, fiscal agent or similar officer appointed by a court for the business or present of such a person, or any partnership in which he was a general partner at or within two yeas before the time of such filing, or any corporation or business association of which he was an executive officer within two years before the time of such filing; (2) was convicted in a criminal proceeding or named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting the following activities: (i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliated person, director of any investment company, or engaging in or continuing any conduct or practice in connection with such activity; (ii) engaging in any type of business practice; (iii) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodity laws; (4) was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in clause (3) above, or to be associated with persons engaged in any such activity; (5) was found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law and the judgment in subsequently reversed, suspended or vacate; or (6) was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission (CFTC) to have violated any federal commodities law, and the judgment in such civil action or finding by the CFTC has not been subsequently reversed, suspended or vacated.

Cease Trade Orders, Bankruptcies and Penalties and Sanctions

None of our directors, directors elect, officers or control persons is, or within the ten years prior to the date of this prospectus has been, (a) a director, chief executive officer or chief financial officer of any issuer (including us) that, (i) was subject to an order that was issued while that person was acting in the capacity as director, chief executive officer or chief financial officer, or (ii) was subject to an order that was issued after that person ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer; or (b) a director or executive officer of any company (including us) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets. For the purposes of this paragraph, “order” means a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation, in each case that was in effect for a period of more than 30 consecutive days.

None of our directors, directors elect, officers or control persons has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority or has been subject to any other penalties or sanctions imposed by a court or regulatory body which would be important to a reasonable investor making an investment decision.

None of our directors, directors elect, officers or control persons (or a personal holding company of any such person) is, or within the ten years prior to the date of this prospectus has become, bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or has been subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold his assets.

Conflicts of Interest

Certain of our proposed directors are also directors of other public companies and our existing and proposed directors and officers are or may be shareholders of other public companies. Accordingly, conflicts of interest may arise between such persons’ duties as directors and officers of Vuzix and their positions as directors and shareholders of such other companies. All such possible conflicts are required to be disclosed in accordance with the requirements of applicable corporate law and the directors and officers are required to act in accordance with the obligations imposed on them by law.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information for the fiscal years ended December 31, 2008 and 2007 concerning compensation of (i) the one individual serving as our principal executive officer during the fiscal year ended December 31, 2008 and (ii) the one individual serving as our principal financial officer during the fiscal year ended December 31, 2008 (collectively, the “named executive officers”):

SUMMARY COMPENSATION TABLE

				Stock	All Other
		Salary	Bonus	Awards	Compensation		Total
Name and Principal Position	Year	($)	($)	($)	($)		($)

Paul J. Travers, President and	2008	$200,000	—	—	—		$200,000
Chief Executive Officer	2007	$142,460	—	—	—		$142,460
Grant Russell, Chief Financial	2008	$175,000	—	—	$24,571	(1)	$199,571
Officer & Executive Vice President	2007	$127,407	—	—	$23,309	(1)	$150,716

(1)	Consists of amounts paid to Mr. Russell as a reimbursement for the rental of an automobile and direct travel to and from his residence in Vancouver, Canada to Rochester.

Employment Agreements

Paul J. Travers

On August 1, 2007, we entered into an employment agreement with Paul J. Travers providing for his continued service as our Chief Executive Officer and President. Under the agreement, Mr. Travers is entitled to an initial annual base salary of $200,000, subject to increases in the sole discretion of the board of directors, and upon the initial public offering of common stock an annual base salary of $300,000 or such greater amount as shall be determined by the board of directors. He is also eligible to receive such periodic, annual or other bonuses as the board of directors in its sole discretion shall determine and to participate in all bonus plans established for our senior executives. The agreement also provides that Mr. Travers may be awarded, in the sole discretion of the board of directors, stock options and other awards under any plan or arrangement for which our senior executives are eligible. The level of his participation in any such plan or arrangement shall be determined by the board of directors in its sole discretion. To the greatest extent permissible under the Internal Revenue Code (the Code) and the regulations thereunder, options granted to Mr. Travers shall be incentive stock options within the meaning Section 422 of the Code. He is also eligible to participate in all employee benefit plans which are generally available to our senior executives and entitled to receive fringe benefits and perquisites comparable to those of our other senior executives.

Mr. Travers’ employment under the agreement shall continue indefinitely until terminated by him or by us. In the event that his employment is terminated by us other than for “cause” (as defined in the agreement), by him for “good reason” (as defined in the agreement) or upon his death or “disability” (as defined in the agreement), Mr. Travers shall be entitled to be paid, in addition to any base salary and bonuses then accrued and unpaid, and his then current base salary for 24 months after the date of termination and the entire bonus that would have been payable pursuant to any agreement, understanding, arrangement or plan in which he is entitled to participate for the year in which the termination of his employment occurred as if he had been employed for the entire year, provided that, in the opinion of the board of directors, he is likely to have met any bonus plan goals for the relevant period had he not been terminated. As a condition to our obligation to make any such payment, we, in our sole discretion, may require Mr. Travers to release us and our officers, directors, employees, and agents, from any and all claims and causes of action, including, but not limited to those arising from his employment and the termination of his employment. In the event of such termination, all stock options, restricted stock grants, stock appreciation rights and other similar awards held by Mr. Travers at the date of termination shall immediately vest, the period during which any options or rights relating to such grants may be exercised shall be the longer of the date specified in such grants or the date that is thirty (30) days after the end of the 24-month period following the date of termination and will, in all other respects, continue to be governed by, and continued in accordance with, their applicable plan and grant documents. In the event that Mr. Travers’s employment is terminated by us for cause or by him other than for good reason, Mr. Travers shall be entitled to be paid only any base salary then accrued and unpaid and annual bonus amounts for any fiscal year completed prior to the date of termination and we shall have no further obligations to him.

In the event of a “change of control” (as defined in the agreement), any unvested stock options held by Mr. Travers shall be fully vested and become immediately exercisable. Such options shall remain exercisable for the period remaining under the relevant stock option agreement and shall not have a shortened period of exercisability as a result of the change of control, except for statutory stock options which shall, at Mr. Travers’s election, (i) expire 90 days after his termination (or one year after his termination upon his death or permanent and total disability) or (ii) be converted into non-qualified stock options expiring at the end of the entire term of such option under the relevant stock option agreement. Additionally, if Mr. Travers is terminated within one year of a change of control for any reason other than by us for cause, or if he elects to terminate his employment (whether or not for good reason) after the expiration of 120 days after and on or before the two-year anniversary of a change of control, Mr. Travers shall be entitled to be paid, in addition to any base salary and bonuses then accrued and unpaid, and his then current base salary for 48 months after the date of termination and the entire bonus that would have been payable pursuant to any agreement, understanding, arrangement or plan in which he is entitled to participate for the year in which the termination of his employment occurred as if he had been employed for the entire year, provided that, in the opinion of the board of directors, he is likely to have met any bonus plan goals for the relevant period had he not been terminated.

Under his agreement, we are obligated to reimburse Mr. Travers for the costs of an automobile at the rate of $750 per month and for all actual, reasonable and customary expenses incurred in the course of his employment in accordance with our policies as then in effect. Mr. Travers is subject to certain restrictive covenants under the agreement, including a covenant not to compete for 24 months after his termination for any reason other than by him for good reason or by us without cause and for 48 months after his termination if such termination results in our obligation to pay him the change of control payment described above.

Grant Russell

On August 1, 2007, we entered into an employment agreement with Grant Russell providing for his continued service as our Chief Financial Officer and Executive Vice President. Under the agreement, Mr. Russell is entitled to an initial annual base salary of $175,000, subject to increases in the sole discretion of the board of directors, and upon the initial public offering of common stock an annual base salary of $275,000 or such greater amount as shall be determined by the board of directors. He is also eligible to receive such periodic, annual or other bonuses as the board of directors in its sole discretion shall determine and to participate in all bonus plans established for our senior executives. The agreement also provides that Mr. Russell may be awarded, in the sole discretion of the board of directors, stock options and other awards under any plan or arrangement for which our senior executives are eligible. The level of his participation in any such plan or arrangement shall be determined by the board of directors in its sole discretion. To the greatest extent permissible under the Code and the regulations thereunder, options granted to Mr. Russell shall be incentive stock options within the meaning of Section 422 of the Code. He is also eligible to participate in all employee benefit plans which are generally available to our senior executives and entitled to receive fringe benefits and perquisites comparable to those of our other senior executives.

Mr. Russell’s employment under the agreement shall continue indefinitely until terminated by him or by us. In the event that his employment is terminated by us other than for “cause” (as defined in the agreement), by him for “good reason” (as defined in the agreement) or upon his death or “disability” (as defined in the agreement), Mr. Russell shall be entitled to be paid, in addition to any base salary and bonuses then accrued and unpaid, and his then current base salary for 24 months after the date of termination and the entire bonus that would have been payable pursuant to any agreement, understanding, arrangement or plan in which he is entitled to participate for the year in which the termination of his employment occurred as if he had been employed for the entire year, provided that, in the opinion of the board of directors, he is likely to have met any bonus plan goals for the relevant period had he not been terminated. As a condition to our obligation to make any such payment, we, in our sole discretion, may require Mr. Russell to release us and our officers, directors, employees, and agents, from any and all claims and causes of action, including, but not limited to those arising from his employment and the termination of his employment. In the event of such termination, all stock options, restricted stock grants, stock appreciation rights and other similar awards held by Mr. Russell at the date of termination shall immediately vest, the period during which any options or rights relating to such grants may be exercised shall be the longer of the date specified in such grants or the date that is thirty (30) days after the end of the 24-month period following the date of termination and will, in all other respects, continue to be governed by, and continued in accordance with, their applicable plan and grant documents. In the event that Mr. Russell’s employment is terminated by us for cause or by him other than for good reason, Mr. Russell shall be entitled to be paid only any base salary then accrued and unpaid and annual bonus amounts for any fiscal year completed prior to the date of termination and we shall have no further obligations to him.

In the event of a “change of control” (as defined in the agreement), any unvested stock options held by Mr. Russell shall be fully vested and become immediately exercisable. Such options shall remain exercisable for the period remaining under the relevant stock option agreement and shall not have a shortened period of exercisability as a result of the change of control, except for statutory stock options which shall, at Mr. Russell’s election, (i) expire 90 days after his termination (or 1 year after his termination upon his death or permanent and total disability) or (ii) be converted into non-qualified stock options expiring at the end of the entire term of such option under the relevant stock option agreement. Additionally, if Mr. Russell is terminated within one year of a change of control for any reason other than by us for cause, or if he elects to terminate his employment (whether or not for good reason) after the expiration of 120 days after and on or before the two-year anniversary of a change of control, Mr. Russell shall be entitled to be paid, in addition to any base salary and bonuses then accrued and unpaid, and his then current base salary for 48 months after the date of termination and the entire bonus that would have been payable pursuant to any agreement, understanding, arrangement or plan in which he is entitled to participate for the year in which the termination of his employment occurred as if he had been employed for the entire year, provided that, in the opinion of the board of directors, he is likely to have met any bonus plan goals for the relevant period had he not been terminated.

Under his agreement, we are obligated to either reimburse Mr. Russell for the costs of an automobile at the rate of $750 per month or to bear all expenses associated with his lease of an automobile for his use while in Rochester, New York and to reimburse him for all actual, reasonable and customary expenses incurred in the course of his employment in accordance with our policies as then in effect. Mr. Russell is subject to certain restrictive covenants under the agreement, including a covenant not to compete for 24 months after his termination for any reason other than by him for good reason or by us without cause and for 48 months after his termination if such termination results in our obligation to pay him the change of control payment described above.

2007 Amended and Restated Stock Option Plan

Our stock option plan was originally adopted by our board of directors and approved by our stockholders in October 1997. Our board of directors adopted and our stockholders approved the adoption of the amendment and restatement of our 1997 plan in August 2007. Throughout this prospectus we refer to the plan as amended and restated as our 2007 option plan. An aggregate of 45,714,288 shares of our common stock are reserved for issuance under the 2007 option plan. Our board of directors has determined that, upon the effectiveness of the registration statement of which this prospectus forms a part, no further options will be granted under our 2007 option plan.

Shares Available for Awards.  As of the date of this prospectus, we had issued 2,876,263 shares of our common stock upon the exercise of options granted under the 2007 option plan, options to purchase 15,304,554 shares of common stock had been issued and were outstanding under the plan and 27,533,471 shares of common stock remained available for issuance under the plan. Our board of directors has determined that, upon the effectiveness of the registration statement of which this prospectus forms a part, no further options will be granted under our 2007 option plan.

Eligibility.  Only our employees, our directors, our consultants and other key persons are eligible to participate in our 2007 option plan. We may grant incentive stock options only to employees.

Administration.  Our board of directors administers the 2007 option plan. Our board, however, may delegate this authority to a committee of one or more directors. The party administering our 2007 option plan, whether it is our board of directors or a committee appointed by our board of directors, is referred to under the 2009 option plan as the “committee”. Subject to the provisions of the 2007 option plan and the rules of any stock exchange on which shares of our common stock may be listed, the committee has complete authority to interpret the 2007 option plan, to prescribe, amend and rescind rules and regulations relating to it, to determine who will receive stock options, to determine the terms and provisions of the respective option agreements (which need not be identical), and to make all other determinations necessary or advisable for the administration of the 2007 option plan.

Stock Options.  We grant incentive and nonstatutory stock options under the plan pursuant to incentive and nonstatutory stock option agreements. The committee determines who will receive stock options, whether the stock options will be incentive or nonstatutory stock options, and the number of stock options to be granted. The committee determines the exercise price for a stock option, consistent with the terms and conditions of the 2007 plan and applicable law. The exercise price of any incentive stock option cannot be less than 100% of the fair market value of our common stock on the date of grant. Under the 2007 option plan, “fair market value” means the value of a share of the Company’s common stock on any date as determined by the committee. The exercise price for stock options shall be paid in the form of cash or certified or bank check, or consideration received by us under a cashless exercise program if implemented by us in connection with the 2007 option plan and if permitted by the rules of any stock exchange on which shares of our common stock may be listed. Options granted under the 2007 option plan vest at the rate determined by the committee and specified in each stock option agreement. The committee determines the term of stock options granted under the 2007 option plan, which can be up to ten years, except in the case of certain incentive stock options, which may have a term of up to five years. Unless an option agreement provides otherwise, if an optionee’s employment with the Company is terminated for any reason, whether voluntary or otherwise, the optionee, or his or her beneficiary, may exercise any vested options for a period of 30 days from the date of termination of service. An optionee may not exercise an option beyond the expiration of its term.

Adjustment of Shares.  In the event that we have a specified type of change in our capital structure, such as, a stock split, stock dividend, recapitalization, spin-off, reclassification or similar occurrence, then the committee must appropriately adjust the number of shares reserved under the 2007 option plan, as well as the numbers of shares covered by each outstanding award and the exercise prices or purchase prices, if applicable, of all outstanding stock awards under the 2007 option plan.

Consolidation or Merger.  In the event of any consolidation or merger of the Company with or into another company or in case of any sale or conveyance to another company or entity of the property of the Company as a whole or substantially as a whole, shares of stock or other securities equivalent in kind and value to those shares and other securities an optionee would have received if he or she had held the full number of shares of common stock remaining subject to the option immediately prior to such consolidation, merger, sale or conveyance and had continued to hold those shares (together with all other shares, stock and securities thereafter issued in respect thereof) to the time of the exercise of the option shall thereupon be subject to the option. However, unless any option agreement shall provide different or additional terms, in any such transaction the committee, in its discretion, may provide instead that any outstanding option shall terminate, to the extent not exercised by the optionee prior to termination, either (a) at the close of a period of not less than ten (10) days specified by the committee and commencing on the committee’s delivery of written notice to the optionee of its decision to terminate such option without payment of consideration as provided in the following clause or (b) as of the date of the transaction, in consideration of the Company’s payment to the optionee of an amount of cash equal to the difference between the aggregate fair market value of the shares of common stock for which the option is then exercisable and the aggregate exercise price for such shares under the option.

Other Terms.  Whenever shares are to be issued in satisfaction of an option granted under our 2007 option plan, the Company shall have the right to require the optionee to remit to the Company an amount sufficient to satisfy federal, state, local or other withholding tax requirements if and to the extent required by law (whether so required to secure for the Company an otherwise available tax deduction or otherwise) prior to the delivery of any certificate or certificates for such shares. An optionee may not transfer a stock option granted under our 2007 option plan other than by will or the laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by the optionee. Shares issued upon exercise of an option may be subject to forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as determined by the committee and as set forth in the stock option agreement.

Amendment and Termination.  Subject to compliance with the rules of any stock exchange on which shares of our common stock may be listed, the 2007 option plan may be amended, altered, suspended or terminated by our board of directors at any time. We may not alter the rights and obligations under any option granted before amendment of the 2007 option plan without the written consent of the affected optionee. Our board of directors has determined that, upon the effectiveness of the registration statement of which this prospectus forms a part, no further options will be granted under our 2007 option plan.

2009 Stock Plan

Our 2009 stock plan has been approved by our board of directors and stockholders and will become effective as of the time the registration statement of which this prospectus forms is declared effective by the SEC. An aggregate of 30,000,000 shares of our common stock are reserved for issuance under the 2009 option plan. As of the date of this prospectus, no options or other awards have been granted under our 2009 option plan.

Shares Available for Awards.  The total number of shares of our common stock that may be subject to awards under our 2009 option plan is 30,000,000 shares, plus the number of shares with respect to which awards previously granted thereunder are forfeited, expire, terminate without being exercised or are settled with property other than shares, and the number of shares that are surrendered in payment of any awards or any tax withholding requirements.

Eligibility.  The persons eligible to receive awards under our 2009 option plan are our officers, directors, employees and independent contractors who render consulting or advisory services to us and those of our subsidiaries. An employee on leave of absence may be considered as still in our employ or in the employ of one of our subsidiaries for purposes of eligibility for participation in our 2009 option plan.

Administration.  Our 2009 option plan provides that it shall be administered by our board of directors or a committee appointed by our board of directors, which committee shall be constituted to comply with applicable laws. The party administering our 2009 option plan, whether it is our board of directors or a committee appointed by our board of directors, is referred to under the 2009 option plan as the “administrator”. Subject to the terms of our 2009 option plan, the administrator is authorized to select eligible persons to receive awards, determine the type and number of awards to be granted and the number of shares of our common stock to which awards will relate, specify times at which awards will be exercisable or settleable (including performance conditions that may be required as a condition thereof), set other terms and conditions of awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to our 2009 option plan and make all other determinations that may be necessary or advisable for the administration of our 2009 option plan. Our board of directors has designated the compensation committee of the board to act as the administrator of our 2009 option plan.

Stock Options.  The administrator is authorized to grant stock options, including both incentive stock options or ISOs, which can result in potentially favorable tax treatment to the participant, and nonstatutory stock options. The exercise price per share subject to an option is determined by the administrator, but in the case of an ISO must not be less than the fair market value of a share of our common stock on the date of grant and in the case of a nonstatutory stock option must not be less than 85% of the fair market value of a share of our common stock on the date of grant provided that if stock options are granted within 90 days of a distribution by way of prospectus, the exercise price must not be less than the offering price under the prospectus. For purposes of our 2009 option plan, the term “fair market value” means, as of any date, the value of our common stock determined as follows: (1) if our common stock is listed on any established stock exchange or a national market system, its fair market value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day prior to the date of grant, as reported in The Wall Street Journal or such other source as the administrator deems reliable; (2) if our common stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its fair market value shall be the mean between the high bid and low asked prices for our common stock on the day of determination; or (3) in the absence of an established market for our common stock, the fair market value thereof shall be determined in good faith by the administrator. The maximum term of each option, the times at which each option will be exercisable, and provisions requiring forfeiture of unexercised options at or following termination of employment or service generally are fixed by the administrator except that no option may have a term exceeding ten years. The exercise price for stock options shall be paid using such method of payment as shall be determined by the administrator, including, without limitation: (1) cash, (2) check, or (3) any combination of the foregoing methods of payment. Grants of stock options are subject to the limitation that, in any 12 month period, no individual may receive options to purchase shares of our common stock in excess of 5% of the number of shares of our common stock then outstanding and no individual who is a consultant or engaged in investor relations activities may receive options to purchase shares of our common stock in excess of 2% of the number of shares of our common stock then outstanding.

Stock Purchase Rights.  The administrator is authorized to grant stock purchase rights. A stock purchase right is an award that entitles the participant to purchase shares of our common stock. The terms, conditions, and restrictions related to grants of stock purchase rights are determined by the administrator, provided that all such terms, conditions, and restrictions must comply with the Delaware General Corporation Law and the requirements of any stock exchange on which shares of our common stock may be listed. Stock purchase rights are exercised by execution of a restricted stock purchase agreement in the form determined by the administrator.

Restricted Stock Units.  The administrator is authorized to grant restricted stock units. A restricted stock unit is an award that entitles the participant to receive shares of our common stock if certain vesting criteria are met. The vesting criteria and any other terms, conditions, and restrictions related to grants of restricted stock units are determined by the administrator.

Adjustment of Shares.  In the event that we have a specified type of change in our capital structure, such as a stock split, stock dividend, recapitalization, spin-off, reclassification or similar occurrence, then the administrator must appropriately adjust the number of shares reserved under the 2009 option plan, as well as the numbers of shares covered by each outstanding award and the exercise prices or purchase prices, if applicable, of all outstanding stock awards under the 2009 option plan.

Other Terms of Awards.  The administrator may institute an exchange program which is a program under which (1) outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have lower exercise prices and different terms), awards of a different type, and/or cash, and/or (2) the exercise price of an outstanding award is reduced, but subject to such approvals as may be required by any stock exchange on which shares of our common stock may be listed. The terms and conditions of any exchange program will be determined by the administrator in its sole discretion. The administrator may to allow participants to satisfy withholding tax obligations by electing to have the Company withhold from the shares of our common stock to be issued upon exercise of an award that number of shares of common stock having a fair market value equal to the minimum amount required to be withheld. Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or the laws of descent and distribution, and may be exercised during the lifetime of the participant, only by the participant. Awards under our 2009 option plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The administrator may, however, grant awards in exchange for other awards under our 2009 option plan awards or under our other plans, or other rights to payment from us, and may grant awards in addition to and in tandem with such other awards, rights or other awards.

Acceleration of Vesting; Change in Control.  The administrator may, in its discretion, but subject to such approvals as may be required by any stock exchange on which shares of our common stock may be listed, accelerate the exercisability, the lapsing of restrictions or the expiration of vesting periods of any award. In the event of a merger of the Company with or into another corporation, or a “change in control” of the Company, as defined in our 2009 option plan, each outstanding award shall be assumed or an equivalent award substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the award, the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock purchase rights, including shares of our common stock as to which such awards would not otherwise be vested or exercisable, all restrictions on restricted stock will lapse, and all outstanding restricted stock units will fully vest. In addition, the administrator may provide in an award agreement that the performance goals relating to any performance based award will be deemed to have been met upon the occurrence of any change in control.

Amendment and Termination.  Our board of directors may amend, alter, suspend, or terminate our 2009 option plan at any time without further stockholder approval, except stockholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of our common stock are then listed or quoted. Thus, stockholder approval may not necessarily be required for every amendment to our 2009 option plan which might increase the cost of our 2009 option plan or alter the eligibility of persons to receive awards. Stockholder approval will not be deemed to be required under laws or regulations, such as those relating to ISOs, that condition favorable treatment of participants on such approval, although our board of directors may, in its discretion, seek stockholder approval in any circumstance in which it deems such approval advisable. Unless earlier terminated by our board of directors, our 2009 option plan shall continue in effect for a term of ten years from the later of (1) the effective date of our 2009 option plan, or (2) the earlier of the most recent board of directors or stockholder approval of an increase in the number of shares of our common stock reserved for issuance under our 2009 option plan.

2009 Non-Employee Directors’ Stock Option Plan

Our 2009 Non-Employee Directors’ Stock Option Plan has been approved by our board of directors and stockholders and will become effective as of the time the registration statement of which this prospectus forms is declared effective by the SEC. Throughout this prospectus we refer to the plan as our 2009 directors’ plan. An aggregate of 7,000,000 shares of our common stock are reserved for issuance under the 2009 directors’ plan. As of the date of this prospectus, no options or other awards have been granted under our 2009 directors’ plan.

Shares Available for Awards.  The total number of shares of our common stock that may be subject to awards under our 2009 directors’ plan is 7,000,000 shares, plus the number of shares with respect to which awards previously granted thereunder are forfeited, expire, terminate without being exercised or are settled with property other than shares, and the number of shares that are surrendered in payment of any awards or any tax withholding requirements.

Eligibility.  The persons eligible to receive awards under our 2009 directors’ plan are members of our board of directors who are not employed by us or any of our subsidiaries.

Administration.  Our 2009 directors’ plan provides that it shall be administered by our board of directors and that the board of directors may not delegate administration of the plan to a committee. Subject to the terms of the plan, our board of directors is authorized to determine the provisions of each stock option granted pursuant to the 2009 directors’ plan and to construe and interpret the plan and stock options granted under it, and to establish, amend and revoke rules and regulations for its administration.

Stock Options.  Only nonstatutory stock options may be granted under the 2009 directors’ plan. Furthermore, pursuant to the plan, options may only be granted to members of our board of directors who are not employed by us or any of our subsidiaries. The granting of nonstatutory stock options to our non-employee directors is non-discretionary and occurs automatically as follows: (1) (i) each person who is or becomes a non-employee director as of the effective date of the plan, and (ii) each person who, after the effective date, is elected or appointed for the first time to be a non-employee director automatically shall, upon the effective date or the date of his or her initial election or appointment to be a non-employee director, as applicable, be granted an “initial grant” to purchase 300,000 shares of our common stock; and (2) on the date of the annual meeting of our stockholders, each person who is elected as a non-employee director at that annual meeting (other than directors who have been elected directors for the first time at that annual meeting or have not served for at least 18 months), automatically shall receive an “annual grant” to purchase 150,000 shares of our common stock on the terms and conditions set forth in the plan, provided, however, that the number of shares subject to an annual grant for a particular non-employee director shall be reduced, on a pro rata basis, for each month such person did not serve as a non-employee director during the 12-month period from the prior annual grant date (or from the date of the closing of this offering with respect to the first annual grant hereunder) until the current annual grant date. One half of the shares of common stock covered by an initial grant shall vest immediately and the other one half shall vest monthly over 12 months. The shares of common stock covered by an annual grant shall vest monthly over 12 months. The exercise price per share subject to an option shall be the fair market value of a share of our common stock on the date of grant provided that if stock options are granted within 90 days of a distribution by way of prospectus, the exercise price must not be less than the offering price under the prospectus. For purposes of our 2009 directors’ plan, the term “fair market value” means, as of any date, the value of our common stock determined as follows: (1) if our common stock is listed on any established stock exchange or a national market system, its fair market value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day prior to the date of grant, as reported in The Wall Street Journal or such other source as our board of directors deems reliable; or (2) in the absence of an established market for our common stock, the fair market value thereof shall be determined in good faith by the board of directors. No stock option shall be exercisable after the expiration of ten years from the date it was granted. The exercise price for stock options granted under our 2009 directors’ plan shall be paid by (1) cash, (2) check or (3) any combination of the foregoing methods of payment. Stock options granted under the 2009 directors’ plan shall terminate the earlier of three months (six months if the termination is a result of the option holder’s disability (as defined in the 2009 directors’ plan) or 12 months if the termination is a result of the option holder’s death) following the termination of an option holder’s continuous service as a director or the expiration of the term of the stock option as set forth in the option holder’s option agreement.

Adjustment of Shares.  In the event that we have a specified type of change in our capital structure, such as a stock split, stock dividend, recapitalization, spin-off, reclassification or similar occurrence, then the board of directors must appropriately adjust the number of shares reserved under the 2009 directors’ plan, as well as the numbers of shares covered by each outstanding award and the exercise prices or purchase prices, if applicable, of all outstanding stock awards under the 2009 directors’ plan.

Other Terms of Awards.  Option holders may satisfy withholding tax obligations by electing to have us withhold from the shares of our common stock to be issued upon exercise of an award that number of shares of common stock having a fair market value equal to the minimum amount required to be withheld. Stock options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or the laws of descent and distribution, and may be exercised during the lifetime of the participant, only by the participant. Upon exercise of any stock option , an option holder may not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any shares of our common stock or our other securities held by the option holder, for a period of time specified by the managing underwriter (not to exceed one hundred eighty (180) days) following the effective date of any registration statement that we may file under the Securities Act, other than a Form S-8 registration statement.

Early Exercise; Change in Control.  If permitted by the rules of any stock exchange on which shares of our common stock may be listed, the board of directors may, in its discretion, give an option holder the right to exercise his or her option as to any part or all of the shares of our common stock subject to the stock option prior to full vesting of the stock option. In the event that we undergo a “change in control,” as defined in our 2009 directors’ plan, and as of, or within 12 months after, the effective time of such change in control, an option holder’s continuous service with us or any of our subsidiaries terminates, then his or her stock options will accelerate and become fully vested and immediately exercisable, unless the termination was a result of the option holder’s resignation (other than any resignation contemplated by the terms of the change in control or required by us or the acquiring entity pursuant to the change in control). Our 2009 directors’ plan provides for a “reduced payment” (as defined in the plan) to an option holder in the event that the acceleration of the vesting and exercisability of the stock options provided for in subsection 11(c) of the plan and benefits otherwise payable to an option holder would (1) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (2) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code

Amendment and Termination.  Our board of directors may amend, alter, suspend, or terminate our 2009 directors’ plan at any time. However, except as provided in Section 11 of the plan relating to adjustments upon changes in our common stock, no amendment shall be effective unless approved by our stockholders to the extent stockholder approval is necessary to satisfy the requirements of Rule 16b-3 or any TSX-V or other securities exchange listing requirements. The 2009 directors’ plan does not have a set termination date. Our board of directors may terminate the 2009 directors’ plan at any time.

Incentive Bonus Plan

Our board of directors has adopted an incentive bonus plan under which Paul J. Travers, our Chief Executive Officer and President, and Grant Russell, our Chief Financial Officer and Executive Vice President, may be awarded cash bonuses based upon increases in our sales and improvements in our profitability in 2009 compared to 2008. Under the plan, Mr. Travers will be entitled to a cash bonus of 0.50% of his base salary for each 1.0% increase in our sales and Mr. Russell will be entitled to a cash bonus of 0.35% of his base salary for each 1.0% increase in our sales, provided however, that no bonus shall be paid unless our sales increase by at least 20%, the amount paid for increases in our sales to Mr. Travers shall not exceed 100% of his base salary and the amount paid to Mr. Russell shall not exceed 70% of his base salary. Additionally, but only if our 2009 sales are equal to or greater than our 2008 sales, Mr. Travers and Mr. Russell will each be entitled to a bonus of 15% of their respective base salaries if our operating loss for 2009 is less than $1.0 million or a bonus of 30% of their respective base salaries if our operating income for 2009 is more than zero but less than 3% of our sales for 2009. If our operating income for 2009 is more than 3% of our sales for 2009, Mr. Travers and Mr. Russell will each be entitled to an additional cash bonus based upon the our 2009 operating income as a percentage of our 2009 sales. In Mr. Traver’s case, the bonus will be determined by multiplying his base salary by 10 times our 2009 operating income expressed as a percentage of our 2009 sales. In Mr. Russell’s case, the bonus will be determined by multiplying his base salary by 7.5 times our 2009 operating income expressed as a percentage of our 2009 sales. However, the amount paid to Mr. Travers shall not exceed 100% of his base salary and the amount paid to Mr. Russell shall not exceed 75% of his base salary.

Other Benefits

We believe establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and accidental death and dismemberment insurance and our 401(k) plan, in each case on the same basis as other employees. While our 401(k) plan does permit us to make discretionary contributions and matching contributions, subject to established limits and a vesting schedule, we have not made any discretionary or matching contributions to the plan on behalf of any participating employees since its inception in 2007.

Perquisites

In general, we do not provide significant perquisites to our employees. As a result, the cost to us of any perquisites is minimal. We reimburse our President and Chief Executive Officer and our Chief Financial Officer for the costs of an automobile at the rate of $750 per month. We also provide our Chief Financial Officer, whose primary residence is in Vancouver, British Columbia, the option to receive portions of his regular salary as a housing allowance at the rate prescribed by the Internal Revenue Service, for the maintenance of a part-time residence in Rochester, New York. Payment of such allowance is deductible by us for federal income tax purposes in the same manner as compensation. We also reimburse the costs of our Chief Financial Officer’s flights that are direct to and from his residence in Vancouver Canada and Rochester, New York.

The board of directors or its compensation committee may at any time choose not to implement, amend, suspend, discontinue or terminate the annual incentive or profit sharing plan.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning exercisable and unexercisable options and stock awards that has not vested for each of the named executive officers that is outstanding as of December 31, 2008. We have not granted any stock awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Option Awards
Equity
Incentive Plan
Awards:
Number
	Number of	Number of	of
	Securities	Securities	Securities
	Underlying	Underlying	Underlying
	Unexercised	Unexercised	Unexercised	Option
	Options	Options	Unearned	Exercise	Option
	(#)	(#)	Options	Price	Expiration
Name	Exercisable	Unexercisable	(#)	($)	Date

Paul Travers	188,576	—	—	$0.00875	9/03/12
	1,485,232	—	—	$0.02599	1/03/13
Grant Russell	174,256	—	—	$0.00875	9/03/12

Options to Purchase Securities

The following chart sets out, as at the date of this prospectus, information regarding outstanding options to purchase shares of our common stock which have been granted to our directors, executive officers, employees, consultants, past directors, executive officers, employees and consultants.

						Market Value
		Securities				of Common
	Number of	Under			Exercise	Shares on Date
Relationship to the Corporation	Options(1)	Option	Grant Date	Expiry Date(2)	Price(3)	of Grant

All directors and past directors of Vuzix (4 individuals in total)	3,365,224	common stock	November 1, 2001 to May 1, 2009	November 1, 2011 to May 1, 2019	$0.0608	(4)
All executive officers and past executive officers of Vuzix (3 individuals in total — all included in the above grouping also)	2,222,320	common stock	September 3, 2002 to May 1, 2009	September 3, 2002 to May 1, 2019	$0.0355	(4)
All other employees or past employees of Vuzix (48 individuals in total)	8,973,642	common stock	September 30, 2000 to May 1, 2009	September 30, 2010 to May 1, 2019	$0.1373	(4)
All consultants and past consultants of Vuzix (24 individuals in total)	6,821,587	common stock	March 30, 2000 to May 1, 2009	June 30, 2009 to May 1, 2019	$0.1539	(4)
Other (none)	—	—	—	—	—	—

(1)	Represents the aggregate number of shares issuable upon exercise of all outstanding options and warrants held by the group. Except for warrants exercisable to purchase an aggregate of 3,855,899 shares of our common stock held by our current and former consultants, all the securities disclosed in this table are options granted under our 2007 plan.

(2)	All options granted under our 2007 plan expire ten years from the date of grant. Warrants expire between two and five years from the date of issuance with a weighted average remaining term of 0.99 years.

(3)	Represents the weighted average exercise price of all outstanding options and warrants held by the members of the group. Individual exercise prices range: (i) for directors, from $0.0088 to $0.2334; (ii) for executive officers, from $0.0088 to $0.1500; (iii) for employees, from $0.0061 to $0.2334; and (iv) for consultants, from $0.0061 to $0.2333.

(4)	All options and warrants are exercisable at the fair market value of our common stock as of the date of grant as determined by our board of directors.

Potential Payments upon Termination or Change in Control

We have entered into an agreement with each of Paul Travers and Grant Russell that would require us to provide compensation to them in the event of a termination of employment or a change in control. See “Employment Agreements” above.

Their employment agreements entitle them to severance payments upon their termination by us other than for “cause” (as defined in the agreement) or by them for “good reason” (as defined in the agreement) or upon their death or “disability” (as defined in the agreement). Under the agreements: (a) we shall have “cause” to terminate them as a result of their: (i) willfully engaging in conduct which is materially injurious to us; (ii) willful fraud or material dishonesty in connection with their performance as an employee; (iii) deliberate or intentional failure to substantially perform their duties as employees that results in material harm to us; or (iv) conviction for, or plea of nolo contendere to a charge of, commission of a felony; (b) they shall have “good reason” to terminate their employment upon: (i) a material diminution during the term of the agreements in their duties, responsibilities, position, office or title; (ii) a breach by us of the compensation and benefits provisions of their agreements; (iii) a material breach by us of any other terms of their agreements; or (iv) the relocation of their principal place of business at our request beyond 30 miles from its current location; and (c) they shall be deemed to be “disabled” if they shall be rendered incapable of performing their duties to us by reason of any medically determined physical or mental impairment that can be expected to result in death or that can reasonably be expected to last for a period of either (i) six or more consecutive months from the first date of their absence due to the disability or (ii) nine months during any 12-month period. Any termination by us for cause or by them for good reason is subject to a 30-day notice period and opportunity to cure.

In the event that their employment is terminated by us other than for cause, by them for good reason or upon their death or disability, Mr. Travers and Mr. Russell shall be entitled to be paid, in addition to any base salary and bonuses then accrued and unpaid, and their then current base salary for 24 months after the date of termination and the entire bonus that would have been payable pursuant to any agreement, understanding, arrangement or plan in which he is entitled to participate for the year in which the termination of his employment occurred as if they had been employed for the entire year, provided that, in the opinion of the board of directors, they are likely to have met any bonus plan goals for the relevant period had they not been terminated. As a condition to our obligation to make any such payment, we, in our sole discretion, may require Mr. Travers and Mr. Russell to release us and our officers, directors, employees, and agents, from any and all claims and causes of action, including, but not limited to those arising from their employment and the termination of their employment. In the event of such termination, all stock options, restricted stock grants, stock appreciation rights and other similar awards held by them at the date of termination shall immediately vest, the period during which any options or rights relating to such grants may be exercised shall be the longer of the date specified in such grants or the date that is thirty (30) days after the end of the 24-month period following the date of termination and will, in all other respects, continue to be governed by, and continued in accordance with, their applicable plan and grant documents.

Under their employment agreements, “change of control” means: (i) the approval by our stockholders, and the completion of the transaction resulting from such approval, of (A) the sale or other disposition of all or substantially all our assets or (B) our complete liquidation or dissolution; (ii) the sale, in a single transaction or in a series of related transactions, of all or substantially all of the outstanding shares of our capital stock; (iii) the approval by our stockholders, and the completion of the transaction resulting from such approval, of a merger, consolidation, reorganization or similar corporate transaction, whether or not we are the surviving corporation in such transaction, in which the outstanding shares of common stock are converted into (A) shares of stock of another company, other than a conversion into shares of voting common stock of the successor corporation (or a holding company thereof) representing fifty percent (50%) or more of the voting power of all capital stock thereof outstanding immediately after the merger or consolidation or (B) other securities (either ours or those of another company) or cash or other property; (iv) pursuant to an affirmative vote of a holder or holders of seventy five percent (75%) of our capital stock of the entitled to vote on such a matter, the removal of a majority of the individuals who are at that time members of the board of directors; or (v) the acquisition by any entity or individual of one hundred percent of our capital stock.

In the event of a change of control, any unvested stock options held by Mr. Travers or Mr. Russell shall be fully vested and become immediately exercisable. Such options shall remain exercisable for the period remaining under the relevant stock option agreement and shall not have a shortened period of exercisability as a result of the change of control, except for statutory stock options which shall, at their election, (i) expire 90 days after their termination (or one year after their termination upon their death or permanent and total disability) or (ii) be converted into non-qualified stock options expiring at the end of the entire term of such option under the relevant stock option agreement. Additionally, if Mr. Travers or Mr. Russell is terminated within one year of a change of control for any reason other than by us for cause, or if they elect to terminate their employment (whether or not for good reason) after the expiration of 120 days after and on or before the two-year anniversary of a change of control, Mr. Travers and Mr. Russell shall be entitled to be paid, in addition to any base salary and bonuses then accrued and unpaid, their then current base salary for 48 months after the date of termination and the entire bonus that would have been payable pursuant to any agreement, understanding, arrangement or plan in which they are entitled to participate for the year in which the termination of their employment occurred as if they had been employed for the entire year, provided that, in the opinion of the board of directors, they are likely to have met any bonus plan goals for the relevant period had he not been terminated.

Compensation of Directors

The following table sets forth information concerning the compensation for the fiscal year ended December 31, 2008 of our directors and directors elect who are not also named executive officers:

DIRECTOR COMPENSATION — YEAR ENDED DECEMBER 31, 2008

	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)(1)	($)	($)	($)	($)

Robert F. Mechur(2)	—	—	$1,081	—	—	—	$1,081
William Lee(3)	—	—	—	—	—	—	—
Frank Zammataro(4)	—	—	—	—	—	—	—
Kathryn Sayko(4)	—	—	—	—	—	—	—
Bernard Perrine(4)	—	—	—	—	—	—	—

(1)	The amounts shown in this column represent the dollar amounts recognized for share-based compensation expense for financial statement reporting purposes for stock options granted in 2008 and unvested stock options granted in prior years in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, but without giving effect to estimated forfeitures related to service-based vesting conditions. The assumptions used to compute the fair value are disclosed in note 18 (Stock-based Compensation Expense) to our audited financial statements for the fiscal year ended December 31, 2008 included in this prospectus.

(2)	Resigned from our board of directors in June 2009.

(3)	Elected to our board of directors in June 2009.

(4)	Elected, and has agreed to serve, as a member of our board of directors upon the effectiveness of the registration statement of which this prospectus forms a part.

During 2008, no cash director fees were earned by or paid to any non-management member of the board of directors. Under our 2009 directors’ plan, on the date each director is first elected or otherwise validly appointed to our board of directors he or she will be granted an option to purchase 300,000 shares of our common stock at an exercise price per share equal to 100% of the fair market value of our common stock on the date of grant. These options will be 50% vested immediately on grant and the balance will vest ratably, on a monthly basis, over the next 12 months. After two years of service, non-management directors will thereafter receive an annual grant of options to purchase an additional 150,000 shares of common stock at the fair market value as determined on the date of grant, which options will vest on December 31 in the year granted. In addition, each non-management director is reimbursed for ordinary expenses incurred in connection with attendance at such meetings. Our 2007 option plan provided for each incoming director to be granted an option to purchase 250,000 shares of our common stock and an annual grant of 125,000 shares of common stock. These grants were otherwise on the same terms and conditions as those under our 2009 directors’ plan.

In addition to the above option grants, in the future to recruit and maintain qualified directors, we believe that we will likely have to begin paying annual retainers, board committee membership and board meeting fees. It is not expected that such fees will be paid to any directors who are paid full salaries and serve as officers of the Company.

Compensation Committee Interlocks and Insider Participation

During 2007 and 2008, Paul J. Travers, our President and Chief Executive Officer, participated in deliberations of our board of directors concerning executive compensation.

RELATED PARTY TRANSACTIONS

Since January 1, 2006, we have entered into the following transactions in which our directors, executive officers or holders of more than 5% of our capital stock had or will have a direct or indirect material interest. The following transactions do not include compensation, termination and change-in-control arrangements, which are described under “Management.” We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions. Except as described below, we are not aware, after enquiring with our directors and officers, of any material interest, direct or indirect, of any our directors, executive officers, principal stockholders, or any associate or affiliate thereof, in any transaction within the last three years, or in any proposed transaction, that has materially affected or will materially affect our company.

Officer Loan

In October 2002, we entered into a stock purchase agreement with four of our employees, including Grant Russell, our Chief Financial Officer and Executive Vice President, pursuant to which they purchased an aggregate of 32,537,135 shares of common stock at an aggregate purchase price of $276,566 or $0.0085 per share. Of these shares, Mr. Russell purchased 8,339,644 shares at an aggregate purchase price of $58,378. In order to finance the purchase of these shares, we loaned each employee an amount equal to the purchase price for the shares he purchased. Each loan was evidenced by a non-recourse promissory note and was secured by a pledge of the shares purchased. Each loan bore interest at the rate of 6% per annum, and all principal and interest was originally due and payable in September 2007. In September 2007, we extended the maturity date of each note until September 2012. In April 2009, we forgave the entire amount of Mr. Russell’s indebtedness under this loan in payment of a one-time bonus in consideration of Mr. Russell’s efforts in connection with this offering. At that time, the outstanding principal amount of the note payable by Mr. Russell together with all interest accrued thereon was $22,669. The aggregate outstanding principal amount of the notes payable by the employees other than Mr. Russell, together with all interest accrued thereon as of the date of this prospectus, was approximately $197,687.

Indemnification Agreements

We have entered into a standard form of indemnification agreement with each of our directors and executive officers. Under this agreement we are obligated to indemnify the indemnitee to the fullest extent permitted by applicable law for all reasonable expenses (including attorneys’ fees and disbursements), judgments, fines (including excise taxes and penalties) and amounts paid in settlement actually and reasonably incurred by the indemnitee arising out of or connected with the indemnitee’s service as a director or officer and indemnitee’s service in another capacity at our request or direction. We are also obligated to advance all reasonable and actual expenses incurred by the indemnitee in connection with any action, suit, proceeding or appeal with respect to which he is entitled to be indemnified upon our receipt of an invoice for such expenses. Our obligation to advance expenses is subject to the indemnitee’s execution, upon our request, of an agreement to repay all such amounts it if is ultimately determined that he is not entitled to be indemnified by us under applicable law. If a claim for indemnification under this agreement may not be paid to the indemnitee under applicable law, then in any action in which we are jointly liable with the indemnitee, we are obligated to contribute to the amount of reasonable expenses (including attorneys’ fees and disbursements) actually and reasonably incurred by the indemnitee in proportion to the relative benefits received by us and the indemnitee from the transaction from which such action arose, and our relative fault and that of the indemnitee in connection with the events which resulted in such expenses. The rights of an indemnitee under the form of indemnification agreement are in addition to any other rights that the indemnitee may have under our certificate of incorporation or bylaws, any agreement, or any vote of our stockholders or directors. We are not obligated to make any payment under the form of indemnification agreement to the extent payment is actually made to the indemnitee under an insurance policy or any other method outside of the agreement.

Related-Person Transactions Policy

Pursuant to our Code of Ethics and Business Conduct, all employees, officers and directors of ours and our subsidiaries are prohibited from engaging in any relationship or financial interest that is an actual or potential conflict of interest with us without prior approval. Employees are required to disclose any potential or actual conflicts with supervisors or our ethics compliance officer if one has been appointed by the board and otherwise directly to the members of our board of directors. Officers and directors are required to disclose any potential or actual conflicts to our board of directors.

Our board of directors reviews and approves all transactions with directors, officers, and holders of five percent or more of our voting securities and their affiliates, or each, a related party. Prior to our board of directors’ consideration of a transaction with a related party, the material facts as to the related party’s relationship or interest in the transaction are disclosed to our board of directors, and the transaction is not considered approved by our board of directors unless a majority of the directors who are not interested in the transaction approve the transaction. Further, when stockholders are entitled to vote on a transaction with a related party, the material facts of the related party’s relationship or interest in the transaction are disclosed to the stockholders, who must approve the transaction in good faith.

All future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions, including any forgiveness of loans, will require prior approval by a majority of the members of our board who do not have an interest in the transaction who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our disinterested independent directors or disinterested directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

CORPORATE GOVERNANCE

Board of Directors

Our board of directors currently consists of two members: Paul J. Travers, our President and Chief Executive Officer, and Grant Russell, our Chief Financial Officer and Executive Vice President. William Lee, Frank Zammataro, Kathryn Sayko and Bernard Perrine have each been elected, and have agreed to serve, as a member of our board of directors subject to the effectiveness of the registration statement of which this prospectus forms a part. Our board has determined that each of our directors and directors elect other than Mr. Travers and Mr. Russell is, or will be upon the effective time of their election be, an independent director as defined by Rule 5605(a)(2) of the NASDAQ Stock Market LLC (NASDAQ). We believe that, upon the effectiveness of the of the registration statement of which this prospectus forms a part, we will be compliant with the independence criteria for boards of directors under applicable laws and regulations, including NASDAQ Rule 5605(a)(2). The board may meet independently of management as required. Although they are permitted to do so, the independent directors have not held regularly scheduled meetings at which non-independent directors and members of management are not in attendance.

Committees of the Board of Directors

Subject to the effectiveness of the registration statement of which this prospectus forms a part, we have established an audit committee, a compensation committee and a nominating committee.

Audit Committee

Upon the effectiveness of the of the registration statement of which this prospectus forms a part, our audit committee will consist of William Lee, Kathryn Sayko and Bernard Perrine, each of whom will then be a non-employee director. Mr. Lee will be the chairperson of our audit committee. Our board of directors has determined that each member designee of our audit committee will be an independent director as defined by NASDAQ Rule 5605(a)(2) and will meet the requirements of financial literacy under SEC rules and regulations. Mr. Lee will serve as our audit committee financial expert, as defined under SEC rules.

Our audit committee will be responsible for, among other things:

•	selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors;

•	evaluating the qualifications, performance and independence of our independent auditors;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results; and

•	preparing the audit committee report that the SEC requires in our annual proxy statement.

Our board of directors has adopted a written charter for our audit committee, which will be available on our website upon the completion of this offering.

Compensation Committee

Upon the effectiveness of the of the registration statement of which this prospectus forms a part, our compensation committee will consist of Kathryn Sayko, Bernard Perrine and Frank Zammataro, each of whom will then be a non-employee director. Ms. Sayko will be the chairperson of our compensation committee. Our board of directors has determined that each member designee of our compensation committee will be an independent director as defined by NASDAQ Rule 5605(a)(2).

Our compensation committee will be responsible for, among other things:

•	reviewing and approving compensation of our executive officers including annual base salary, annual incentive bonuses, specific goals, equity compensation, employment agreements, severance and change in control arrangements, and any other benefits, compensations or arrangements;

•	reviewing and recommending compensation goals, bonus and stock compensation criteria for our employees;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” disclosure required by SEC rules;

•	preparing the compensation committee report required by the SEC to be included in our annual proxy statement; and

•	administering, reviewing and making recommendations with respect to our equity compensation plans.

Our board of directors has adopted a written charter for our compensation committee, which will be available on our website upon the completion of this offering.

Nominating Committee

Upon the effectiveness of the of the registration statement of which this prospectus forms a part, our nominating committee will consist of William Lee and Frank Zammataro, each of whom will then be a non-employee member of our board of directors. Mr. Zammataro will be the chairperson of our nominating committee.

Our board of directors has determined that each member designee of our nominating committee will be an independent director as defined by NASDAQ 5605(a)(2).

Our nominating committee will be responsible for, among other things:

•	assisting our board of directors in identifying, interviewing and recruiting prospective director nominees;

•	recommending director nominees;

•	establishing and reviewing on an annual basis a process for identifying and evaluating nominees for our board of directors;

•	annually evaluating and reporting to the our board of directors on the performance and effectiveness of the board of directors;

•	recommending members for each board committee of our board of directors; and

•	annually presenting a list of individuals recommended for nomination for election to our board of directors at the annual meeting of our shareholders.

Our board of directors has adopted a written charter for our nominating committee, which will be available on our website upon the completion of this offering.

Canadian Governance Matters

Generally

The Canadian Securities Administrators have published National Policy 58-201 — Corporate Governance Guidelines. These instruments set out a series of guidelines and requirements for effective corporate governance and in this prospectus we refer to them collectively as the “Guidelines.” The Guidelines address matters such as the constitution and independence of corporate boards, the functions to be performed by boards and their committees and the effectiveness and education of board members.

Independence

Our board of directors has determined that each of our directors and directors elect other than Mr. Travers and Mr. Russell is, or will be upon the effective time of his or her election, independent for the purpose of National Instrument 58-101 — Disclosure of Corporate Governance Practices.

Except as described below, our directors and hold no other directorships at the present time with other reporting issuers:

Director Name and Municipality of Residence	Other Directorships

William Lee, Vancouver, British Columbia	Tinka Resources Limited
Halo Resources Ltd.
Golden Peaks Resources Ltd.

Orientation and Continuing Education

Our board of directors is responsible for the orientation and education of new members of the board and all new directors are provided with copies of our policies. Prior to joining the board, each new director will meet with our Chief Executive Officer. Our Chief Executive Officer is responsible for outlining our business and prospects, both positive and negative, with a view to ensuring that the new director is properly informed to commence his duties as a director. Each new director is also given the opportunity to meet with our auditors and counsel. As part of its annual self-assessment process, our board of directors determines whether any additional education and training is required for board members.

Ethical Business Conduct

The directors encourage and promote a culture of ethical business conduct through communication and supervision as part of their overall stewardship responsibility. In addition, our board of directors has adopted a code of ethics and business conduct for our employees, officers and directors which addresses our continuing commitment to conducting business with highest integrity and in accordance with applicable laws, rules and regulations. Our code of ethics and business conduct establishes procedures that allow our directors, officers and employees to confidentially submit their concerns to our ethics officer or to our audit committee regarding questionable ethical, moral, accounting or auditing matters, without fear of retaliation. A copy of our code of ethics and business conduct will be available on our website and at www.sedar.com upon the completion of this offering.

Nomination of Directors

Historically, because of our size and stage of development and the limited number of directors, the entire board of directors has taken responsibility for nominating new directors and assessing current directors. As of the closing of this offering, nominees for election to our board of directors will be identified, interviewed and recruited by our nominating committee. For additional information about our nominating committee, see “Corporate Governance — Committees of the Board of Directors — Nominating Committee” above.

Compensation

Historically, because of our size and stage of development and the limited number of directors, the compensation of our executive officers and directors was determined by our board of directors as a whole. As of the closing of this offering, our compensation committee will be responsible for reviewing and approving the compensation of our executive officers and directors and for reviewing and recommending compensation goals, bonus and stock compensation criteria for our employees. For additional information about our compensation committee, see “Corporate Governance — Committees of the Board of Directors — Compensation Committee” above.

Assessment

Historically, because of our size and stage of development and the limited number of directors, our board of directors considered a formal assessment process to be inappropriate and evaluated its own effectiveness on an ad hoc basis. As of the closing of this offering, our nominating committee will be responsible for annually evaluating and reporting to our board of directors on the performance and effectiveness of the board as a whole, its committees and individual directors. For additional information about our nominating committee, see “Corporate Governance — Committees of the Board of Directors — Nominating Committee” above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock by:

•	each of our named executive officers;

•	each of our directors and directors elect;

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock; and

•	all of our directors, directors elect and executive officers as a group.

	Number of		Percentage of Shares
	Shares		Beneficially Owned
	Beneficially		Before	After
Name and Address of Beneficial Owner(1)	Owned(2)		Offering(3)	Offering(4)

Paul J. Travers	72,747,703	(5)	32.24%	•	%
Grant Russell	12,288,033	(6)	5.45%	•	%
William Lee	300,000	(8)	*	*
Frank Zammataro	175,000	(7)	*	*
Kathryn Sayko	175,000	(7)	*	*
Bernard Perrine	175,000	(7)	*	*
Paul Churnetski	20,278,453	(6)	9.06%	•	%
Directors, directors elect and executive officers as a group (6 people)	85,735,736	(8)	38.44%	•	%

*	less than 1.0%

(1)	The address for each person is c/o Vuzix Corporation, 75 Town Centre Drive, Rochester, NY 14623.

(2)	We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants, or the conversion of convertible promissory notes, that are either immediately exercisable or convertible, or that will become exercisable within 60 days after the date of this prospectus. These shares are deemed to be outstanding and beneficially owned by the person holding those options, warrants or convertible promissory notes for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

(3)	The percentage of shares beneficially owned before the offering is based on 220,268,927 shares of our common stock issued and outstanding as of the date of this prospectus.

(4)	The percentage of shares beneficially owned after the offering is based on • shares of our common stock issued and outstanding, including 9,312,899 shares of common stock to be issued upon the conversion of both all our outstanding shares of Series C Preferred Stock, together with all accrued and unpaid dividends, and $75,000 in aggregate principal amount of convertible promissory notes, together with all accrued and unpaid interest and • shares to be issued under our fiscal advisory fee agreement with the Canadian agents, and assumes no exercise of the agents’ overallotment option.

(5)	Includes 1,673,808 shares issuable upon exercise of options granted under our 2007 option plan.

(6)	Includes 374,256 shares issuable upon exercise of options granted under our 2007 option plan.

(7)	Consists of shares issuable upon exercise of options granted under our directors’ plan, subject to the effectiveness of the registration statement of which this prospectus forms a part. Does not include an additional 125,000 shares issuable upon exercise of option that will vest in equal monthly installments and will be fully vested on the first anniversary of the effective date of grant.

(8)	Includes (i) 1,879,556 shares issuable upon exercise of options granted under our 2007 option plan and (ii) 700,000 shares issuable upon exercise of options granted under our 2009 directors’ plan, subject to the effectiveness of the registration statement of which this prospectus forms a part.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the rights of our common stock and preferred stock. This summary is not complete. For more detailed information, please see our certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

We are authorized to issue up to 400,000,000 shares of common stock, par value $0.001 per share. As of the date of this prospectus, 220,268,927 shares of our common stock were issued and outstanding and held of record by 246 stockholders. The outstanding shares of our common stock are validly issued, fully paid and nonassessable.

The holders of our common stock are entitled to vote upon all matters submitted to a vote of our stockholders and are entitled to one vote for each share of common stock held. Holders of our common stock are not entitled to cumulative voting on any matter, including in the election of directors. Subject to the rights and preferences, if any, applicable to shares of our preferred stock then outstanding, the holders of our common stock are entitled to receive ratably such dividends, payable in cash, stock or otherwise, as may be declared by our board of directors out of any funds legally available for the payment of dividends and distributions to the stockholders. See “Dividend Policy.”

In the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all of our assets legally available for distribution after payment of our liabilities and distribution of the liquidation preference, if any, on our preferred stock then outstanding. Holders of our common stock have no preemptive or other subscription rights and no rights of conversion or redemption. The rights, preferences and privileges of holders of our common stock are subject to the rights of holders of any series of our preferred stock that may then be issued and outstanding.

Preferred Stock

As of the date of this prospectus, we are authorized to issue up to 6,745,681 shares of preferred stock, par value $0.001 per share. Prior to the time the registration statement of which this prospectus forms a part becomes effective, the number of shares of preferred stock that we will be authorized to issue will be reduced to 5,000,000. The shares of our preferred stock may be issued in one or more series, and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by our board of directors. The board of directors is expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuances of any series of preferred stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Delaware.

As of the date of this prospectus, we have designated 500,000 shares of our preferred stock as Series C 6% Convertible Preferred Stock (Series C Preferred Stock). As of that date, 168,500 shares of our Series C Preferred Stock were issued and outstanding. We have agreed with the agents to use our best efforts to cause all of the outstanding shares of our Series C Preferred Stock, together with all dividends accrued and unpaid thereon, to be converted into common stock prior to the effective time of the registration statement of which this prospectus forms a part.

The outstanding shares of our preferred stock are validly issued, fully paid and nonassessable.

Series C Preferred Stock

Holders of our Series C Preferred Stock are entitled to vote with the holders of our common stock, together as a single class, on all matters submitted to the vote of holders of our common stock. On each such matter, each holder of our Series C Preferred Stock is entitled to the number of votes equal to the number of whole shares of our common stock into which such holder’s Series C Preferred Stock is then convertible. Holders of our Series C Preferred Stock are entitled to receive an annual cumulative dividend of $0.60 per share payable in cash out of the funds legally available therefor and are entitled to participate ratably on an as converted basis in any dividends paid on our common stock. In the event of our voluntary or involuntary liquidation, dissolution or winding up, prior to any distributions to holders of our common stock, the holders of our Series C Preferred Stock are entitled to receive out of the assets legally available for distribution $10.00 per share (subject to adjustment for stock splits, stock dividends, reorganizations, consolidations and similar changes) plus any accrued and unpaid dividends.

Each share of our Series C Preferred Stock is convertible at the option of the holder into that number of shares of our common stock equal to $10.00 divided by the conversion price then in effect. The initial conversion price of one preferred share for 30 shares of common equaled $0.3333 per share was subject to adjustment for stock splits, dividends payable in capital stock, capital reorganizations or reclassifications of our capital stock and is now $0.2917 per share. All of the shares of Series C Preferred Stock plus any unpaid accrued dividends then outstanding were to automatically convert into shares of our common stock at the same rate upon the earlier of the election of the holders of 67% of the Series C Preferred Stock outstanding or the closing of a public offering of our common stock pursuant to a registration statement under the Securities Act in which the aggregate public offering price of our securities sold in the offering, before deduction of agents commissions and discounts, is at least $10,000,000.

Our Series C Preferred Stock may be redeemed, at our option, at any time and from time to time and in whole or in part, upon written notice to the holder at a redemption price equal to $10.00 per share plus any accrued and unpaid dividends. The holders of our Series C Preferred Stock may exercise their conversion rights notwithstanding our delivery of a redemption notice until we have paid the redemption price.

We have agreed with the agents to use our best efforts to cause all of the outstanding shares of our Series C Preferred Stock, together with all dividends accrued and unpaid thereon, to be converted into common stock prior to the effective time of the registration statement of which this prospectus forms a part.

Warrants

As of the date of this prospectus, warrants to purchase a total of 7,172,160 shares of our common stock with a weighted average exercise price of $0.1815 per share were outstanding. Each warrant contains provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of certain stock dividends, stock splits, reorganizations, reclassifications and consolidations. In September 2006, in consideration of a loan to us of $500,000, we issued the lender a warrant to purchase our common stock. The warrant is exercisable, upon conversion of the promissory note issued in evidence of the loan, to purchase the number of shares of our common stock equal to the principal amount of and accrued interest on the promissory note then converted divided by $0.5334, at an exercise price per share of $0.35. The warrant expires on September 30, 2009. If the convertible promissory note, together with all accrued and unpaid interest thereon, had been converted on the date of this prospectus, 1,173,397 shares of our common stock would have been issuable upon exercise of the warrant at the exercise price of $0.35 per share The shares of common stock issuable upon exercise of this warrant are included in the totals above. We intend to pay the outstanding principal amount of this note in full, together with all accrued and unpaid interest from the proceeds of this offering. If we do so, this warrant will terminate.

Options

As of The date of this prospectus, options to purchase 15,304,554 shares of common stock with a weighted average exercise price of $0.0999 per share were outstanding under our 2007 option plan. Our board of directors has determined that no further options will be granted under our 2007 option plan.

As of the date of this prospectus, no options were outstanding under our 2009 option plan. 30,000,000 shares of our common stock are reserved for issuance under our 2009 option plan.

As of the date of this prospectus, options to purchase 1,200,000 shares of common stock have been granted under our 2009 directors’ plan, subject to the effectiveness of the registration statement of which this prospectus forms a part. 5,800,000 additional shares of our common stock are reserved for issuance under our 2009 directors’ plan.

Convertible Debt

In December 2001 and January 2002, we issued and sold convertible promissory notes in the aggregate principal amount of $15,000. Interest on outstanding principal amount of the notes accrues at the annual rate of 7.5%. The outstanding principal amount of the notes, together with all accrued and unpaid interest thereon, is convertible at the option of the holder into shares of our common stock at the adjusted current rate of $0.057089 per share. The outstanding principal amount of the notes together with all unpaid accrued interest thereon was originally due and payable upon the consummation of our first equity financing after the date of issuance. We have agreed with the agents to use our best efforts to cause the entire outstanding principal amount of the notes, together with all unpaid accrued interest thereon, to be converted into shares of our common stock prior to the effective time of the registration statement of which this prospectus forms a part.

From April 2002 through July 2002, we issued and sold convertible promissory notes in the aggregate principal amount of $60,000. Interest on outstanding principal amount of the notes accrues at the annual rate of 8.0%. The outstanding principal amount of the notes, together with all accrued and unpaid interest thereon, is convertible at the option of the holder into shares of our common stock at the rate of the lesser of (i) $0.30 per share; (ii) 65% of the price at which shares of our common stock are offered to the public in the initial public offering of our common stock; or (iii) 75% of the weighted average price per share at which we sell our common stock in the first offering after issuance of the notes that results in aggregate gross proceeds to us of at least $500,000. The outstanding principal amount of the notes together with all unpaid accrued interest thereon was originally due and payable on May 31, 2004. We have agreed with the agents to use our best efforts to cause the entire outstanding principal amount of the notes, together with all unpaid accrued interest thereon, to be converted into shares of our common stock prior to the effective time of the registration statement of which this prospectus forms a part.

On September 19, 2006, we borrowed $500,000 from an individual lender and issued a convertible promissory note in the principal amount of $500,000 in evidence of the loan. Interest on the outstanding principal amount of the note accrues at the annual rate of 10.0%. The outstanding principal amount of the note, together with all accrued and unpaid interest thereon, is convertible at the option of the holder into shares of our common stock at the rate of $0.2667 per share. The outstanding principal amount of the note together with all unpaid accrued interest thereon was due and payable on January 31, 2009. As of January 31, 2009, the interest accrued and unpaid on the note was $118,493. Since January 31, 2009 interest on the principal amount of the note has accrued at the annual rate of 18.0% and we have made monthly payments of interest only. We intend to pay the outstanding principal amount of the note in full, together with all accrued and unpaid thereon, from the proceeds of this offering.

Registration Rights

In October 2000, we entered into a registration rights agreement with investors who purchased shares of our common stock in a private placement. Additional investors who purchased shares of our common stock in private placements closed in December 2000, January 2001 and September 2001 were subsequently joined as parties to the agreement. Under the agreement, if at any time after October 11, 2002 our common stock is not listed for trading on a recognized stock market or exchange in the United States or Canada or on the OTC Bulletin Board, then upon the request of investors holding at least a majority of the shares of our common stock subject to the agreement we are obligated to file one registration statement covering the resale of such shares. We are required to bear all costs, other than underwriting discounts and commissions, related to any such registration. As of the date of this prospectus, 2,720,000 shares of our common stock are subject to the agreement. To date, no request for registration has been made by the holders of those shares.

In October 2000, we entered into a shareholders’ agreement with certain holders of our common stock. Under the agreement, we are obligated to give those shareholders the opportunity to include their shares of common stock in any registration statement filed by us under the Securities Act for purposes of effecting a public offering of our securities (including, but not limited to, registration statements relating to secondary offerings of our securities, but excluding registration statements relating to our initial public offering). If any shareholder decides not to include all of his shares in any registration statement filed by us, or if the number of shares that he is permitted to include in such registration statement is limited by the underwriter, that shareholder shall continue to have the right to include his shares in any registration statement we may subsequently file. We are required to bear all costs, other than underwriting discounts and commissions, related to any such registration. As of the date of this prospectus, 31,764,437 shares of our common stock are subject to the agreement.

In June 2005, we entered into a registration rights agreement with investors who purchased shares of our Series C Preferred Stock and warrants exercisable to purchase shares of our common stock in a private placement. Under the agreement, we are obligated to give those investors the opportunity to include the shares of common stock issuable upon conversion of their Series C Preferred Stock or upon exercise of their warrants in any registration of our common stock under the Securities Act other than our initial registered offering of shares to the public, a registration in connection with a merger or other business combination transaction that has been consented in writing by the holders of the Series C Preferred Stock, or a registration relating to an employee benefit plan. We are required to bear all costs, other than underwriting discounts and commissions, related to any such registration. As of the date of this prospectus 7,060,914 shares of our common stock are issuable upon conversion of the Series C Preferred Stock, together with all accrued and unpaid dividends thereon. All of the warrants issued in the private placement of our Series C Preferred Stock were exercised in 2008.

In December 2005, pursuant to a technology acquisition agreement we entered into a rights agreement with New Light Industries, Ltd. in connection with our issuance to New Light of a warrant to purchase up to 1,428,571 shares of our common stock. Under the agreement, we are obligated to give New Light the opportunity to include the shares of common stock issuable upon exercise of its warrants in any registration of our securities under the Securities Act other than a registration in connection with a merger or other business combination transaction or relating to an employee benefit plan or our first firm commitment underwritten public offering. We are required to bear all costs, other than underwriting discounts and commissions, related to any such registration. New Light has waived its registration rights with respect to this offering.

Rule 144

The holders of 46.9% of our outstanding common stock have owned their shares for more than one year, are not affiliated with us and, accordingly, are able to resell their shares to the public with regard to any volume limitations in accordance with Rule 144 under the Act. In addition, 90 days after the date of this prospectus our stockholders who have then held their shares for more than six months and are not affiliated with us will also be able to resell their shares to the public without regard to any volume limitations in accordance with Rule 144 and our affiliates (which includes our officers and directors) who have held their shares for more than six months will be able to sell their shares to the public subject to certain volume and other restrictions contained in Rule 144. The ability of our officers and directors and some of our stockholder to sell under Rule 144 is subject the lock up agreements and TSX-V escrow arrangements described below. See “Shares Eligible For Future Sale.”

Delaware Anti-Takeover Law and Provisions of our Restated Certificate of Incorporation and Amended and Restated Bylaws

Delaware Anti-Takeover Law.

As a result of this offering we may become subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a Delaware corporation that has a class of voting stock that is listed on a “national securities exchange” or is held of record by more than 2,000 stockholders from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless it satisfies one of the following conditions:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding shares owned by persons who are directors and also officers and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

For purposes of Section 203, “business combination” includes:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Neither the TSX-V nor the OTC BB constitutes a “national securities exchange” for purposes of Section 203. However, in the event that as a result of the offering our common stock is held of record by more than 2,000 stockholders or if the common stock is listed on an exchange that constitutes a national securities exchange within the meaning of Section 203, we would become subject to the foregoing restrictions.

Certificate of incorporation and amended and restated bylaws.

Provisions of our certificate of incorporation and bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares and transactions that our stockholders might otherwise deem to be in their best interests. As a result, these provisions could adversely affect the price of our common stock. Our certificate of incorporation permits our board of directors to issue up to 6,785,481 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in our control. In addition, our certificate of incorporation and bylaws:

•	provide that the authorized number of directors may be changed only by resolution of the board of directors;

•	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if such number is less than a quorum;

•	require that any action to be taken by our stockholders be effected at a duly called annual or special meeting of stockholders and not by written consent;

•	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice;

•	do not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of our common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose; and

•	provide that special meetings of our stockholders may be called only by the chairman of the board, our chief executive officer or by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

The amendment of any of these provisions would require approval by the holders of at least 66 2/3% of our then outstanding capital stock.

Transfer Agent and Registrar

The main transfer agent and registrar for our common stock is Computershare Trust Company, N.A. in Golden, Colorado and the co-transfer agent and co-registrar for our common stock is Computershare Investor Services Inc. in Toronto, Ontario, Canada. The agent and registrar for our warrants is Computershare Trust Company of Canada in Toronto, Ontario, Canada.

SHARES ELIGIBLE FOR FUTURE SALE

Immediately prior to this offering, there was no public market for our securities. Future sales of substantial amounts of common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our common stock. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after the restrictions lapse could adversely affect the market price for our common stock as well as our ability to raise equity capital in the future. There may never be an active public market for our common stock.

Based on the number of shares of common stock outstanding as of the date of this prospectus, upon completion of this offering, • shares of our common stock will be outstanding, (assuming no exercise of the agents’ overallotment option, no exercise of other outstanding options or warrants and assuming conversion in full of all outstanding Series C Preferred Stock, together with all accrued and unpaid dividends thereon, at the rate of $0.2917 per share and conversion of $75,000 in aggregate principal amount of convertible promissory notes, together with all accrued and unpaid interest thereon, at the rate of $0.057085 per share). All of the shares sold in this offering (including all of the shares issuable upon exercise of the warrants sold in this offering) will be freely tradable without restriction or further registration under the Securities Act, except for any of those shares held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to the volume and manner of sale limitations of Rule 144 described below. In addition, 117,436,334 shares of our common stock currently outstanding, or approximately • % of our common stock outstanding after this offering, may be resold at any time, subject to the lock-up agreements and TSX-V escrow arrangements described below. Our executive officers and directors currently own 82,987,673 shares, or approximately • % of our common stock outstanding after this offering, which are eligible for resale subject to the volume and manner of sale limitations of Rule 144 and subject to the lock-up agreements and TSX-V escrow arrangements described below. The remaining 19,844,920 shares of our common stock currently outstanding, or approximately • % of our outstanding shares after this offering, are “restricted” under Rule 144 and are eligible for sale under the provisions of Rule 144.

We have entered into a fiscal advisory agreement with the Canadian agents. The agreement provides that in consideration for the fiscal advisory services to be provided from time to time by the Canadian agents to us, we will issue to the Canadian agents at the closing of this offering that number of shares of our common stock equal to, depending on the gross proceeds of the offering, between 1.0% and 2.0% of our common stock issued and outstanding immediately upon the closing of the offering. The shares issued to the Canadian agents under the agreement will be subject to resale restrictions in accordance with applicable Canadian securities laws and will be subject to resale restrictions for a period of one year following the closing of the offering under the lock-up agreements described below.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

In general, under Rule 144 as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell, upon expiration of the lock-up agreements described above, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which will equal approximately 260,846 shares immediately after this offering; or

•	The average weekly trading volume of the common stock on the TSX-V during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 under the Securities Act, as currently in effect, permits the resale of shares in reliance on Rule 144 without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our employees, executive officers, directors and consultants who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701 provided that they wait until 90 days after the date of this prospectus before selling their shares. However, substantially all Rule 701 shares are subject to lock-up agreements as described below and under “Underwriting” and will become eligible for sale upon the expiration of those agreements (or as otherwise permitted under those agreements).

Lock-Up Agreements

We have agreed with the agents to use our commercially reasonable efforts to cause our directors, executive officers and stockholders who will hold more than 2.5% of our outstanding common stock (or securities exercisable, exchangeable or convertible for common stock) on a fully-diluted basis immediately after the closing of this offering, who currently collectively represent approximately 61.9% of our outstanding shares of common stock, to enter into agreements with the agents not to offer, sell, assign, transfer, pledge, contract to sell or otherwise dispose of or hedge any shares of our common stock, or any securities convertible into or exchangeable for shares of common stock, for a period of one year following the closing of this offering. Additionally, we have agreed with the agents to use our commercially reasonable efforts to cause stockholders who will hold more than 1.0% of our outstanding common stock (or securities exercisable, exchangeable or convertible for common stock) on a fully-diluted basis immediately after the closing of this offering and our key employees, who collectively represent approximately 11.0% of our outstanding shares of common stock, to enter into agreements with the agents not to offer, sell, assign, transfer, pledge, contract to sell or otherwise dispose of or hedge any shares of our common stock, or any securities convertible into or exchangeable for shares of common stock, for a period of six months following the closing of this offering. The shares of our common stock to be issued to the Canadian agents under our fiscal advisory fee agreement will also be subject to restrictions on resale for a period of one year after the closing of the offering under the terms of the lock-up agreement. The agents may, in their sole discretion, at any time without prior notice, release all or any portion of the shares from the restrictions in any such agreement. We have been advised by the agents that, in considering any request to release shares subject to a lock-up agreement, they will consider, among other factors, the stockholder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time. Notwithstanding the foregoing, for the purposes of allowing the agents to comply with NASD Rule 2711(f)(4), if, under certain circumstances during the 16-day period beginning on the last day of the lock-up period, we release earnings results or publicly announce other material news or a material event relating to us is publicly announced, the lock-up period will be extended until 18 days following the date of release of the earnings results or the announcement of the material news or material event, as applicable.

Registration Rights

Upon completion of this offering, the holders of 31,764,437 shares of our common stock, and warrants to purchase up to 1,428,571 shares of our common stock will be entitled to include their shares of common stock in any subsequent registration statement that we file registering the sale of common stock under the Securities Act, subject to certain limitations and exceptions. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of the registration. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock. See “Description of Capital Stock — Registration Rights.”

Equity Incentive Plans

We intend to file with the SEC a registration statement under the Securities Act covering the shares of common stock reserved for issuance under our 2007 option plan, 2009 option plan and directors’ plan. We expect the registration statements to be filed and become effective as soon as practicable after the completion of this offering. Shares registered under that registration statement will be available for sale in the open market following its effective date, subject to Rule 144 volume limitations and the lock-up arrangements described above and the TSX-V escrow arrangements described below, if applicable.

The following three sections describe restrictions on resale arising under the rules and regulations of applicable Canadian securities regulators and the TSX-V.

Principal’s Escrow

In accordance with the National Policy 46-201 Escrow for Initial Public Offerings (National Policy 46-201), our Principals (as defined below) are required to deposit into escrow our equity securities and any securities that are convertible into our equity securities that they own or control (which we refer to as the “Principal’s Escrow”). “Principals” include all persons or companies that will, on the completion of this offering, fall into at least one of the following categories: (i) a person or company who acted as our promoter within two years before the date of this prospectus; (ii) our directors and/or senior officers; (iii) those who own and/or control more than 10% of our voting securities immediately after the completion of this offering if they also have appointed or have the right to appoint one or more of our directors or senior officers; (iv) those who own and/or control more than 20% of our voting securities immediately after the completion of this offering; (v) associates and affiliates of any of the above; (vi) a company, trust, partnership or other entity more than 50% held by one or more Principals; and (vii) a Principal’s spouse and their relatives that live at the same address as the Principal.

Pursuant to the Principals’ Escrow, the Principals will deposit into escrow with Computershare Investor Services Inc. their shares of common stock, warrants and options to purchase shares of our common stock (which we refer to as the “Escrowed Securities”) which will be subject to escrow.

Upon completion of this offering, we expect that we will be classified by applicable Canadian securities regulators as an “established issuer.” Accordingly, 25% of the Escrowed Securities will be released from escrow upon receipt of notice from the TSX-V confirming the listing of our common stock on the TSX-V. The remaining 75% of the Escrowed Securities will be released from escrow in 25% tranches at six-month intervals over an 18-month period following receipt of such notice.

TSX-V Seed Share Resale Restrictions

Securities that were issued to people other than our Principals prior to the completion of this offering will be subject to hold periods imposed by the TSX-V (which we refer to as the “TSX-V Escrow”). The purchase price of such securities and the time of their purchase relative to the date of a receipt for this prospectus by the applicable Canadian securities regulators will determine which TSX-V hold period applies. The TSX-V hold period does not apply to persons who are subject to the Principal’s Escrow as discussed above.

Summary of Escrow and Contractual Restrictions on Transfer

As of the date hereof, the following table sets out the number and percentage of our securities which will be subject to the Principal’s Escrow upon the closing of this offering.

	Number of		Percentage of Class Outstanding
	Securities Held in		Prior to the
Designation of Class	Escrow(1)		Offering	After the Offering

Common Stock	106,475,137	(1)	48.3%
Options	6,513,920		3.0%
Warrants	—		—	—

(1)	Pursuant to National Policy 46-201, • shares of our common stock will be held in escrow under the Principals’ Escrow. Pursuant to the TSX-V Escrow, • shares of our common stock will be held in escrow under the Seed Escrow.

UNDERWRITING

We intend to enter into an agency agreement with Canaccord Capital Corporation and Bolder Investment Partners, Ltd. to serve as co-lead agents of our offering in Canada. Neither Canaccord nor Bolder will directly offer any of our units in the United States. Offers of our units in the United States will be made only through Canaccord Adams Inc., a US registered broker dealer affiliated with Canaccord Capital Corporation, and such other US registered dealers as may be designated by our Canadian agents. This offering is made on a commercially reasonable “best efforts” basis. This means that the agents have not committed to buy any of our units, but shall use commercially reasonable efforts to sell our units for us.

As consideration for their services, the Canadian agents will receive: (i) a commission equal to 8% of the gross proceeds of the offering; (ii) options entitling the Canadian agents to purchase that number of shares our common stock and warrants equal to 12.5% of the aggregate number of shares of our common stock and warrants sold under the offering (including the shares and warrants issued upon exercise of the over-allotment option), at the offering price per share and warrant, respectively, for a period of 12 months from the closing date; and (iii) a non-refundable due diligence fee of Cdn$15,000. The Canadian agents will also be reimbursed for their reasonable fees and expenses including the reasonable legal fees and disbursements of legal counsel to the agents. The Canadian agents may appoint selling agents in the United States, including Canaccord Adams Inc., which may be paid selling commissions not to exceed 6% of the gross proceeds of the offering in the United States and options entitling US selling agents to purchase that number of shares of our common stock and warrants equal to 8% of the aggregate number of shares of our common stock and warrants sold in the United States under the offering (including the shares and warrants issued upon exercise of the over-allotment option) at the initial public offering price for a period of 12 months from the closing date. The commission paid to US selling agents will be paid by the Canadian agents from their commissions.

The agents will use commercially reasonable efforts to sell up to • units at a minimum price of Cdn$ •  per unit. The offering is not subject to any minimum number of units sold or our receipt of any minimum proceeds from the sale of the units. We may elect to hold more than one closing until we have sold all of units offered or until our offering terminates. We have granted the agents an over-allotment option, exercisable for a period of 30 days from the date of the closing of this offering, to sell additional shares of common stock and whole warrants up to the lesser of the agents’ over-allocation position determined as of the time of closing of the offering and • shares of common stock and • whole warrants (15% of the number of shares and warrants offered by us under this prospectus) or any combination thereof at a price of Cdn$ •  per share and Cdn$ •  per warrant to cover over-allotments, if any, and for market stabilization purposes. For greater clarity, these warrants will only be issued for the purpose of distribution of units to purchasers. The aggregate number of shares and warrants issuable to purchasers pursuant to the offering will not exceed • and • , respectively.

The warrants will be issued pursuant to the terms of a warrant indenture dated as of the closing date between us and Computershare Trust Company of Canada, as warrant agent. The warrant indenture will contain provisions designed to protect the holders of warrants against dilution upon the happening of certain events. No fractional shares will be issued upon exercise of the warrants.

The obligations of the agents under the agency agreement may be terminated by the agents in their discretion on the basis of their assessment of the state of the financial markets and may also be terminated in certain stated circumstances and upon the occurrence of certain stated events.

The agents, or registered sub-agents who assist the agents in the distribution of the units offered hereunder, conditionally offer the units, subject to prior sale, if, as and when issued by us and accepted by the agents in accordance with the conditions contained in the agency agreement and subject to the approval of certain legal matters, on behalf of counsel to both us and the agents. While the agents will solicit expressions of interest and arrange for subscriptions for units prior to closing, the agents will not accept proceeds prior to closing. Subscriptions for the common stock and warrants constituting the units will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice.

We estimate that our total expenses of the offering, excluding underwriting commissions, will be approximately $      million and are payable by us. We will pay all these expenses from the proceeds of the offering. We will also reimburse the agents for all of their expenses including all of the fees owed by them to their legal counsel.

Offering Price Determination

Prior to the offering, there has been no public market for our securities. The initial public offering price of our units will be negotiated between us and the agents. In addition to prevailing market conditions, the factors considered in determining the initial public offering price are our financial information, our historical performance, our future prospects and the future prospects of our industry in general, our capital structure, estimates of our business potential and earnings prospects, the present state of our development and an assessment of our management and the consideration of the above factors in relation to market valuation of companies engaged in businesses and activities similar to ours.

An active trading market for our common stock may not develop. It is also possible that after the offering, the shares of common stock will not trade in the public market at or above the initial public offering price. Any of the underwriting activities mentioned in this section may have the effect of preventing or retarding a decline in the market price of the common stock. The agents may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The agents may conduct these transactions on the TSX-V or in the over-the-counter market, or otherwise. If the agents commence any of these transactions, they may discontinue them at any time.

The agents do not intend to confirm sales of the shares to any accounts over which they have discretionary authority.

Allocation of Purchase Price

In acquiring our units, the purchasers will be acquiring ownership of the shares of common stock and the warrants represented by our units. The shares of common stock and warrants represented by our units are separate securities and, accordingly, purchasers will be required to allocate the purchase price paid for units between the shares of common stock and the warrants on a reasonable basis in order to determine their respective costs for purposes of federal income tax. We intend to allocate Cdn$ •  of the public offering price of each unit as consideration for the issue of each share of common stock and Cdn$ •  for the issue of each one-half warrant. Although we believe this allocation is reasonable, this allocation will not be binding on the Internal Revenue Service or any other tax authority and neither Vuzix nor our counsel express any opinion as to this allocation. The information provided herein does not constitute tax advice. You must consult your own tax advisors concerning the application of US federal income tax laws to your particular situation as well as any consequences of the purchase, ownership, and disposition of the shares of common stock and warrants arising under the laws of any other jurisdiction.

Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit agents and selling group members from bidding for and purchasing our common stock. However, the agents’ representatives may engage in transactions that stabilize the price of our common stock, such as bids or purchases to peg, fix or maintain that price.

If the agents create a short position in the common stock in connection with the offering (i.e., if they sell more shares than are listed on the cover of this prospectus), the agents’ representatives may reduce that short position by purchasing shares in the open market. The agents’ representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of the common stock to stabilize its price or to reduce a short position may cause the price of the common stock to be higher than it might be in the absence of such purchases.

The agents’ representatives may also impose a penalty bid on agents and selling group members. This means that if the agents’ representatives purchase shares of common stock in the open market to reduce the underwriter’s short position or to stabilize the price of such shares of common stock, they may reclaim the amount of the selling concession from the agents and selling group members who sold those shares of common stock. The imposition of a penalty bid may also affect the price of the shares of common stock in that it discourages resales of those shares of common stock.

Neither we nor any of the agents make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the agents make any representation that the agents’ representatives or lead manager will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Lock-Up Agreements

We have agreed with the agents to use our commercially reasonable efforts to cause our directors, executive officers and stockholders who will hold more than 2.5% of our outstanding common stock (or securities exercisable, exchangeable or convertible for common stock) on a fully-diluted basis immediately after the closing of this offering, who collectively hold approximately • % of our outstanding shares of common stock, to enter into agreements with the agents not to offer, sell, assign, transfer, pledge, contract to sell or otherwise dispose of or hedge any shares of our common stock, or any securities convertible into or exchangeable for shares of common stock, for a period of one year following the closing of this offering. Additionally, we have agreed with the agents to use our commercially reasonable efforts to cause stockholders who will hold more than 1.0% of our outstanding common stock (or securities exercisable, exchangeable or convertible for common stock) on a fully-diluted basis immediately after the closing of this offering and our key employees, who collectively hold approximately • % of our outstanding shares of common stock, to enter into agreements with the agents not to offer, sell, assign, transfer, pledge, contract to sell or otherwise dispose of or hedge any shares of our common stock, or any securities convertible into or exchangeable for shares of common stock, for a period of six months following the closing of this offering.

The foregoing restricted periods will be extended if during the last 17 days of the restricted period we issue an earnings release or material news or a material event relating to us occurs, or prior to the expiration of the restricted period we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period, in which case the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

The restriction described in the immediately preceding paragraphs do not apply to: (a) transactions by stockholders not deemed to be our affiliates relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering; (b) transfers of shares of common stock or any security exercisable for shares of common stock as a bona fide gift or gifts; (c) distributions of shares of common stock or any security exercisable for shares of common stock to corporations, partnerships, limited liability companies or other entities to the extent that such entities are wholly-owned by the stockholder that agrees to be bound by the restrictions described in the preceding paragraphs; (d) tenders of shares of common stock made in response to a bona fide third party take-over bid made to all holders of shares of common stock or similar acquisition transaction; (e) any transfer to an immediate family member or an entity of which the transferor or an immediate family member of the transferor is the sole beneficiary; or (f) a pledge of shares of common stock or any security exercisable for shares of common stock to a bank or other financial institution for the purpose of giving collateral for a debt made in good faith; provided, that in the case of any transfer, distribution or pledge pursuant to clause (b), (c), (e) or (f), each donee, distributee, transferee or pledgee agrees in writing to be bound by the transfer restrictions described in the preceding paragraphs and no filing by any party under the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of shares of common stock or other securities acquired in such transfer or distribution.

Indemnification

We have agreed to indemnify the agents against certain liabilities relating to the offering, including without restriction liabilities under the Securities Act, and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the agents may be required to make for these liabilities.

Fiscal Advisory Fee Agreement

We have entered into a fiscal advisory fee agreement with the Canadian agents. The agreement provides that the Canadian agents have and will continue to provide certain customary fiscal advisory services, including assisting and advising us with respect to capital markets strategies and assisting us in its development of an investor relations strategy and communications with existing investors. In consideration for the services to be provided under the agreement, we will issue to the Canadian agents at the closing of this offering that number of shares of our common stock equal to, depending on the gross proceeds of the offering, between 1.0% and 2.0% of our common stock issued and outstanding immediately upon the closing of the offering. The shares issued to the Canadian agents under the agreement will be issued pursuant to exemptions from the registration requirements of applicable United States and Canadian securities laws and will be subject to resale restrictions under those laws and to resale restrictions for a period of one year following the closing of the offering under the lock-up agreements described above. The agreement will terminate, and we will have no obligation to issue any shares to the Canadian agents thereunder, if the offering has not closed by October 31, 2009.

LEGAL MATTERS

Boylan, Brown, Code, Vigdor & Wilson, LLP, Rochester, New York, will pass upon the validity of the shares of common stock being offered by this prospectus. The agents are being represented by in this offering by Dorsey & Whitney LLP, Denver, Colorado.

EXPERTS

Rotenberg & Co. LLP, an independent registered public accounting firm, has audited our consolidated financial statements as of December 31, 2008. Davie Kaplan, CPA, P.C., an independent registered public accounting firm, has audited our financial statements as of December 31, 2007 and 2006 as set forth in their reports thereon accompanying such financial statements included in this prospectus and in this registration statement. We have included these financial statements in this prospectus and in the registration statement in reliance on both Rotenberg & Co. LLP and Davie Kaplan’s reports, given on the authority of such firm as experts in accounting and auditing.

As of the date hereof, the partners, counsel and associates of Boylan, Brown, Code, Vigdor & Wilson, LLP or Dorsey & Whitney LLP beneficially own directly or indirectly, respectively, less than 1% of our common stock or any common stock of any of our affiliates or associates.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 (including exhibits and schedules thereto) under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information about us and our common stock offered by this prospectus, we refer you to the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You may read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. In addition, you may obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

Upon completion of this offering, we will be subject to the information reporting requirements of the Securities Exchange Act and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection and copying at the public reference facilities and website of the SEC referred to above. We also maintain a website at www.vuzix.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, connected to or that can be accessed through our website is not part of this prospectus. We have included our website address in this prospectus as an inactive textual reference only and not as an active hyperlink.

VUZIX CORPORATION

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Report of Rotenberg & Co. LLP, Independent Registered Public Accounting Firm	F-2
Report of Davie Kaplan, CPA, P.C., Independent Registered Public Accounting Firm	F-3
Consolidated Balance Sheets — December 31, 2007 and 2008 and March 31, 2008 and 2009 (Unaudited)	F-4
Consolidated Statements of Stockholders’ (Deficit) Equity — For The Years Ended December 31, 2006, 2007 and 2008 and the Three Months Ended March 31, 2009 (Unaudited)	F-5
Consolidated Statements of Cash Flows — For the Years Ended December 31, 2006, 2007 and 2008 and the Three Months Ended March 31, 2008 and 2009 (Unaudited)	F-6
Consolidated Statements of Operations — For the Years Ended December 31, 2006, 2007 and 2008 and the Three Months Ended March 31, 2008 and 2009 (Unaudited)	F-7
Notes to Consolidated Financial Statements	F-8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Vuzix Corporation

We have audited the accompanying consolidated balance sheet of Vuzix Corporation and its subsidiary as of December 31, 2008, and the related consolidated statement of operations, changes in stockholders’ equity and cash flows for the period then ended. Vuzix Corporation’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Vuzix Corporation as of December 31, 2007, were audited by other auditors whose report dated June 17, 2008 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vuzix Corporation as of December 31, 2008, and the results of its operations and its cash flows for the period ending December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

/s/ Rotenberg & Co. LLP

Rochester, New York
June 17, 2009

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders
VUZIX Corporation

We have audited the balance sheets of VUZIX Corporation (F/K/A Icuiti Corporation) as of December 31, 2007 (Restated) and 2006, and the related statements of operations, changes in stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of VUZIX Corporation (F/K/A Icuiti Corporation) as of December 31, 2007 (Restated) and 2006, and the results of its operations, changes in stockholders’ equity and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental information is presented for the purpose of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

As discussed in Note 20 to the financial statements, the 2007 financial statements have been restated to correct a misstatement.

/s/  Davie Kaplan, CPA, P.C.

June 17, 2008
(Except for Note 20, as to which the date is April 14, 2009)

VUZIX CORPORATION
F/K/A ICUITI CORPORATION

CONSOLIDATED BALANCE SHEETS

	March 31,	March 31,	December 31,	December 31,	December 31,
	2009	2008	2008	2007	2006
	(Unaudited)	(Unaudited)		(As restated)

ASSETS
Current Assets
Cash and Cash Equivalents	$259,151	$69,534	$818,719	$364,856	$569,171
Accounts Receivable, Net (Note 3)	962,519	872,126	1,413,611	2,908,224	1,977,103
Inventories (Note 4)	2,426,298	2,618,470	2,307,321	1,984,465	1,157,733
Prepaid Income Taxes	130,130	136,130	130,130	130,130	—
Prepaid Expenses and Other Assets	67,449	109,680	41,390	108,525	2,500

Total Current Assets	3,845,547	3,803,940	4,711,171	5,496,200	3,706,507
Tooling and Equipment, Net (Note 5)	721,860	869,534	825,924	857,170	781,979
Patents and Trademarks, Net (Note 6)	710,176	642,751	684,802	613,884	524,777

Total Assets	$5,277,583	$5,316,225	$6,221,897	$6,967,254	$5,013,263

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$4,348,752	$3,249,518	$4,763,321	$4,029,630	$2,743,349
Lines of Credit (Note 7)	199,767	186,270	202,290	78,400	92,237
Current Portion of Long-term Debt	500,000	—	500,000	—	200,000
Current Portion of Capital Leases	139,800	139,800	139,800	171,778	155,625
Customer Deposits (Note 8)	328,841	742,154	729,677	46,637	125,584
Accrued Expenses (Note 9)	220,246	103,879	185,960	171,872	319,946
Income Taxes Payable	888	34,039	36,412	31,225	—

Total Current Liabilities	5,738,294	4,455,660	6,557,460	4,529,542	3,636,741

Long-Term Liabilities
Accrued Compensation (Note 10)	445,096	445,096	445,096	445,096	445,096
Long Term Portion of Long-Term Debt (Note 11)	379,208	784,208	379,208	784,208	991,188
Long Term Portion of Capital Leases (Note 12)	145,410	232,115	180,328	247,052	216,519
Accrued Interest	443,120	341,560	425,448	314,921	211,574
Cumulative Dividends Payable on Preferred Stock	349,574	248,474	324,299	223,199	122,099

Total Long-Term Liabilities	1,762,408	2,051,453	1,754,379	2,014,476	1,980,476

Total Liabilities	7,500,702	6,507,113	8,311,839	6,544,018	5,617,217

Stockholders’ Equity
Series C Preferred Stock — $.001 Par Value, 500,000 Shares Authorized; (Refer to Note 14 for Series A, Series B and Unauthorised Preferred Stock) 168,500 Shares Issued and Outstanding in Each Period (Note 14)	169	169	169	169	169
Common Stock — $.001 Par Value, 400,000,000 Shares Authorized; 220,268,927, 200,424,027 Shares Issued and Outstanding March 31, Respectively 218,268,927, 197,973,139 and 173,268,048 Shares Issued and Outstanding December 31, Respectively	220,269	200,424	218,269	197,972	173,268
Additional Paid-in Capital	13,039,100	10,299,419	12,700,413	10,238,589	6,115,622
Accumulated (Deficit)	(15,161,140)	(11,369,383)	(14,687,276)	(9,691,977)	(6,531,363)
Subscriptions Receivable (Note 19)	(321,517)	(321,517)	(321,517)	(321,517)	(361,650)

Total Stockholders’ Equity	(2,223,119)	(1,190,888)	(2,089,942)	423,236	(603,954)

Total Liabilities and Stockholders’ Equity	$5,277,583	$5,316,225	$6,221,897	$6,967,254	$5,013,263

The accompanying notes are an integral part of these consolidated financial statements.

VUZIX CORPORATION
F/K/A ICUITI CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock		Additional	Retained	Preferred Stock		Subscriptions
	Shares	Amount	Paid-In Capital	Deficit	Shares	Amount	Receivable	Total

Balance — December 31, 2005	173,245,191	$173,245	$5,593,693	$(5,718,223)	123,000	$123	$(266,240)	$(217,402)
Issuance of Preferred Stock	—	—	407,604	—	45,500	46	—	407,650
Dividends	—	—	—	(93,186)	—	—	—	(93,186)
Stock Compensation Expense	—	—	18,418	—	—	—	—	18,418
Exercise of Stock Options	22,857	23	497	—	—	—	—	520
Extension of Subscriptions Receivable	—	—	95,410	—	—	—	(95,410)	—
2006 Net Loss	—	—	—	(719,954)	—	—	—	(719,954)

Balance — December 31, 2006	173,268,048	173,268	6,115,622	(6,531,363)	168,500	169	(361,650)	(603,954)
Warrants Issued for Services	—	—	78,275	—	—	—	—	78,275
Exercise of Stock Options	402,483	402	5,328	—	—	—	—	5,730
Exercise of Stock Warrants	177,136	177	1,373	—	—	—	—	1,550
Issuance of Common Stock	23,125,472	23,125	3,767,686	—	—	—	—	3,790,811
Conversion of Debt into Stock	1,000,000	1,000	199,000	—	—	—	—	200,000
Stock Compensation Expense	—	—	111,438	—	—	—	—	111,438
Dividends	—	—	—	(101,100)	—	—	—	(101,100)
Extension of Subscriptions Receivable	—	—	(40,133)	—	—	—	40,133	—
2007 Net Loss	—	—	—	(3,059,514)	—	—	—	(3,059,514)

Balance — December 31, 2007 (As Restated)	197,973,139	197,972	10,238,589	(9,691,977)	168,500	169	(321,517)	423,236
Exercise of Options	2,450,888	2,451	14,245	—	—	—	—	16,696
Issuance of Common Stock	15,847,517	15,848	2,122,798	—	—	—	—	2,138,646
Exercise of Stock Warrants	1,552,936	1,553	12,033	—	—	—	—	13,586
Stock Issued for Services	444,447	444	66,223	—	—	—	—	66,667
Dividends	—	—	—	(101,100)	—	—	—	(101,100)
Warrants Issued for Services	—	—	66,227	—	—	—	—	66,227
Stock Compensation Expense	—	—	180,298	—	—	—	—	180,298
2008 Net Loss	—	—	—	(4,894,199)	—	—	—	(4,894,199)

Balance — December 31, 2008	218,268,927	$218,268	$12,700,413	$(14,687,276)	168,500	$169	$(321,517)	$(2,089,943)

Exercise of Options	—	—	—	—	—	—	—	—
Issuance of Common Stock	2,000,000	2,000	298,000	—	—	—	—	300,000
Exercise of Stock Warrants	—	—	—	—	—	—	—	—
Stock Issued for Services	—	—	—	—	—	—	—	—
Repurchase of Fractional Shares	—	—	(2)		—	—	—	(2)
Dividends	—	—	—	(25,275)	—	—	—	(25,275)
Warrants Issued for Services	—	—	—	—	—	—	—	—
Stock Compensation Expense	—	—	40,689	—	—	—	—	40,689
Net Loss for the 3 months ended March 31, 2009	—	—	—	(448,589)	—	—	—	(448,589)

Balance — March 31, 2009 (Unaudited)	220,268,927	$220,268	$13,039,100	$(15,161,140)	168,500	$169	$(321,517)	$(2,223,120)

The accompanying notes are an integral part of these consolidated financial statements.

VUZIX CORPORATION
F/K/A ICUITI CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For Three Months Ended		For Years Ended
	March 31,		December 31,
	2009	2008	2008	2007	2006
	(Unaudited)	(Unaudited)		(As restated)

Cash Flows from Operating Activities
Net Loss	$(448,589)	$(1,652,195)	$(4,894,199)	$(3,059,514)	$(719,954)
Non-Cash Adjustments
Depreciation and Amortization	138,834	123,696	510,133	374,078	276,989
Stock-Based Compensation Expense	40,689	46,584	180,298	111,438	18,418
Stock Issued for Services	—	—	66,667	—	—
Warrants Issued for Services	—	—	66,227	78,275	—
(Increase) Decrease in Operating Assets
Accounts Receivable	451,092	2,032,098	1,494,613	(931,121)	(1,226,116)
Inventories	(118,977)	(634,005)	(322,856)	(826,732)	(362,118)
Prepaid Income Taxes	—	—		(130,130)	—
Prepaid Expenses and Other Assets	(26,060)	(1,155)	67,135	(106,025)	4,919
Increase (Decrease) in Operating Liabilities
Accounts Payable	(414,504)	(780,111)	733,691	1,580,255	1,496,609
Accrued Expenses	34,284	(67,929)	14,088	(175,574)	289,124
Customer Deposits	(400,836)	695,517	683,040	(78,947)	(117,722)
Income Taxes Payable	(35,524)	2,814	5,187	31,225	3,192
Accrued Commissions	—	—	—	(266,475)	266,475
Accrued Compensation	—	—	—		135,000
Accrued Interest	17,672	26,639	110,527	103,347	55,237

Net Cash Flows (Used in) Provided From Operating Activities	(761,919)	(208,047)	(1,285,449)	(3,295,900)	120,053

Cash Flows from Investing Activities
Purchases of Tooling and Equipment	(19,369)	(122,380)	(424,166)	(180,310)	(370,188)
Investments in Patents and Trademarks	(40,839)	(42,547)	(125,638)	(136,433)	(109,048)

Net Cash Used in Investing Activities	(60,208)	(164,927)	(549,804)	(316,743)	(479,236)

Cash Flows from Financing Activities
Net Change in Lines of Credit	(2,523)	107,870	123,890	(13,837)	(115,138)
Issuance of Common Stock	300,000	—	2,138,646	3,792,362	—
Issuance of Preferred Stock	—	—	—	—	407,650
Repayment of Capital Leases	(34,918)	(46,915)	(98,702)	(168,947)	(121,135)
Prepayment of Long-Term Debt	—	—	—	(206,980)	(22,328)
Exercise of Stock Options	—	16,697	16,696	5,730	520
Exercise of Stock Warrants	—	—	13,586	—	—
Proceeds from Long-Term Debt	—	—	95,000	—	725,000

Net Cash Flows Provided by Financing Activities	262,559	77,652	2,289,116	3,408,328	874,569

Net Increase (Decrease) in Cash and Cash Equivalents	(559,568)	(295,322)	453,863	(204,315)	515,386
Cash and Cash Equivalents — Beginning of Year	818,719	364,856	364,856	569,171	53,785

Cash and Cash Equivalents — End of Year	$259,151	$69,534	$818,719	$364,856	$569,171

Supplemental Disclosures
Interest Paid	45,747	29,490	149,214	138,345	179,019
Income Taxes Paid	36,412	425	425	3,725	1,950

Non-Cash Investing Transactions
Equipment Acquired Under Capital Lease	—	9,528	89,833	221,633	317,932
Equipment Acquired Through Assumption of Long-Term Debt	—	—	—	—	62,010
Dividends Declared but Not Paid	25,275	25,275	101,100	101,100	93,186
Debt Converted to Equity	—	—	—	200,000

The accompanying notes are an integral part of these consolidated financial statements.

VUZIX CORPORATION
F/K/A ICUITI CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	For Three Months		For Years Ended
	Ended March 31,		December 31,
	2009	2008	2008	2007	2006
	(Unaudited)	(Unaudited)	(As restated)

Sales of Products	$2,595,504	$1,663,875	$11,015,784	$4,701,004	$6,910,866
Sales of Engineering Services	448,490	57,039	1,548,703	5,445,375	2,627,442

Total Sales	3,043,994	1,720,914	12,564,487	10,146,379	9,538,308
Cost of Sales — Products	1,617,174	1,440,348	7,844,519	3,407,340	4,269,908
Cost of Sales — Engineering Services	239,509	47,001	1,018,989	3,376,133	1,497,642

Total Cost of Sales	1,856,683	1,487,349	8,863,508	6,783,473	5,767,550

Gross Profit	1,187,311	233,565	3,700,979	3,362,906	3,770,758

Operating Expenses:
Research and Development	502,011	736,716	3,366,518	2,365,412	1,279,239
Selling and Marketing	449,266	449,562	2,128,625	1,920,164	1,191,800
General and Administrative	478,253	533,799	2,299,685	1,718,627	1,560,278
Depreciation and Amortization	138,834	123,696	510,133	374,078	276,989

Total Operating Expenses	1,568,364	1,843,773	8,304,961	6,378,281	4,308,306

Loss from Operations	(381,053)	(1,610,208)	(4,603,982)	(3,015,375)	(537,548)

Other Income (Expense)
Interest and Other (Expense) Income			188	2,549	313
Foreign Exchange Gain (Loss)	(1,272)	366	(24,216)
Legal Settlement	—	—	—	96,632	—
Interest Expenses	(65,376)	(41,600)	(260,977)	(241,692)	(179,019)

Total Other Income (Expense)	(66,648)	(41,234)	(285,005)	(142,511)	(178,706)

Loss Before Provision for Income Taxes	(447,701)	(1,651,442)	(4,888,987)	(3,157,886)	(716,254)
Provision (Benefit) for Income Taxes (Note 13)	888	753	5,212	(98,372)	3,700

Net Loss	(448,589)	$(1,652,195)	$(4,894,199)	$(3,059,514)	$(719,954)

Basic and Diluted Loss per Share	$(0.0022)	$(0.0084)	$(0.0229)	$(0.0160)	$(0.0047)
Weighted-average Shares Outstanding — Basic and Diluted	220,268,927	200,424,027	218,268,927	197,973,139	173,268,048

The accompanying notes are an integral part of these consolidated financial statements.

VUZIX CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts and disclosures at and for the three months ended March 31, 2009 and 2008 are unaudited)

Note 1 — Basis of Presentation

The unaudited Consolidated Financial Statements of Vuzix Corporation and Subsidiary (the “Company”) for the three months ending March 31, 2009 and 2008 have been prepared in accordance with generally accepted accounting principles in the United States of America for interim financial information. Accordingly, the Consolidated Financial Statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. The results for the interim periods are not necessarily indicative of the results to be expected for the year. The accompanying Consolidated Financial Statements should be read in conjunction with the audited Consolidated Financial Statements of the Company as of December 31, 2008, as included with these consolidated financial statements.

Note 2 — Nature of Business and Summary of Significant Accounting Policies

The Company

Vuzix Corporation (the Company) was formed in 1997 under the laws of the State of Delaware and maintains its corporate offices in Rochester, New York. The Company changed its name to Vuzix Corporation in September 2007, being previously known as Icuiti Corporation. The Company is engaged in the design, manufacture, marketing and sale of devices that are worn like eyeglasses and which feature built-in video screens that enable the user to view video and digital content, such as movies, computer data, the Internet or video games. Our products (known commercially as “Video Eyewear”) are used to view high resolution video and digital information from portable devices, such as cell phones, portable media players, gaming systems and laptop computers and from personal computers. Our products provide the user with a virtual viewing experience that emulates viewing a large screen television or desktop computer monitor practically anywhere, anytime.

Segment Data, Geographic Information and Significant Customers

The Company is not organized by market and is managed and operated as one business. A single management team that reports to the chief operating decision maker comprehensively manages the entire business. The Company does not operate any material separate lines of business or separate business entities. Accordingly, the Company does not accumulate discrete information, other than product revenue and material costs, with respect to separate product lines and does not have separately reportable segments as defined by Statement of Financial Accounting Standards (SFAS) No. 131, “Disclosures about Segments of an Enterprise and Related Information.”

Shipments to customers outside of the United States approximated 20%, 12% and 5% of sales in 2008, 2007 and 2006, respectively. No single international country represented more than 10% of revenues. The Company does not maintain significant amounts of long-lived assets outside of the United States other than tooling held by its third party manufacturers, primarily in China.

The Company has at times had a concentration of sales to the U.S. government and they amounted to approximately 12% and 54% of sales in 2008 and 2007, respectively. Accounts receivable from the U.S. government accounted for 31% and 19% of accounts receivable at 2008 and 2007, respectively. Another customer, who is also a minority stockholder, represented 20% and 17% of sales in 2008 and 2007, respectively.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Vuzix Europe. All significant inter-company transactions have been eliminated.

VUZIX CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Foreign Currency Translation

The U.S. dollar is the functional currency of the Company’s foreign subsidiary. Monetary assets and liabilities are re-measured at year-end exchange rates. Non-monetary assets and liabilities are re-measured at historical rates. Revenues, expenses, gains and losses are re-measured using the rates on which those elements were recognized during the period.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at year end and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

The Company performs ongoing credit evaluations of its customers’ financial condition and maintains an allowance for uncollectible accounts receivable based upon the expected collectability of all accounts receivable. As of December 31, 2008, one customer, represented 31% of net accounts receivable and was subsequently received during 2009.

For cash management purposes, the Company concentrates its cash holdings in two accounts at the JP Morgan Chase Bank. The balance in these accounts may exceed the federally insured limit of $250,000 per customer by the Federal Deposit Insurance Corporation in case of bank failure. At December 31, 2008 and 2007, the Company had $462,808 and $250,851 in excess of the insurance limit at this bank.

Cash and Cash Equivalents

The Company’s cash received is applied against its two revolving lines of credit on a periodic basis based projected monthly cash flows, reducing interest expense. Cash and cash equivalents can include highly liquid investments with original maturities of three months or less.

Fair Value of Financial Instruments

The Company’s financial instruments primarily consists of cash and cash equivalents, accounts receivable, inventories, prepaid income taxes, prepaid expenses and other assets, accounts payable, lines of credit, current portion of long-term debt and capital leases, customer deposits, accrued expenses, and income taxes payable.

As of the consolidated balance sheet date, the estimated fair values of the financial instruments were not materially different from their carrying values as presented due to the short maturities of these instruments and that the interest rates on the borrowing approximate those that would have been available for loans for similar remaining maturity and risk profiles at respective year ends.

Allowance for Doubtful Accounts

The Company establishes an allowance for uncollectable trade accounts receivable based on the age of outstanding invoices and management’s evaluation of collectability of outstanding balances. These provisions are established when the aging of outstanding amounts exceeds allowable terms and are re-evaluated at each quarter end for adequacy. In determining the adequacy of the provision, the Company considers known uncollectable or at risk receivables.

VUZIX CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Provision for Future Warranty Costs

Warranty costs are accrued, to the extent that they are not recoverable from third party manufacturers, for the estimated cost to repair or replace products for the balance of the warranty periods. The Company’s products are covered by standard warranty plans that extend normally 12 months to 24 months from the date of product shipment. The Company provides for the costs of expected future warranty claims at the time of product shipment or over-builds to cover replacements. The adequacy of the provision is assessed at each quarter end and is based on historical experience of warranty claims and costs. As of December 31, 2008, the Company’s provision for future warranty claims was $106,865 compared to $73,064 as of December 31, 2007, with the increase attributable primarily to increased revenue from product shipments.

Inventories

Inventories are valued at the lower of cost, or market using the first-in, first-out method. The Company does not include any direct overheads costs in its inventory valuation costing, as such amounts have been immaterial in its current and prior fiscal years. The Company records provisions for excess, obsolete or slow moving inventory based on changes in customer demand, technology developments or other economic factors. The Company’s products have product life cycles that range on average from two to three years currently. At both the product introduction and product discontinuation stage, there is a higher degree of risk of inventory obsolescence. The provision for obsolete and excess inventory is evaluated for adequacy at each quarter end. The estimate of the provision for obsolete and excess inventory is partially based on expected future product sales, which are difficult to forecast for certain products.

Revenue Recognition

The Company recognizes revenue from product sales in accordance with the SEC Staff Accounting Bulletin No. 104, “Revenue Recognition.” Product sales represent the majority of the Company’s revenue. The Company recognizes revenue from these product sales when persuasive evidence of an arrangement exists, delivery has occurred or services have been provided, the sale price is fixed or determinable, and collectability is reasonably assured. Additionally, the Company sells its products on terms which transfer title and risk of loss at a specified location, typically shipping point. Accordingly, revenue recognition from product sales occurs when all factors are met, including transfer of title and risk of loss, which typically occurs upon shipment by the Company. If these conditions are not met, the Company will defer revenue recognition until such time as these conditions have been satisfied. The Company collects and remits sales taxes in certain jurisdictions and reports revenue net of any associated sales taxes. The Company also sells certain products through distributors who are granted limited rights of return for stock balancing against purchases made within a prior 90 day period, including price adjustments downwards that the Company implements on any existing inventory. The provision for product returns and price adjustments is assessed for adequacy both at the time of sale and at each quarter end and is based on recent historical experience and known customer claims.

Revenue from any engineering consulting and other services is recognized at the time the services are rendered. The Company accounts for its longer-term development contracts, which to date have all been firm fixed-priced contracts, on the percentage-of-completion method, whereby income is recognized as work on contracts progresses, but estimated losses on contracts in progress are charged to operations immediately. The percentage-of-completion is determined using the cost-to-cost method. Amounts are generally billed on a monthly basis. To date all such contracts have been less than one calendar year in duration.

VUZIX CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Tooling and Equipment

Tooling and equipment are stated at cost. Depreciation of tooling and equipment is provided for using the straight-line method over the following estimated useful lives:

Computers and Software	3 years
Manufacturing Equipment	5 years
Tooling	3 years
Furniture and Equipment	5 years

Repairs and maintenance costs are expensed as incurred. Asset betterments are capitalized.

Patents and Trademarks

The Company capitalizes the costs of obtaining its patents and registration of Trademarks. Such costs are accumulated and capitalized during the filing periods, which can take several years to complete. Successful applications that result in the granting of a patent or trademark are then amortized over 15 years on a straight-line basis. Unsuccessful applications are written off and expensed in the fiscal period where application is abandoned or discontinued.

Long-Lived Assets

The Company regularly assesses all of its long-lived assets for impairment when events or circumstances indicate their carrying amounts may not be recoverable, in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

Research and Development

Research and development costs, are expensed as incurred and include employee related costs, office expenses, third party design and engineering services, and new product prototyping costs.

Shipping and Handling Costs

Amounts charged to customers and costs incurred by the Company related to shipping and handling are included in net sales and cost of goods sold, respectively, in accordance with EITF Issue No. 00-10, “Accounting for Shipping and Handling Fees and Costs.”

Advertising

Advertising costs are expensed as incurred and recorded in “Selling and marketing” in the Consolidated Statements of Operations. Advertising expense amounted to $1,009,992, $893,973 and $291,800 for 2008, 2007 and 2006, respectively.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109. Accordingly, the Company provides deferred income tax assets and liabilities based on the estimated future tax effects of differences between the financial and tax bases of assets and liabilities based on currently enacted tax laws. A valuation allowance is established for deferred tax assets in amounts for which realization is not considered more likely than not to occur.

The Company reports any interest and penalties accrued relating to uncertain income tax positions as a component of the income tax provision.

VUZIX CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Earnings Per Share

Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per share calculations reflect the assumed exercise and conversion of all dilutive employee stock options and the conversion of any outstanding convertible preferred shares or notes payable that are-in-the-money, applying the treasury stock method. However, the assumed exercise of stock options and warrants and the conversion of preferred shares or notes payable are anti-dilutive, therefore basic and diluted earnings per share are the same for all periods. All share and per-share amounts in the accompanying consolidated financial statements and notes to the consolidated financial statements have been adjusted to apply the effect of the reverse stock split (one-for-seven) in 2007 and the forward stock split (eight-for-one) in 2008.

Stock-Based Employee Compensation

Effective January 1, 2006, the provisions of SFAS No. 123 (revised 2004), “Share-Based Payment,” and related interpretations were adopted. SFAS No. 123(R) requires that compensation expense be recognized in the consolidated financial statements for share-based awards based on the grant-date fair value of those awards. The Company elected to not adopt SFAS No. 123(R) for any stock options granted prior to December 31, 2005 which had unrecognized compensation expense at January 1, 2006, and has instead applied it to only new share-based awards granted subsequent to December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123(R). Stock-based compensation expense includes an estimate for pre-vesting forfeitures and is recognized over the requisite service periods of the awards on a straight-line or graded vesting basis, which is generally commensurate with the vesting term. As a result of the adoption of SFAS No. 123(R), stock-based compensation expense associated with stock option grants of $180,298, $111,438 and $18,418 was recorded in 2008, 2007 and 2006, respectively.

The Company issues new shares upon stock option exercises. Please refer to Note J, Stock-based Compensation Expense, for further information.

Fair Value Measurements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States, and expands disclosures about fair value measurements. The Company has adopted the provisions of SFAS No. 157 as of January 1, 2008 for financial instruments. This standard defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. Further, the Company has taken into consideration the guidance promulgated in FASB Staff Position No. FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for that Asset is Not Active,” in estimating the fair value of its financial instruments. The adoption of SFAS 157 was not material to the Company’s consolidated financial statements or results of operations.

SFAS No. 157 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value. Level 1 inputs are quoted prices in active markets for identical assets or liabilities. Level 2 inputs are inputs other than quoted prices included in Level 1 that are directly or indirectly observable for the asset or liability. Such inputs include quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability, or inputs derived principally from or corroborated by observable market data by correlation or other means. Level 3 inputs are unobservable inputs for the asset or liability. Such inputs are used to measure fair value when observable inputs are not available.

VUZIX CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations,” a revision to SFAS No. 141, “Business Combinations.” SFAS No. 141(R) provides revised guidance for recognition and measurement of identifiable assets and goodwill acquired, liabilities assumed and any non-controlling interest in the acquiree at fair value. The Statement also establishes disclosure requirements to enable the evaluation of the nature and financial effects of a business combination. SFAS No. 141(R) is required to be applied prospectively to business combinations for which the acquisition date is on or after January 1, 2009. The impact of the adoption of SFAS 141(R) on our consolidated financial position and results of operations will be dependent on the size and nature of business combinations, if any, completed after the adoption of this Statement.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements — an amendment of ARB No. 51.” This Statement establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent. Specifically, SFAS No. 160 requires the presentation of non-controlling interests as equity in the Consolidated Balance Sheets, and separate identification and presentation in the Consolidated Statements of Income of net income attributable to the entity and the non-controlling interest. It also establishes accounting and reporting standards regarding deconsolidation and changes in a parent’s ownership interest. SFAS No. 160 is effective as of January 1, 2009. The provisions of SFAS No. 160 are generally required to be applied prospectively, except for the presentation and disclosure requirements, which must be applied retrospectively. We do not expect the adoption of SFAS No. 160 to have a material effect on our consolidated financial statements.

In February 2008, the FASB issued FSP FAS 157-2, which delays the effective date of SFAS No. 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis (at least annually). This FSP partially deferred the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for items within the scope of this FSP. This FSP will be adopted by the Company in the first quarter of fiscal year 2009, and is not expected to have a material impact on its consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133.” This statement enhances the disclosure requirements related to derivative instruments and hedging activity to improve the transparency of financial reporting, and is effective for fiscal years and interim periods beginning after November 15, 2008. We do not expect the impact of adoption of SFAS No. 161 will have a material effect on our consolidated financial statements.

Note 3 — Accounts Receivable, Net

Accounts receivable consisted of the following:

December 31,	2008	2007

Accounts Receivable	$1,417,870	$2,908,224
Less: Allowance for Doubtful Accounts	(4,259)	—

Net	$1,413,611	$2,908,224

VUZIX CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 4 — Inventories, Net

Inventories consisted of the following:

December 31,	2008	2007

Purchased Parts and Components	$2,091,734	$1,656,093
Work in Process	130,351	197,413
Finished Goods	539,883	211,994
Less: Reserve for Obsolescence	(454,647)	(81,035)

Net	$2,307,321	$1,984,465

Note 5 — Tooling and Equipment, Net

Tooling and equipment consisted of the following:

December 31,	2008	2007

Tooling and Manufacturing Equipment	$1,567,537	$1,247,402
Computers and Software	522,274	463,847
Furniture and Equipment	360,695	315,091

	$2,450,506	$2,026,340
Less: Accumulated Depreciation and Amortization	(1,624,582)	(1,169,170)

Net	$825,924	$857,170

Total depreciation expense for tooling and equipment for 2008, 2007 and 2006 was $455,412, $326,752, and $237,592, respectively.

Note 6 — Patents and Trademarks, Net

December 31,	2008	2007

Patents and Trademarks	$899,952	$774,314
Less: Amortization	(215,150)	(160,430)

Net	$684,802	$613,884

Total amortization expense for patents and trademarks for 2008, 2007 and 2006 was $54,720, $47,326, and $39,397, respectively. The estimated aggregate amortization expense for each of the next five fiscal years is $57,175.

Note 7 — Lines of Credit

The Company has available a $100,000 line of credit secured by the personal guarantee of an officer of the Company with interest payable at the bank’s prime rate plus 4.24%. The outstanding balance on the line of credit amounted to $96,040 and $78,400 at December 31, 2008 and 2007, respectively. The prime rate at 2008 was 3.25%.

The Company also has available a $112,500 line of credit with interest payable at the bank’s prime rate plus 1%. The line is unsecured and personally guaranteed by an officer of the Company. The outstanding balance on the line of credit amounted to $106,250 and $0 at December 31, 2008 and 2007, respectively.

VUZIX CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 8 — Customer Deposits

Customer deposits represents money the Company received in advance of providing a product or engineering services to a customer. Such deposits are short term in nature as the Company delivers the product or engineering services to the customer before the end of its next annual fiscal period.

Note 9 — Accrued Expenses

Accrued expenses consisted of the following:

December 31,	2008	2007

Accrued Wages and Related Costs	$25,478	$65,194
Accrued Professional Services	40,000	27,500
Accrued Warranty Obligations	106,865	73,064
Other Accrued Expenses	13,617	6,114

Total	$185,960	$171,872

The Company has warranty obligations in connection with the sale of certain of its products. The warranty period for its products is generally one year except in European countries where it is two years. The costs incurred to provide for these warranty obligations are estimated and recorded as an accrued liability at the time of sale. The Company estimates its future warranty costs based on product-based historical performance rates and related costs to repair. The changes in the Company’s accrued warranty obligations for 2008, 2007 and 2006 were as follows:

Accrued Warranty Obligations at January 1, 2006	$15,361
Actual Warranty Experience	(28,317)
Warranty Provisions	55,431

Accrued Warranty Obligations at December 31, 2006	$42,475
Actual Warranty Experience	(48,710)
Warranty Provisions	79,299

Accrued Warranty Obligations at December 31, 2007	$73,064
Actual Warranty Experience	(71,244)
Warranty Provisions	105,045

Accrued Warranty Obligations at December 31, 2008	$106,865

Note 10 — Accrued Compensation

Accrued compensation represents amounts owed to officers of the Company for services rendered prior to 2007 that remain outstanding. The principal is not subject to a fixed repayment schedule, and interest on the outstanding balance is payable at 8% per annum. Interest expense related to accrued compensation amounts to $35,608, $35,608 and $24,808 for the years ended December 31, 2008, 2007 and 2006, respectively. Total accrued interest on the accrued compensation was $154,753 and $119,145 as of December 31, 2008 and 2007, respectively and these amounts are included in Accrued Interest, under the Long-Term Liabilities portion of the consolidated balance sheet.

VUZIX CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 11 — Long-Term Debt

Long-term debt consisted of the following at December 31:

December 31,	2008	2007

Note payable to an officer of the Company. The principal is not subject to a fixed repayment schedule, bears interest at 8% per annum and is secured by all of the assets of the Company	$209,208	$209,208
During October 2008, entered into an agreement with an officer of the Company, whereby the officer agrees to make loans from time to time to the Company through December 31, 2010, accruing interest on the outstanding balance at 12%, secured by all of the assets of the Company	95,000	—
Bridge loans in the original amount of $15,000 to stockholders of the Company with no fixed date of repayment, accruing interest at 7.5% and are unsecured. The Company has granted holders the same conversion terms as the $60,000 in notes below	15,000	15,000
Convertible promissory notes in the original amount of $60,000. These notes bear interest at 8% and are unsecured. There is no set date of repayment	60,000	60,000
Convertible Notes payable bearing interest at 10% and is secured by all the assets of the Company	500,000	500,000

	$879,208	$784,208
Less: Amount Due Within One Year	500,000	—

Amount Due After One Year	$379,208	$784,208

The aggregate maturities for all long-term borrowings as of December 31, 2008 are as follows:

2009	2010	2011	2012	2013	Thereafter	Total

$500,000	$95,000	$—	$—	$—	$284,208	$879,208

Include above are convertible promissory notes and bridge loans that the Company has issued. The notes and loans may be converted into the Company’s common stock at $0.0571 per share. Unpaid, accrued interest on these notes and loans amounts to $48,717 and $40,085 at December 31, 2008 and 2007, respectively. The total potential conversions of these notes and loans along with accrued interest amounted to 2,144,522 and 2,013,078 shares at December 31, 2008 and 2007, respectively.

Included above is a $500,000 convertible note payable due to a related party. The note may be converted into the Company’s common stock at $0.2667 per share. Unpaid accrued interest on this note amounted to $114,247 and $64,110 at December 31, 2008 and 2007, respectively. The total potential note conversion along with accrued interest amounted to 2,303,138 and 2,115,148 shares at December 31, 2008 and 2007, respectively. This note was due January 31, 2009 and was still outstanding as of March 31, 2009. The interest rate has changed to 18% onwards and the note principal is now being rolled-over on a month to month basis.

VUZIX CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 12 — Capital Lease Obligations

The Company maintains equipment held under capital lease obligations due in monthly installments ranging from $95 to $2,811 including interest at rates ranging from 0.00% to 20.08%. The related equipment is collateral to the leases. Final payments are due through September, 2011.

December 31,	2008	2007

Total Principal Payments	$320,128	$418,830
Less: Amount Due Within One Year	(139,800)	(171,778)

Amount Due After One Year	$180,328	$247,052

Annual requirements for retirement of the capital lease obligations are as follows:

December 31,	Amount

2009	$244,610
2010	109,498
2011	30,301
2012	—
2013	—

Total Minimum Lease Payments	$384,409
Less: Amount Representing Interest	(64,281)

Present Value of Minimum Lease Payments	$320,128

The following is a summary of assets held under capital leases:

December 31,	2008	2007

Tooling and Manufacturing Equipment	$390,940	$313,657
Computers and Software	315,591	303,042
Furniture and Equipment	112,648	112,648

	$819,179	729,347
Less: Accumulated Depreciation	(490,866)	(286,127)

Net	$328,313	$443,220

Depreciation expense related to the assets under capital lease amounted to $204,739, $175,114, and $98,043 for years ended December 31, 2008, 2007, and 2006, respectively.

Note 13 — Income Taxes

The Company files U.S. federal, and U.S. state tax returns. At December 31, 2008, the Company had unrecognized tax benefits totaling $2,962,000, of which would have a favorable impact on our tax provision (benefit), if recognized.

Pre-tax earnings consisted of the following for the years ended December 31, 2008, 2007 and 2006:

December 31,	2008	2007	2006

Total Pre-Tax (Loss) Earnings	$(4,888,987)	$(3,157,886)	$(716,254)

VUZIX CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The provision (benefit) for income taxes was as follows:

December 31,	2008	2007	2006

Current Income Tax Provision (Benefit)
Federal	$—	$—	$—
State	5,212	(98,372)	3,700
Net Change in Liability for Unrecognized Tax Benefits	—	—	—
	$5,212	$(98,372)	$3,700
Deferred Provision (Benefit)	—	—	—

Total Provision (Benefit)	$5,212	$(98,372)	$3,700

A reconciliation of the statutory U.S. federal income tax rate to the effective rates is as follows:

December 31,	2008	2007	2006

Federal Income Tax at Statutory Rate	34.0%	34.0%	34.0%
State Tax Provision, Net of Federal Benefit	—%	(0.3)%	(0.2)%
Meals and Entertainment	(0.3)%	(0.3)%	(0.8)%
Stock Compensation Expense	(1.3)%	(1.2)%	(0.9)%
Research and Development Credits	(2.1)%	(2.5)%	(6.2)%
Other	—%	—%	(0.2)%

Effective Tax Rate	30.3%	29.7%	25.7%
Change in Valuations Allowance	(30.3)%	(29.7)%	(25.7)%

Net Effective Tax Rate	—%	—%	—%

VUZIX CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Deferred tax assets (liabilities) consist of the following:

December 31,	2008	2007

Assets
Current
Inventory and Inventory Related Items	$68,000	$12,000
Bad Debt and Note Receivable Reserves	1,000	—
Non-Current
Net Operating Loss Carryforwards	1,825,000	1,235,000
Stock Compensation Expense	—	—
Tax Credit Carryforwards	946,000	656,000
Depreciation	—	—
Other	122,000	102,000

Total Gross Deferred Tax Assets	$2,962,000	$2,005,000
Valuation Allowance — 100%	(2,962,000)	(2,005,000)

Total Net Deferred Tax Assets	$—	$—

Liabilities
Current
New York State Refund	$(19,000)	$—

Total Gross Deferred Tax Liabilities	(19,000)	—
Valuation Allowance — 100%	19,000	—

Total Net Deferred Tax Liability	$—	$—

Net Deferred Tax	$—	$—

December 31,	2008	2007

Net Current Deferred Tax Assets	$—	$—
Net Long-Term Deferred Tax Assets	$—	$—

In 2008 and 2007, the Company generated federal and state net operating losses for income tax purposes. These federal and state net operating loss carryforwards, which total approximately $12,200,000 at December 31, 2008 and begin to expire in 2018, if not utilized. Of the Company’s tax credit carryforwards, $946,000 expire between 2017 and 2018, if not utilized.

Deferred tax assets, including carryforwards and other attributes, are reviewed for expected realization and a valuation allowance is established when appropriate to reduce the assets to their estimated net realizable value. Expected realization of deferred tax assets is dependent upon sufficient taxable income in the appropriate jurisdiction and period that is also of the appropriate character. The Company has evaluated the availability of such taxable income, the nature of its deferred tax assets and the relevant tax laws in determining the net realizable value of its deferred tax assets.

In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations. As a result of the implementation of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48), we recognize liabilities for uncertain tax positions based on the two-step process prescribed within the interpretation. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step requires us

VUZIX CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

to estimate and measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement. It is inherently difficult and subjective to estimate such amounts, as this requires us to determine the probability of various possible outcomes. We re-evaluate these uncertain tax positions on a quarterly basis. This evaluation is based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, effectively settled issues under audit and new audit activity. Such a change in recognition or measurement would result in the recognition of a tax benefit or an additional charge to the tax provision in the period.

The following table summarizes the activity in the valuation allowance account for 2008 and 2007:

Balance, January 1, 2007	$1,682,700

Additions Relating to Uncertain Future Realization of
Net Operating Losses	245,500
State Research and Development Tax Credits	76,800

Balance, December 31, 2007	$2,005,000

Additions Relating to Uncertain Future Realization of
Net Operating Losses	855,000
State Research and Development Tax Credits	102,000

Balance, December 31, 2008	$2,962,000

Note 14 — Preferred Stock

Series A Preferred Stock par value $0.001 (Authorized 725,000; 0 shares issued and outstanding)

Series A preferred stockholders do not have the right to vote on any matter submitted to the stockholders of the Company for vote, consent, or approval. The Company may at any time redeem all or any portion of Series A preferred stock outstanding at a price per share equal to the liquidation value. The holders of Series A preferred stock may elect to require the Company to redeem on or after November 20, 2007 at the liquidation value of all of the then outstanding shares of Series A preferred Stock.

Series B Preferred Stock par value $0.001 (Authorized 1,020,681; 0 shares issued and outstanding)

Holders of Series B preferred stock shall have voting rights for all matters voted on by stockholders of the Company. Each Series B preferred stockholder shall have that number of votes equal to the number of whole common shares into which the stockholder’s Series B preferred stock could be converted on that date. Each share of Series B preferred stock shall be convertible, at the option of the holder, into fully paid and non-assessable shares of common stock at the Conversion Ratio, as defined in the Articles of Incorporation. The initial conversion price of Series B preferred stock was $0.10.

Series C Preferred Stock par value $0.001 (Authorized 500,000; 168,500 shares issued and outstanding)

Holders of Series C preferred stock shall have voting rights for all matters voted on by stockholders of the Company. Each Series C preferred stockholder shall have that number of votes equal to the number of whole common shares into which the stockholder’s Series C preferred stock could be converted on that date. Each share of 6% Cumulative Series C preferred stock shall be convertible, at the option of the holder, into 34.29 shares of common stock. The Series C preferred stock is redeemable at the option of the Company at any time after June 30, 2007 for $10 per share plus accrued, unpaid dividends.

VUZIX CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Preferred stock

Shares of undesignated preferred stock may be issued in one or more series. The balance of undesignated preferred stock is 4,500,000 as at December 31, 2008. The Board of Directors is authorized to establish and designate the different series and to fix and determine the voting powers and other special rights and qualifications.

Preferred dividends

Cumulative preferred dividends on the Series C series totaled $324,299 as of December 31, 2008 and $223,199 as of December 31, 2007. These cumulative dividends in arrears represented an average $1.92 per share as of December 31, 2008 and an average of $1.32 per share as of December 31, 2007. As of March 31, 2009 total accrued dividends were $349,574 or an average of $2.07 per share.

Note 15 — Stock Split

Effective July 16, 2008, the Company effected a stock split of its common stock whereby each one share of Common Stock, par value $0.001 per share, of the Company’s outstanding stock were reclassified and changed into eight shares of Common Stock, par value $0.001 per share.

Effective June 28, 2007 the Company effected a reverse stock split of its common stock whereby each seven shares of Common Stock, par value $0.001 per share, of the Company’s outstanding stock were reclassified and changed into one share of Common Stock, par value $0.001 per share.

Both the stock split and reverse share consolidation affected the shares outstanding and pricing for convertible debt, stock subscriptions, incentive stock options, stock warrants and stockholders’ equity disclosures. All share and per-share amounts in the accompanying consolidated financial statements and notes to the consolidated financial statements have been adjusted to apply the effect of the reverse stock split (one-for-seven) in 2007 and the forward stock split (eight-for-one) in 2008.

Note 16 — Stock Warrants

During 2007, the Company issued warrants to purchase 2,521,656 shares, respectively, of common stock to the parties who helped secure financing. The exercise price was $0.20 per share.

In exchange for services performed by vendors who worked at a reduced rate, warrants were issued during to purchase 380,699 and 317,032 shares in 2008 and 2007, respectively, of common stock. The exercise prices range from $0.00875 to $0.20 per share.

During 2008, 1,552,936 warrants were exercised at a price of $.00875 per share.

The following table shows the various changes in warrants for the years December 31, 2008 and 2007.

December 31,	2008	2007

Warrants Outstanding, Beginning of Year	6,171,008	3,509,456
Exercised During the Year	(1,552,936)	(177,136)
Issued During the Year	380,699	2,838,688
Forfeited During the Year	—	—

Warrants Outstanding, End of Year	4,998,771	6,171,008

The outstanding warrants as of December 31, 2008 expire from August 10, 2010 to December 31, 2013. The weighted average remaining contractual term on the warrants is 2.7 years. The weighted average exercise price is $0.1401 per share.

VUZIX CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

During 2006, pursuant to a convertible note payable, a warrant was issued that would only be exercisable if the note holder converted their note along with any unpaid accrued interest. The exercise price if this warrant came into effect would be $0.35 per share and the warrant would have to be exercised by September 30, 2009. Excluding accrued interest, the conversion of the principal of the note and exercise of the resulting warrant would result in the issuance of up to 1,071,225 shares. This warrant is not included in the totals above.

Note 17 — Stock Option Plans

The Company has an Incentive Stock Option Plan (the “Plan”) that allows for the granting of both Qualified and Non-Qualified Stock Options as defined under the Internal Revenue Code regulations. The total authorized number of shares under the plan is 45,714,286. For Non-Qualified Stock Options, the Company may grant options that provide for the issuance of Common Shares of $0.001 at prices below fair market value at the date of grant. For Qualified Options grants, the option issuance price may not be less than fair market value at the date of grant. The Plan gives the Board of Directors of the Company the ability to determine vesting periods for all options granted under the Plan, and allows option terms to be up to ten years from the original grant date. Employees’ incentive stock options must vest at a minimum rate of 20% per year over a five year period, commencing on the date of grant. Most vest ratably over four years commencing on the date of the option grant. In the case of directors, such options are granted annually and they expire ten years after the date of their grant and vest ratably, on a monthly basis, over the next 12 months. Advisors or consultants can have vesting range from 100 percent of the option grants vesting immediately to ratably, on a monthly basis, over the next a period of up to 48 months.

The following table summarizes stock option activity for the three years ended December 31, 2008:

		Weighted
	Number of	Average	Exercise Price
	Shares	Exercise Price	Range

Outstanding at January 1, 2006	11,783,648	$0.02916	$0.0061 – $ 0.2334
Granted	1,601,800	$0.2318	$0.2275 – $ 0.2334
Exercised	(22,857)	$0.02275	$0.02275
Expired or Forfeited	—	—	$ —

Outstanding at December 31, 2006	13,362,591	$0.05266	$0.0061 – $ 0.2334
Granted	1,772,584	$0.2189	$0.2000 – $ 0.2334
Exercised	(402,483)	$0.01137	$0.0087 – $0.02889
Expired or Forfeited	(185,742)	$0.02889	$0.02889

Outstanding at December 31, 2007	14,546,950	$0.07254	$0.0061 – $ 0.2334
Granted	1,917,288	$0.1846	$0.15 – $ 0.20
Exercised	(2,450,888)	$0.00694	$0.0.6123 – $ 008750
Expired or Forfeited	(934,336)	$0.1949	$0.20 – $ 0.2334

Outstanding at December 31, 2008	13,079,014	$0.0914	$0.0061 – $ 0.2334

As of December 31, 2008, there were 9,582,619 options that were fully vested and exercisable at weighted average exercise price of $0.0594 per share. The weighted average remaining contractual term on the vested options is 5.7 years.

The unvested balance of 3,496,395 options as of December 31, 2008, vest ratably over less than the next 46 months.

VUZIX CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following tables summarizes stock option information at December 31, 2008:

Total Options Outstanding
		Weighted average
		remaining life	Weighted average
Range of exercise price	Shares	(yrs)	exercise price

$0.0062 to $0.0087	2,995,192	3.58	$0.0076
$0.0227 to $0.0289	5,105,291	6.07	$0.0257
$0.1500 to $0.2000	2,644,152	9.66	$0.1889
$0.2100 to $0.2334	2,334,379	8.10	$0.2323

	13,079,014	6.59	$0.0914

Exercisable Options Outstanding
		Weighted average
		remaining life	Weighted average
Range of exercise price	Shares	(yrs)	exercise price

$0.0062 to $0.0087	2,995,192	3.58	$0.0076
$0.0227 to $0.0289	4,653,140	5.98	$0.0255
$0.1500 to $0.2000	551,296	9.39	$0.1935
$0.2100 to $0.2334	1,382,991	7.90	$0.2322

	9,582,619	5.70	$0.0594

Unvested Options Outstanding
		Weighted average
		remaining life	Weighted average
Range of exercise price	Shares	(yrs)	exercise price

$0.0062 to $0.0087	—	—	$—
$0.0227 to $0.0289	452,151	7.00	$0.1350
$0.1500 to $0.2000	2,092,856	9.73	$0.1876
$0.2100 to $0.2334	951,388	8.41	$0.2324

	3,496,395	9.02	$0.1930

The weighted average fair value of options granted during 2008 was $0.182842 with an aggregate value of $192,632. The weighted average fair value of options granted during 2007 was $0.215918 with an aggregate total value of $224,020. The weighted average fair value of options granted during 2006 was $0.231794 with an aggregate total value of $246,214. There were no dividends in any of the periods.

The number of options for our securities remaining for future issuance (excluding options reflected above — 13,079,014 as of December 31, 2008) is 29,759,011.

Cash received from option exercises in 2008, 2007, and 2006, amounted to $16,696, $5,730, and $520, respectively. All of the shares issued out of common stock.

No grants, exercises, or forfeitures occurred in the three period ending March 31, 2009. The only change was that more options vested.

With respect to any non-qualified stock options and incentive stock options that are exercised and held for less than one year, the Company recognizes a tax benefit upon exercise in an amount equal to the tax effect of the difference between the option price and the fair market value of the common stock on the exercise date.

VUZIX CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 18 — Stock-based Compensation Expense

The table below summarizes the impact of outstanding stock options on the results of operations for the years ended December 31, 2008, 2007 and 2006 under the provisions of SFAS No. 123(R):

December 31,	2008	2007	2006

Stock-Based Compensation Expense:
Stock Options	$180,298	$111,438	$18,418
Income Tax Benefit	—	—	—

Net Decrease in Net Income	$180,298	$111,438	$18,418

Decrease in Earnings Per Share:
Basic and Diluted	$0.0008	$0.0006	$0.0001

The Black-Scholes-Merton option pricing model was used to estimate the fair value of share-based awards under SFAS No. 123(R) as well as for pro forma disclosures under SFAS No. 123. The Black-Scholes-Merton option pricing model incorporates various and highly subjective assumptions, including expected term and expected volatility. For valuation purposes, stock option awards were categorized into two groups, stock option grants to employees and stock option grants to members of the Board of Directors.

The expected term of options granted was estimated to be the average of the vesting term, historical exercise and forfeiture rates, and the contractual life of the option. The expected volatility at the grant date is estimated using historical stock prices based upon the expected term of the options granted. The risk-free interest rate assumption is determined using the rates for U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the award being valued. Cash dividends have never been paid and are not anticipated to be paid in the foreseeable future. Therefore, the assumed expected dividend yield is zero.

The following table shows the detailed assumptions used to compute the fair value of stock options granted during 2008, 2007 and 2006:

December 31,	2008	2007	2006

Expected Term (Years)	6.25 years	6.25 years	6.25 years
Volatility	60.9%	63.7%	63.7%
Risk Free Interest Rate	4.39%	4.39%	4.49%

SFAS No. 123(R) requires pre-vesting option forfeitures at the time of grant to be estimated and periodically revised in subsequent periods if actual forfeitures differ from those estimates. Stock-based compensation expense is recorded only for those awards expected to vest using an estimated forfeiture rate based on historical pre-vesting forfeiture data.

Unrecognized stock-based compensation expense was approximately $360,612 as of December 31, 2008, relating to a total of 3,496,396 unvested stock options under the Company’s stock option plans. This stock-based compensation expense is expected to be recognized over a weighted average period of approximately 3.8 years.

Stock-based compensation expense for the three months ending March 31, 2009 and 2008 was $40,689 and $46,584, respectively.

VUZIX CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 19 — Stock Subscriptions Receivable

During the year ended December 31, 2002, the Company’s Board of Directors authorized to make loans to certain senior employees to allow them to participate in a rights offering and purchase 32,537,135 shares of common stock at a price of $0.0085 per share. While the loans were initially due September, 2007, the due date was extended to December 2012. The loans bear interest at 6% and are shown as stock subscriptions receivable in the accompanying consolidated financial statements.

Note 20 — Commitments

The Company leases office space under an operating lease expiring in December, 2008 requiring monthly payments of $4,200 plus insurance, taxes and common charges.

The Company leases office space under an operating lease expiring in May, 2009 requiring monthly payments of $3,819 plus insurance, taxes and common charges.

On June 1, 2007 the Company acquired an operating lease for additional office space. The lease expires on June 30, 2010 and requires monthly payments of $3,973 plus insurance, taxes and common charges.

Rent expense for the years ended December 31, 2008, 2007, and 2006 totaled $178,657, $161,410, and $95,539, respectively.

Future minimum payments required under operating lease obligations are as follows:

		Total Minimum
2009	2010	Lease Payments

$66,765	$23,835	$90,600

For the lease agreements described above, the Company is required to pay the pro rata share of the real property taxes and assessments, expenses and other charges associated with these facilities.

Note 21 — Employee Benefit Plans

The Company has a Section 401(k) Savings Plan which covers employees who meet certain age and length of service requirements. To date the plan is comprised of 100% employee deferrals.

Note 22 — Litigation

The Company is not subject to any legal proceedings or claims at the current time. The Company indemnifies its directors and officers who are, or were, serving at the Company’s request in such capacities. The fair value of the indemnifications that the Company issued during 2008 was not material to the Company’s financial position, results of operations or cash flows.

Note 23 — Product Revenue

The following table represents the Company’s total sales for 2008, 2007 and 2006 classified by product category:

December 31,	2008	2007	2006

Consumer Video Eyewear	$4,451,121	$3,282,755	$2,022,623
Defense Products	6,471,824	1,418,249	4,888,243
Engineering Services	1,548,703	5,445,375	2,627,442
Low Vision Products	92,839	—	—

Total	$12,564,487	$10,146,379	$9,538,308

VUZIX CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 24 — Concentrations

For 2008, 2007, and 2006, one customer accounted for approximately 20%, 17% and 42% of sales, respectively and sales to the U.S. government accounted for approximately 12% 54%, and 27%, respectively.

Accounts receivable from the U.S. government accounted for 31% and 19% of accounts receivable at December 31, 2008 and 2007, respectively and the other one customer mentioned above represented 6% and 39% of accounts receivable at December 31, 2008 and 2007, respectively.

Note 25 — Related Party Transactions

During 2008, $2,472,824 and $827,307 of revenues and purchases, respectively were derived from a minority stockholder (less than 5%) of the Company who also represented $90,606 of the accounts receivable balance and $— nil of the accounts payable balance at December 31, 2008.

During 2007, $1,737,285 and $2,009,500 of revenues and purchases, respectively were derived from a minority stockholder (less than 5%) of the Company who also represented $1,145,472 of the accounts receivable balance and $1,493,956 of the accounts payable balance at December 31, 2007.

During 2006, $4,006,324 and $620,727 of revenues and purchases, respectively were derived from a minority stockholder (less than 5%) of the Company who also represented $359,068 of the accounts receivable balance and $164,510 of the accounts payable balance at December 31, 2006.

Included in long-term debt is a note payable to an officer of the Company. Interest expense related to the note payable amount to $16,737 for the years ended December 31, 2008 and 2007. Total accrued interest on the note payable was $100,449 as of December 31, 2008. See Note 11 for details.

Included in long-term debt are bridge loans payable and convertible notes payable to related parties, minority stockholders owning less than 1% of the Company. Interest expense related to these loans payable amounted to $48,717, $40,085, and $32,056 for the years ended December 31, 2008, 2007 and 2006, respectively.

The Company has accrued compensation owed to officers of the Company. Interest expense related to accrued compensation amounts to $35,608, $35,608 and $24,808 for the years ended December 31, 2008, 2007 and 2006, respectively. Total accrued interest on the accrued compensation was $154,753 as of December 31, 2008. See Note 10 for details.

Note 26 — Prior-Period Restatements

The accompanying consolidated financials for 2007 have been restated to correct errors recognized after their initial release. These changes include the correction of the warranty reserve of $73,064; a reduction of depreciation expense of $15,346; and the accrual of an income tax benefit from research and development tax credits of $130,130. The effect of these restatements is an overall decrease in the net loss in the amount of $72,412 for 2007. There was also a reclassification of expenses of $499,237 between the cost of sales and operating expense classifications for consistency across the periods. This had no effect on the reported net loss.

LOW VISION AIDS

Digital display solutions for individuals with low vision.

SightMate™ LV920
Video eyewear that optimizes residual peripheral vision. Designed for individuals with macular degeneration.

SightMate™ Combo Viewer
iWear® AV920 video eyewear combined with a third-party digital mouse magnifier helps individuals with impaired vision read small print.

success

SightMate™ Freedom Viewer Combo
iWear® AV920 video eyewear combined with a third-party handheld electronic magnifier helps individuals with impaired vision read small print.

Up to • Units

PROSPECTUS

Until          , 2009, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as agents and with respect to their unsold allotments or subscriptions.

          , 2009

Alternate page for Canadian Prospectus

A copy of this preliminary prospectus has been filed with the securities regulatory authorities in each of the provinces of Canada other than Québec but has not yet become final for the purpose of the sale of securities. Information contained in this preliminary prospectus may not be complete and may have to be amended. The securities may not be sold until a receipt for the prospectus is obtained from the securities regulatory authorities.
This prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. Vuzix Corporation has filed a registration statement on Form S-1 with the United States Securities and Exchange Commission under the United States Securities Act of 1933, as amended, with respect to these securities. See “Plan of Distribution”.
PRELIMINARY PROSPECTUS

Initial Public Offering	June 30, 2009

VUZIX CORPORATION

UP TO CDN$    ●

Up to    ●     Units

(each Unit consisting of one share of common stock and one-half of one common stock purchase warrant)

This prospectus qualifies the distribution (the “Offering”) of up to    ●     units (the “Units”) in the capital of Vuzix Corporation (“Vuzix”, the “Company”, “us” or “we”), at a price of Cdn$    ●     per Unit (the “Offering Price”). Each Unit is comprised of one share of our common stock, with a par value of US$0.001 per share (each, a “Share” and collectively, the “Shares”) and one-half of one common stock purchase warrant (each whole warrant being a “Warrant”). The Warrants will be created and issued pursuant to the terms of a warrant indenture (the “Warrant Indenture”) dated as of the closing date between us and Computershare Trust Company of Canada, as warrant agent thereunder. Each Warrant will entitle its holder to purchase one share of our common stock at a price of Cdn$    ●     per share at any time for    ●     months after the closing date of the Offering. The Units are being offered concurrently in each of the provinces of Canada other than Québec pursuant to this prospectus and in the United States pursuant to a registration statement on Form S-1 (the “U.S. Prospectus”) filed with the United States Securities and Exchange Commission. The full text of the U.S. Prospectus is included in and forms a part of this prospectus. We have engaged Canaccord Capital Corporation and Bolder Investment Partners, Ltd. (collectively, the “Agents”) to act as our agents in connection with the sale of the Units on a best efforts basis. Subject to compliance with applicable laws, the Offering Price of the Units will be determined by negotiation between us and the Agents. In connection with the Offering, the Agents may over-allot or effect transactions which stabilize or maintain the market price of the shares at levels other than those which may otherwise exist in the open market. See “Plan of Distribution”.

There is currently no market through which the Units or the Shares and Warrants comprising the Units may be sold and purchasers may not be able to resell the Shares or Warrants purchased under this prospectus. This may affect the pricing of the securities in the secondary market, the transparency and availability of trading prices, the liquidity of the securities and the extent of issuer regulation. An investment in the Units is subject to a number of risks that should be considered by a prospective purchaser. Investors should carefully consider the risk factors described under “Risk Factors” in the U.S. Prospectus before purchasing the Units. We have applied to list the shares of our common stock (including the Shares) on the TSX Venture Exchange (the “TSX-V”). Listing will be subject to us fulfilling all of the listing requirements of the TSX-V. We do not intend to list the Warrants on the TSX-V or any other securities exchange.

PRICE CDN$    ●     PER UNIT

	Price to the Public	Agents’ Commissions(1),(2)	Net Proceeds to Vuzix(3)
Per Unit	Cdn$ ●	Cdn$ ●	Cdn$ ●
Total Offering(4)	Cdn$ ●	Cdn$ ●	Cdn$ ●

Notes

(1)	We have retained the Agents to solicit subscriptions for the Units on a best efforts basis. As consideration for their services, the Agents will receive: (i) a commission equal to 8% of the gross proceeds of the Offering; (ii) options (the “Compensation Options”) entitling the Agents to purchase that number of Shares and Warrants equal to 12.5% of the aggregate number of Shares and Warrants sold under the Offering (including the Shares and Warrants issued upon exercise of the Over-Allotment Option), at the Offering Price per Share and Warrant, for a period of 12 months from the closing date; and (iii) a due diligence fee of Cdn$15,000. The Agents will also be reimbursed for their reasonable fees and expenses including the reasonable legal fees and disbursements of legal counsel to the Agents. This prospectus also qualifies the distribution of that number of Compensation Options entitling the Agents to acquire up to 10% of the Shares and Warrants sold under the Offering (including pursuant to the exercise of the Over-Allotment Option referred to below). The distribution of the balance of the Compensation Options (entitling the Agents to acquire up to 2.5% of the number of Shares and Warrants sold under the Offering) is not qualified under this prospectus and such securities will be issued to the Agents pursuant to exemptions from the prospectus and registration requirements of applicable securities legislation and will be subject to resale restrictions under applicable securities legislation.

(2)	In consideration of certain fiscal advisory services rendered by the Agents to us pursuant to a fiscal advisory fee agreement between us and the Agents dated June 29, 2009 (the “Fiscal Advisory Fee Agreement”), we have agreed to issue to the Agents that number of shares of our common stock equal to, depending on the gross proceeds of the Offering, between 1.0% and 2.0% of the number of issued and outstanding shares of our common stock outstanding on the closing of the Offering. The distribution of these shares to the Agents pursuant to the Fiscal Advisory Fee Agreement is not qualified by this prospectus. Such shares will be issued pursuant to exemptions from the prospectus and registration requirements of applicable securities legislation and will be subject to resale restrictions under applicable securities legislation. See “Material Contracts”.

(3)	Before deducting the expenses of the Offering estimated at Cdn$ ● which, together with the Agents’ commission and fees, will be paid by us out of the proceeds of the Offering.

(4)	We have granted the Agents an over-allotment option (the “Over-Allotment Option”), exercisable in whole or in part at any time for a period of 30 days from the date of the closing of the Offering, to sell up to an aggregate number of additional Shares and Warrants, up to the lesser of the Agents’ over-allocation position determined at the time of closing of the Offering and ● Shares and ● Warrants (15% of the number of Shares and whole Warrants offered by us under this prospectus) or any combination thereof at a price of Cdn$ ● per Share and Cdn$ ● per Warrant. For greater clarity, these Warrants will only be issued upon exercise of the Over-Allotment Option for the purpose of distribution of Units to purchasers. The aggregate number of Shares and Warrants issuable to purchasers pursuant to the Offering shall not exceed ● Shares and ● Warrants, respectively. The Over-Allotment Option and the Shares and Warrants issuable on exercise thereof are qualified for distribution under this prospectus regardless of whether the over-allocation position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases. If the Over-Allotment Option is exercised in full, the aggregate price to the public, the Agents’ commission and the net proceeds to Vuzix will be Cdn$ ● , Cdn$ ● and Cdn$ ● , respectively. The expenses associated with any exercise of the Over-Allotment Option, together with the Agents’ commission, will be paid by us. See “Plan of Distribution”.

(Continued on the next page)

Alternate page for Canadian Prospectus

(Continued from previous page)

As of the date hereof, we are an “IPO Venture Issuer” (defined under National Instrument 41-101 as an issuer that does not have any of its securities listed or quoted, has not applied to list or quote any of its securities, and does not intend to apply to list or quote any of its securities, on the Toronto Stock Exchange, a U.S. marketplace, or a marketplace outside of Canada and the United States of America other than the Alternative Investment Market of the London Stock Exchange or the PLUS markets operated by PLUS Markets Group plc.). See “Risk Factors” in the U.S. Prospectus. In connection with this Offering, the Agents may, subject to applicable laws, over-allot or effect transactions that stabilize or maintain the price of the Shares at levels other than those which otherwise might prevail on the open market. See “Plan of Distribution”.

The following table summarizes the options granted by us to the Agents pursuant to the Offering:

Maximum Number of
Agents’ Position	Securities Held	Exercise Period	Exercise Price

Over-Allotment Option(1)	● Shares	30 days from the closing	● per Share
	● Warrants	of the Offering	● per Warrant

Compensation Options(1),(2)	12.5% of the number of	12 months from the	$ ● per Unit
	Shares and Warrants sold	closing of the Offering
under the Offering
(including upon exercise of
the Over-Allotment Option)

Total Securities under Option	●

Notes

(1)	Assuming exercise in full of the Over-Allotment Option.

(2)	This prospectus also qualifies the distribution of that number of Compensation Options entitling the Agents to acquire up to 10% of the Shares and Warrants sold under the Offering (including the Shares and Warrants issued upon exercise of the Over-Allotment Option). The distribution of the balance of the Compensation Options (entitling the Agents to acquire up to 2.5% of the number of Shares and Warrants sold under the Offering) is not qualified under this prospectus and such portion of the Compensation Options will be issued to the Agents pursuant to exemptions from the prospectus and registration requirements of applicable securities legislation and will be subject to resale restrictions under applicable securities legislation.

A purchaser who acquires Shares or Warrants forming part of the Agents’ over-allocation position acquires those Shares and Warrants under this prospectus, regardless of whether the over-allocation position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases. See “Plan of Distribution”.

The Agents, as agents on behalf of the Company, conditionally offer the Units qualified under this prospectus, subject to prior sale, if, as and when issued by us and accepted by the Agents in accordance with the conditions contained in the agency agreement referred to under “Plan of Distribution” and subject to the approval of certain legal matters on our behalf by Wildeboer Dellelce LLP as to certain matters of Canadian law and Boylan, Brown, Code, Vigdor & Wilson, LLP as to certain matters of U.S. law and on behalf of the Agents by McCullough O’Connor Irwin LLP as to certain matters of Canadian law and Dorsey & Whitney LLP as to certain matters of U.S. law. The Agents may offer the Units at prices lower than stated above. See “Plan of Distribution”.

The financial statements included in this prospectus have not been prepared in accordance with Canadian generally accepted accounting principles and may not be comparable to financial statements of a Canadian issuer. See “Notice to Investors Regarding GAAP”.

Subscriptions will be received subject to rejection or allotment in whole or in part, and the Agents reserve the right to close the subscription books at any time without notice. It is expected that the closing of the Offering will occur on or about    ●    , 2009 or such other date as the Company and the Agents may agree, which in any event shall not be later than    ●    , 2009. One or more book-entry only certificates representing the Shares and the Warrants, respectively, to be issued or sold in this Offering will be issued in registered form to The Canadian Depository for Securities Limited (“CDS”), or to its nominee, and will be deposited with CDS on the date of closing. A purchaser of the Units will receive only a customer confirmation from the registered dealer through which the Units are purchased.

Vuzix is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction. Although we have appointed Wildeboer Dellelce Corporate Services Inc. as our agent for service of process in Toronto, Ontario, it may not be possible for investors to enforce judgments obtained in Canada against us. See “Enforcement of Legal Rights”.

Unless the context requires otherwise, references to the “Company”, “Vuzix”, “we”, “us”, or “our” refer to Vuzix Corporation and its subsidiary.

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Page

CURRENCY AND EXCHANGE RATE DATA	CDN-3
NOTICE TO INVESTORS REGARDING GAAP	CDN-3
CONTINUOUS DISCLOSURE	CDN-3
ENFORCEMENT OF LEGAL RIGHTS	CDN-4
CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS	CDN-4
AUDITORS, TRANSFER AGENTS & REGISTRARS	CDN-7
PLAN OF DISTRIBUTION	CDN-7
PRIOR SALES	CDN-9
MATERIAL CONTRACTS	CDN-10
ELIGIBILITY FOR INVESTMENT	CDN-10
PURCHASERS’ STATUTORY RIGHTS	CDN-11
UNITED STATES PROSPECTUS	CDN-11
CERTIFICATE OF VUZIX CORPORATION	CDN-C-1
CERTIFICATE OF THE AGENTS	CDN-C-2

CURRENCY AND EXCHANGE RATE DATA

We measure and report our financial results in U.S. dollars. The following table sets forth, for the periods indicated, the high, low, average and period-end noon buying rates of exchange for one U.S. dollar in Canadian dollars published by the Bank of Canada. Although obtained from sources believed to be reliable, the data is provided for informational purposes only, and the Bank of Canada does not guarantee the accuracy or completeness of the data. No representation is made that the U.S. dollar amounts have been, could have been or could be converted into Canadian dollars at the noon buying rate on such dates or any other dates.

	Year Ended December 31			Period Ended March 31
	2008	2007	2006	2009	2008

Highest rate during period	$1.2969	$1.1853	$1.1726	$1.3000	$1.0324
Lowest rate during period	0.9719	0.9170	1.0990	1.1823	0.9719
Average rate during period	1.0660	1.0748	1.1342	1.2456	1.0042
Rate at the end of period	1.2246	0.9881	1.1653	1.2602	1.0279

On June 29, 2009, the noon buying rate of the Bank of Canada was U.S.$1.00 = Cdn$1.1583. Unless otherwise specified, all references to “dollars”, “U.S.$” or “$” in this prospectus are to United States dollars and references to “Cdn$” in this prospectus are to Canadian dollars.

NOTICE TO INVESTORS REGARDING GAAP

The financial statements included in this prospectus have been prepared in accordance with U.S. generally accepted accounting principles which differ in certain material respects from Canadian generally accepted accounting principles. As we will become an “SEC issuer” (as such term is defined in National Instrument 52-107 of the Canadian Securities Administrators), we are not required to provide, and have not provided, a reconciliation of our financial statements to Canadian generally accepted accounting principles.

CONTINUOUS DISCLOSURE

Upon the filing of the final prospectus with the securities regulatory authorities in each of the provinces of Canada other than Québec we will become a reporting issuer under the securities laws of such jurisdictions that provide for a reporting issuer regime. Pursuant to the rules of the securities regulatory authorities of such jurisdictions, we (or, in the case of insider reporting, our insiders) are generally exempt from the requirements of the laws of such jurisdictions relating to continuous disclosure, proxy solicitation and insider reporting. These rules generally permit us to comply with certain informational requirements applicable in the United States instead

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of the continuous disclosure requirements normally applicable in such Canadian jurisdictions, provided that the relevant documents are filed with the securities regulatory authorities in the relevant Canadian jurisdictions and are provided to security holders in Canada to the extent and in the manner and within the time required by applicable U.S. requirements.

ENFORCEMENT OF LEGAL RIGHTS

We are incorporated under the laws of the State of Delaware in the United States of America and, accordingly, the rights and remedies generally available to shareholders under Canadian corporate statutes will not be available to investors who purchase under this prospectus. In addition, substantially all of our assets are located outside of Canada. Although we have appointed Wildeboer Dellelce Corporate Services Inc. as our agent for service of process in Ontario, it may not be possible for investors to collect from the Company judgments obtained in courts in Canada predicated on the civil liability provisions of applicable securities legislation in Canada.

In addition, a majority of our directors and officers and certain of the experts named in this prospectus reside outside of Canada. Furthermore, substantially all of the assets of such persons may also be located outside of Canada. It may not be possible for investors to effect service of process within Canada upon these directors and officers and experts referred to above. In addition, it may not be possible to enforce against the Company’s directors and officers or certain of the experts named in this prospectus judgments obtained in Canadian courts predicated upon the civil liability provisions of applicable securities legislation in Canada.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is, as of the date hereof, a summary of the principal Canadian federal income tax considerations generally applicable to a holder of Shares and Warrants:

•	who is or is deemed to be a resident of Canada,

•	who deals at arm’s length with us,

•	who is not affiliated with us,

•	an interest in which would not be a “tax shelter investment” under the Income Tax Act (Canada) (the “Tax Act”),

•	who is not a “financial institution” or other taxpayer to which the “mark to market” rules in the Tax Act apply,

•	who holds all Shares and Warrants solely as capital property,

•	who does not determine its “Canadian tax results” in a “functional currency”, each as defined in the Tax Act, and

•	for whom we are not at any material time a “foreign affiliate” for the purposes of the Tax Act,

at all material times for the purposes of the Tax Act.

A Share or a Warrant will generally be considered capital property of a holder unless the holder holds the Share or Warrant in the course of carrying on a business of buying and selling shares or warrants, or acquired the Shares or Warrants in a transaction or transactions considered to be an adventure in the nature of trade.

This summary is of a general nature only and is not exhaustive of all Canadian federal income tax considerations that may be relevant to a particular holder. It is not, and should not be construed as, legal or tax advice to any particular holder. Consequently each holder is urged to consult the holder’s own tax advisers with respect to the legal and tax consequences applicable to the holder’s circumstances.

This summary is based on the current provisions of the Tax Act and regulations thereunder in force as at the date hereof, all specific proposals to amend the Tax Act and regulations thereunder (the “Proposed Amendments”), publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, and counsel’s

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understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”). This summary assumes that the Proposed Amendments will be enacted as currently proposed, and that there will be no other material change to any relevant law or administrative practice, although no assurance can be given in these respects.

Except as otherwise indicated, this summary does not take into account or anticipate any change in any applicable law, and does not take into account any provincial, territorial or foreign tax law nor any income or other tax treaty, any of which may give rise to considerations that differ significantly from the Canadian federal income tax considerations discussed herein.

Currency

For the purposes of the Tax Act, each amount relating to a share, including dividends, adjusted cost bases and proceeds of disposition, must be expressed in Canadian dollars. Any relevant amount denominated in U.S. dollars generally must be converted into Canadian dollars based on the prevailing U.S. dollar exchange rate at the relevant time. Holders may therefore realize additional income, gains or losses by virtue of changes in foreign currency exchange rates.

Acquisition of Shares and Warrants

The total Offering Price of a Unit to a holder must be allocated on a reasonable basis between the Share and the one-half of one Warrant to determine the cost of each for purposes of the Tax Act. For our purposes, we intend to allocate Cdn$    ●     of the Offering Price of each Unit as consideration for the issue of each Share and Cdn$    ●     of the issue price of each Unit for the issue of each one-half of one Warrant. Although we believe that this allocation is reasonable, it is not binding on the CRA or the holder. The holder’s adjusted cost base of each Share comprising a part of each Unit will be determined by averaging the cost allocated to the Shares acquired pursuant to the offering with the adjusted cost base to the holder of all Shares owned by the holder immediately prior to such acquisition.

Exercise of Warrants

No gain or loss will be realized by a holder upon the exercise of a Warrant. When a Warrant is exercised, the holder’s cost of the share of common stock acquired thereby will be the aggregate of the holder’s adjusted cost base of such Warrant and the exercise price paid for the share of our common stock. The holder’s adjusted cost base of the common stock so acquired will be determined by averaging such cost with the adjusted cost base to the holder of all shares of our common stock owned by the holder immediately prior to such acquisition.

Disposition and Expiry of Warrants

A disposition or deemed disposition by a holder of a Warrant (other than upon the exercise thereof) will generally give rise to a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, are greater (or less) than such holder’s adjusted cost base of the Warrants. In the event of the expiry of an unexercised Warrant, the holder will realize a capital loss equal to the holder’s adjusted cost base of such Warrant. The tax treatment of capital gains and capital losses is discussed in greater detail below under the subheading “Capital Gains and Capital Losses”.

Disposition of Shares

A holder who disposes or is deemed to dispose of a share of our common stock generally will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition of the share, less reasonable costs of disposition, exceed (or are less than) the adjusted cost base of such share to the holder. The tax treatment of capital gains and capital losses is discussed in greater detail below under the subheading “Capital Gains and Capital Losses”.

Capital Gains and Capital Losses

The holder must include one half of any capital gain (“taxable capital gain”) realized by a holder in income, and may deduct one half of any capital loss (“allowable capital loss”) against taxable capital gains realized by a holder in

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the same year subject to the detailed rules in the Tax Act limiting the deduction of capital losses . The holder may deduct any excess of allowable capital losses against any net taxable capital gains realized in any of the three preceding taxation years or any subsequent taxation year, to the extent and under the circumstances permitted in the Tax Act. A holder resident in Canada who realizes a capital gain on the disposition of the Shares and pays United States tax as a result of the disposition may be eligible to claim a foreign tax credit or deduction under the Tax Act in respect of the United States tax payable to the extent and under the circumstances described in the Tax Act.

A holder that is a “Canadian-controlled private corporation” for the purposes of the Tax Act may be liable to pay an additional refundable tax of 6 2/3% on its “aggregate investment income” for the year, which will include any net taxable capital gains. Capital gains realized by a holder who is an individual (including most trusts) may be subject to alternative minimum tax.

Dividends on Shares

A holder will be required to include in income the gross amount of any dividend, including amounts deducted for any United States or other foreign withholding tax that may be levied on the dividend, that the holder receives, or is deemed to receive, on a share of common stock. The holder, if an individual (including a trust), will not be entitled to the gross-up and dividend tax credit rules normally applicable to dividends received by individuals from taxable Canadian corporations. If the holder is a corporation, the holder will not be entitled to deduct the amount of the dividend in computing its taxable income.

The holder will, subject to the detailed rules in the Tax Act governing foreign tax credits and deductions in respect of foreign taxes, generally be entitled to claim a foreign tax credit against federal Canadian income tax, or a deduction in computing income, or both a foreign tax credit and a deduction, in respect of any United States or other foreign withholding tax levied on any such dividend.

Holders are advised to consult their own tax advisers with respect to the availability of a foreign tax credit or deduction in respect of any dividend received or deemed to be received on a share of common stock.

A holder that is a “Canadian-controlled private corporation” for the purposes of the Tax Act may be liable to pay an additional refundable tax of 6 2/3% on its “aggregate investment income” for the year, which will include dividends on the common stock.

Foreign Property Information Reporting

The Tax Act imposes information reporting requirements on most Canadian residents who hold “specified foreign property” having an aggregate cost amount of Cdn$100,000 at any time in a taxation year or fiscal period. The Shares will be specified foreign property for these purposes. Each holder should consult the holder’s own tax advisers to determine whether the holder is or may be subject to these reporting requirements.

Proposals Regarding Foreign Investment Entities

The Proposed Amendments contain provisions that relate to the taxation of certain interests held by Canadian residents in certain non-resident entities, applicable for taxation years commencing after 2006 (the “FIE Proposals”), notwithstanding that they have yet to be passed into law. However, the January 27, 2009 Federal Budget announced that the Government of Canada will review the existing FIE Proposals in light of submissions that it has received before proceeding with measures in the area.

Under the FIE Proposals, where a Canadian resident holds an interest such as a Share or rights to acquire shares (such as the Warrants), other than an “exempt interest”, in a corporation that is a “foreign investment entity” (a “FIE”) at the corporation’s taxation year-end (as each of such terms is defined in the FIE Proposals), the Canadian resident generally will be required to include in computing income for the Canadian resident’s taxation year that includes such year-end an amount in respect of such interest computed in one of three ways: (a) an imputed return calculated as a prescribed percentage of the holder’s “designated cost” of such interest; (b) in certain circumstances, the annual accrued increase or decrease in the fair market value of the holder’s interest; or (c) in certain other limited circumstances, a proportionate share of the FIE’s income or loss for the year calculated using Canadian tax rules as specified in the FIE Proposals. For most holders, the method described in (a) would be applicable.

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We will not, however, be a FIE at the end of a taxation year provided that either: (a) at such time, the “carrying value” of all of our “investment property” will not be greater than one-half of the “carrying value” of all our property; or (b) throughout the relevant taxation year, our principal undertaking will have been the carrying on of a business that is not an “investment business”. No assurances can be given that we will not be a FIE at the end of any of our taxation years or at any other times.

Even if we were a FIE for purposes of the FIE Proposals at the end of a taxation year, if the Shares or Warrants qualified as “exempt interests” for a particular holder at that time, the FIE Proposals would not apply in respect of such holder’s Shares or Warrants, respectively. Generally, under the FIE Proposals, the Shares or Warrants would be an “exempt interest” to a particular Holder at the end of a particular taxation year if: (a) it was reasonable to conclude that the holder had no “tax avoidance motive” in respect of the Shares or Warrants, respectively, at that time; (b) throughout such period the Shares or Warrants, respectively, were an “arm’s length interest” of the holder; and (c) throughout such period either (i) the Shares or Warrants, respectively, were listed on a designated stock exchange for the purposes of the Tax Act (which currently includes the TSX-V) or (ii) we were governed by and existed under the laws of a state of the United States and were a resident of the United States for the purposes of the Canada-United States Tax Convention (1980).

Holders should consult their own tax advisors regarding the FIE Proposals generally in respect of the Shares and Warrants, including the determination of whether or not they have a “tax avoidance motive” and whether or not the Shares or Warrants may at any time constitute an “exempt interest” to a holder.

If we were a FIE, the FIE Proposals include complex provisions to relieve against double taxation of dividend received and amounts included in income under the FIE Proposals. Holders should consult their own tax advisors in this regard.

AUDITORS, TRANSFER AGENTS & REGISTRARS

Our auditors are Rotenberg & Co. LLP, an independent registered public accounting firm, located in Rochester, New York.

The main transfer agent and registrar for our common stock is Computershare Trust Company, N.A. at its principal office located in Golden, Colorado. The co-transfer agent and registrar for our common stock is Computershare Investor Services, Inc. at its principal office located in Toronto, Ontario. The warrant agent for our Warrants is Computershare Trust Company of Canada at its principal office located in Toronto, Ontario.

PLAN OF DISTRIBUTION

We will enter into an agency agreement with the Agents with respect to the Units being offered by us. For a description of the terms of the agency agreement, see “Underwriting” in the U.S. Prospectus. This section supplements the disclosure contained under “Underwriting” in the U.S. Prospectus.

The obligations of the Agents may be terminated at their discretion on the basis of their assessment of the state of the financial markets and may also be terminated upon the occurrence of certain stated events.

The Offering is being made concurrently in the United States and each of the provinces of Canada other than Québec. The Units will be offered in the United States through those Agents who are registered to offer the Units for sale in the United States, either directly or indirectly through their U.S. broker-dealer affiliates, or such other registered dealers as may be designated by the Agents. The Units will be offered in each of the provinces of Canada other than Québec through those Agents who are registered to offer the Units for sale in such provinces. Subject to applicable law, the Agents may offer the Units outside of the United States and Canada.

The Warrants will be created and issued pursuant to the terms of the Warrant Indenture to be dated as of the closing date between us and Computershare Trust Company of Canada, as warrant agent thereunder. The Warrant Indenture will, among other things, include provisions for the appropriate adjustment in the class, number and price of the Shares to be issued upon exercise of the Warrants upon the occurrence of certain events, including any subdivision, consolidation or reclassification of the shares of our common stock, the payment of stock dividends

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and any amalgamation, arrangement or merger. No fractional shares will be issued upon exercise of the Warrants. The Shares issuable upon exercise of the Warrants, when issued upon exercise of a Warrant, will be fully paid and non-assessable. The holder of a Warrant will not possess any rights as a shareholder until the holder exercises the Warrant. A Warrant may be exercised upon surrender of the certificate representing such Warrant on or before the expiry date of the Warrant at the office of the warrant agent, with the exercise form found on the back of the Warrant certificate completed and executed as indicated, accompanied by payment of the exercise price (by money order, wire transfer, bank draft or certified cheque payable to the order of “Vuzix Corporation”) for the number of shares of our common stock with respect to which the Warrant is being exercised. The foregoing discussion of material terms and provisions of the Warrants is qualified in its entirety by reference to the detailed provisions of the Warrant Indenture, a copy of which will be available on www.sedar.com and a copy of which may be obtained by contacting us.

Pursuant to policy statements of certain Canadian provincial securities commissions and the Universal Market Integrity Rules for Canadian Marketplaces, the Agents may not, throughout the period of distribution, bid for or purchase Shares or Warrants except in accordance with certain permitted transactions, including market stabilization and passive market making activities. Subject to the foregoing, the Agents may engage in stabilizing transactions, which involve making bids for, purchasing and selling the Shares or Warrants in the open market for the purpose of preventing or retarding a decline in the market price of our Shares or Warrants while the Offering is in progress. These stabilizing transactions may include making short sales of the Units or Shares, which involve the sale by the Agents of a greater number of the Shares or Warrants than are being sold in the Offering. Short sales may be “covered” shorts, which are short positions in an amount not greater than the Agents’ Over-Allotment Option, or may be “naked” shorts, which are short positions in excess of that amount. The Agents may close out any covered short position either by exercising their Over-Allotment Option, in whole or in part, or by purchasing the Shares or Warrants in the open market. In making this determination, the Agents will consider, among other things, the price of the Shares and Warrants available for purchase in the open market compared to the price at which the Agents may purchase the Shares or Warrants through the Over-Allotment Option. A naked short position is more likely to be created if the Agents are concerned that there may be downward pressure on the price of the Shares or Warrants in the open market that could adversely affect investors who purchase in the Offering. To the extent that the Agents create a naked short position, they will purchase the Shares or Warrants in the open market to cover the position. These activities may have the effect of raising or maintaining the market price of the Shares or Warrants or preventing or retarding a decline in the market price of the Shares or Warrants, and, as a result, the price of the Shares or Warrants may be higher than the price that otherwise might exist in the open market. Such transactions, if commenced, may be discontinued at any time. The Agents may carry out these transactions on the TSX-V, in the over the counter market or otherwise.

There is no current market through which the Shares or Warrants may be sold and purchasers may not be able to resell securities purchased under this prospectus. See “Risk Factors” in the U.S. Prospectus. We have applied to list the Shares distributed under this prospectus on the TSX-V. Listing will be subject to the Company fulfilling all listing requirements of the TSX-V.

As of the date hereof, we are an “IPO Venture Issuer” (defined under National Instrument 41-101 as an issuer that does not have any of its securities listed or quoted, has not applied to list or quote any of its securities, and does not intend to apply to list or quote any of its securities, on the Toronto Stock Exchange, a U.S. marketplace, or a marketplace outside of Canada and the United States of America other than the Alternative Investment Market of the London Stock Exchange or the PLUS markets operated by PLUS Markets Group plc.).

We have granted the Agents the Over-Allotment Option, exercisable in whole or in part at any time for a period of 30 days from the date of the closing of the Offering, to sell up to an aggregate number of additional Shares and Warrants, equal to the lesser of the Agents’ over-allocation position determined at the time of closing of the Offering and    ●     Shares and    ●     Warrants (being 15% of the number of Shares and Warrants offered by us under this prospectus) or any combination thereof. For greater clarity, these Warrants will only be issued upon exercise of the Over-Allotment Option for the purpose of distribution of whole Units to purchasers. The aggregate number of Shares and Warrants issuable to purchasers pursuant to the Offering shall not exceed    ●     Shares and    ●     Warrants, respectively. The Over-Allotment Option and the Shares and Warrants issuable on exercise thereof are qualified for distribution under this prospectus regardless of whether the over-allocation position is ultimately filled

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through the exercise of the Over-Allotment Option or secondary market purchases. If the Over-Allotment Option is exercised in full, the aggregate price to the public, the Agents’ commission and the net proceeds to Vuzix will be $    ●    , $    ●     and $    ●    , respectively. The expenses associated with any exercise of the Over-Allotment Option, together with the Agents’ commission, will be paid by us.

As consideration for their services, the Agents will receive: (i) a commission equal to 8% of the gross proceeds of the Offering; (ii) Compensation Options entitling the Agents to purchase that number of Shares and Warrants equal to 12.5% of the aggregate number of Shares and Warrants sold under the Offering (including the Shares and Warrants issued upon exercise of the Over-Allotment Option), at the Offering Price per Share and Warrant, for a period of 12 months from the closing date; and (iii) a due diligence fee of Cdn$15,000. The Agents will also be reimbursed for their reasonable fees and expenses including the reasonable legal fees and disbursements of legal counsel to the Agents.

This prospectus also qualifies the distribution of that number of Compensation Options entitling the Agents to acquire up to 10% of the Shares and Warrants sold under the Offering (including pursuant to the exercise of the Over-Allotment Option). The distribution of the balance of the Compensation Options (entitling the Agents to acquire up to 2.5% of the number of Shares and Warrants sold under the Offering) is not qualified under this prospectus and such portion of the Compensation Options will be issued to the Agents pursuant to exemptions from the prospectus and registration requirements of applicable securities legislation and will be subject to resale restrictions under applicable securities legislation.

In consideration of certain fiscal advisory services rendered by the Agents to us pursuant to the Fiscal Advisory Fee Agreement, we have agreed to issue to the Agents that number of shares of our common stock equal to, depending on the gross proceeds of the Offering, between 1.0% and 2.0% of the number of issued and outstanding shares of our common stock outstanding on the closing of the Offering. The distribution of these shares of our common stock to the Agents pursuant to the Fiscal Advisory Fee Agreement is not qualified by this prospectus. Such shares will be issued pursuant to exemptions from the prospectus and registration requirements of applicable securities legislation and will be subject to resale restrictions under applicable securities legislation. See “Material Contracts”.

PRIOR SALES

In the past 12 months, shares of our common stock or securities convertible or exercisable for shares of our common stock have been issued by us as follows:

		Number of Shares	Issue Price
	Nature of	of Common Stock	Per Share of	Aggregate
Date of Issuance	Securities Issued	Issued or Issuable	Common Stock	Issue Price

May 2009	options(1)	2,335,940	$0.15	—
January 2009	shares of common stock(2)	2,000,000	$0.15	$300,000
January 2009	warrants(2)	1,000,000	$0.20	—
December 2008	warrants(3)	120,000	$0.01	—
December 2008	warrants(4)	11,583	$0.15	—
November 2008	options(5)	142,864	$0.15	—
November 2008	options(6)	446,424	$0.15	—
September 2008	shares of common stock(7)	444,447	$0.15	$66,667
August 2008	shares of common stock(8)	2,000,000	$0.15	$300,000
July 2008	options(9)	1,328,000	$0.20	—
July 2008	shares of common stock(10)	13,364,899	$0.15	$2,004,735
July 2008	warrants(11)	66,667	$0.01	—
June 2008	warrants(12)	157,504	$0.01	—
June 2008	warrants(13)	24,945	$0.20	—
June 2008	shares of common stock(14)	1,552,936	$0.01	$15,529

Notes:

(1)	Options were granted under our stock option plan to 44 employees and are exercisable for ten years from the date of grant, subject to vesting over four years from the date of grant.

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(2)	Shares of our common stock, together with a warrant to purchase an additional 1,000,000 shares of our common stock, were issued to an individual investor and such warrants are exercisable for five years from the date of issue.

(3)	Warrants were issued to a consultant in consideration for services and are exercisable for five years from the date of issuance.

(4)	Warrants were issued to a consultant in consideration for services and are exercisable for five years from the date of issuance.

(5)	Options were granted under our stock option plan to our external director as his annual retainer for serving and are exercisable for ten years from the date of grant, subject to vesting over 12 months from the date of grant.

(6)	Options were issued to one consultant and two employees and are exercisable for ten years from the date of grant, subject to vesting over four years from the date of grant.

(7)	Shares of our common stock were issued to a consultant for services.

(8)	Shares of our common stock were issued to an individual investor.

(9)	Options were issued under our 2007 stock option plan to seven employees and are exercisable for ten years from the date of the grant subject to vesting over four years from the date of grant.

(10)	Shares of our common stock were issued to 46 individual and institutional investors.

(11)	Warrants were issued to a consultant in consideration for services and are exercisable for five years from the date of issuance.

(12)	Warrants were issued to a consultant in consideration for services and are exercisable for five years from the date of issuance.

(13)	Warrants were issued to a consultant in consideration for services and are exercisable for five years from the date of issuance.

(14)	Shares issued to 51 investors pursuant to the exercise of then outstanding warrants.

Except for the Shares and Warrants issuable pursuant to the Offering (including pursuant to the exercise of the Over-Allotment Option and the issuance of shares of our common stock pursuant to the Fiscal Advisory Fee Agreement), and the shares of our common stock issuable pursuant to the conversion of outstanding convertible securities if, as and when converted by the holders thereof, as more particularly described in the U.S. Prospectus, we do not have a present intention to issue any other securities.

MATERIAL CONTRACTS

The only material contracts not in the ordinary course of business entered into since the beginning of the last financial year ending before the date of the prospectus, or before the beginning of such financial year where such contract is still in effect, or to be entered into, on or before the closing of the Offering, are as follows:

(a)	Warrant Indenture. See “Plan of Distribution”.

(b)	Shareholders Agreement dated as of October 11, 2000 by and among Vuzix and Shareholders (as defined therein). See “Description of Capital Stock — Registration Rights” and Exhibit 10.9 in the U.S. Prospectus.

(c)	Technology Purchase and Royalty Agreement dated as of December 23, 2005 between Vuzix and New Light Industries, Ltd. See “Description of Capital Stock — Registration Rights” and Exhibit 10.12 in the U.S. Prospectus.

(d)	Demand Note in the original principal amount of $247,690.92 by Vuzix to the order of Paul J. Travers. See Exhibit 10.17 in the U.S. Prospectus.

(e)	Loan Agreement dated as of October 2008 by and between the Vuzix and Paul J. Travers. See Exhibit 10.18 in the U.S. Prospectus.

(f)	Promissory Note dated as of October 2008 by Vuzix to the order of Paul J. Travers. See Exhibit 10.19 in the U.S. Prospectus.

(g)	Fiscal Advisory Fee Agreement dated as of June 29, 2009 between Vuzix and the Agents. See Exhibit 10.21 in the U.S. Prospectus.

In connection with the Offering, we will also enter into the Agency Agreement between the Company and the Agents referred to under “Plan of Distribution”.

Copies of these agreements are attached as exhibits to the U.S. Prospectus, are available on www.sedar.com and also may be examined during normal business hours at the offices of our Canadian legal counsel, Wildeboer Dellelce LLP, located at Wildeboer Dellelce Place, Suite 800, 365 Bay Street, Toronto, Ontario, M5H 2V1, any time during the period of distribution of the Units under this prospectus.

CDN-10

Alternate page for Canadian Prospectus

ELIGIBILITY FOR INVESTMENT

In the opinion of Wildeboer Dellelce LLP, our Canadian counsel, and McCullough O’Connor Irwin LLP, the Canadian counsel to the Agents, provided that the relevant provisions of the Tax Act and the regulations thereunder remain unamended at the time that the Shares are listed on a designated stock exchange for purpose of the Tax Act (which currently includes the TSX-V), the Shares, if and when listed on a designated stock exchange, and the Warrants, if and when the Shares are listed on a designated exchange, will be qualified investments under the Tax Act and the regulations thereunder for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans, registered education savings plans, registered disability savings plans and tax-free savings accounts (each a “Registered Plan”), provided that, in the case of the Warrants, each person who is an annuitant, a beneficiary, an employer or a subscriber under the Registered Plan deals at arm’s length (within the meaning of the Tax Act) with us. There can be no assurances that the Shares will be listed on a designated stock exchange.

An investment in our Shares and Warrants will not generally be a “prohibited investment” for a particular trust governed by a tax-free savings account provided the holder does not have a “significant interest” in us. Generally, a holder will not have a significant interest in us unless the holder and/or persons not dealing at arm’s length with the holder, owns directly or indirectly, 10% or more of the issued shares of any class of our capital stock or a corporation related to us. Specific rules may also deem an individual to own shares of a partnership in which he or she is a member or a trust of which he or she is a beneficiary.

PURCHASERS’ STATUTORY RIGHTS

Securities legislation in certain provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that such remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for the particulars of these rights or consult with a legal advisor.

UNITED STATES PROSPECTUS

Attached is the U.S. Prospectus, which forms part of the Form S-1 registration statement filed with the United States Securities and Exchange Commission in connection with the U.S. offering. The U.S. Prospectus is deemed to form a part of this prospectus.

CDN-11

Alternate page for Canadian Prospectus

CERTIFICATE OF VUZIX CORPORATION

Dated June 30, 2009

This prospectus constitutes full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required by the securities legislation of each of the provinces of Canada other than Québec.

By: (Signed) Paul J. Travers	By: (Signed) Grant Russell
President and Chief Executive Officer	Chief Financial Officer, Treasurer and Secretary

On behalf of the Board of Directors of Vuzix Corporation

By: (Signed) William Lee
Director

CDN-C-1

Alternate page for Canadian Prospectus

CERTIFICATE OF THE AGENTS

Dated June 30, 2009

To the best of our knowledge, information and belief, this prospectus constitutes full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required by the securities legislation of each of the provinces of Canada other than Québec.

CANACCORD CAPITAL CORPORATION	BOLDER INVESTMENT PARTNERS, LTD.

By: (Signed) David Rentz	By: (Signed) Paul Woodward

CDN-C-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee, the Canadian securities regulators filing fees and the TSX-V filing fee.

Amount to
be Paid

SEC registration fee	$1,699
FINRA filing fee	$3,734
Canadian securities regulators filing fees	*
TSX-V filing fee	*
Blue sky qualification fees and expenses	*
Printing and engraving expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Transfer agents and registrar fees and expenses	*
Miscellaneous expenses	*
Total	$ *

*	To be provided by amendment.

Item 14.	Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agents of such corporation, or is or was serving at the request of such person as an officer, director, employee or agents of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agents of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agents of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derives an improper personal benefit;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	breach of a director’s duty of loyalty to the corporation or its stockholders.

Our certificate of incorporation provides that we shall indemnify each director and officer of the registrant, his heirs, executors and administrators, and may indemnify each employee and agents of the registrant, his heirs, executors, administrators and all other persons whom the registrant is authorized to indemnify under the provisions of the General Corporation Law of the State of Delaware, to the greatest extent permitted or provided by law (a) against all expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, or in connection with any appeal therein, or otherwise, and (b) against all expenses (including attorney’s fees) actually and reasonably incurred by him in connection with the defense or settlement of any action or suit by or in the right of the registrant, or in connection with any appeal therein, or otherwise; and no provision of Article 9 of the registrant’s certificate of incorporation is intended to be construed as limiting, prohibiting, denying or abrogating any of the general or specific powers or rights conferred by the General Corporation Law of the State of Delaware upon the registrant to furnish, or upon any court to award, such indemnification, or indemnification as otherwise authorized pursuant to the General Corporation Law of the State of Delaware or any other law now or hereafter in effect.

Our by-laws provide that all directors and officers of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by the General Corporation Law of the State of Delaware. In addition, our by-laws provide that any person serving or having served at the request of the registrant as a director, trustee, officer, employee or agents of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, shall be entitled to be indemnified by us to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, we have entered into indemnity agreements with each of our directors and executive officers that require us to indemnify such persons against any and all expenses (including attorneys’ fees), witness fees, damages, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, an officer or an employee of Vuzix or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Reference is made to the following documents filed as exhibits to this registration statement regarding relevant indemnification provisions described above and elsewhere herein:

Item 15.	Recent Sales of Unregistered Securities.

The following list sets forth information regarding all securities sold or issued by us in the three years preceding the date of this registration statement.

(1) In May 2009, we granted options under our 2007 stock option plan to purchase an aggregate of 2,335,940 shares of our common stock to 44 employees. Each option is exercisable at $0.15 per share for ten years from the date of grant, subject to vesting over four years from the date of grant. The exercise price of these options is subject to upward adjustment to the initial public offering price per share of our common stock if the closing of this offering occurs within 90 days of the grant date.

(2) In January 2009, we issued 2,000,000 shares of our common stock at a purchase price of $0.15, together with a warrant to purchase an additional 1,000,000 shares of shares of our common stock at an exercise purchase price of $0.20 per share for 5 years from the date of issue, to an individual investor for aggregate gross proceeds of $300,000 in cash.

(3) In December 2008, we issued warrants to purchase 120,000 shares of our common stock, exercisable at $0.01 per share for five years from the date of issuance, to a consultant in consideration for services.

(4) In December 2008, we issued warrants to purchase 11,583 shares of our common stock, exercisable at $0.15 per share for five years from the date of issuance, to a consultant in consideration for services.

(5) In November 2008, we granted an option under our 2007 stock option plan to purchase 142,864 shares of our common stock to our external director as his annual retainer. The option is exercisable at $0.15 per share for ten years from the date of issuance and vests over 12 months from the date of grant.

(6) In November 2008, we granted options under our 2007 stock option plan to purchase an aggregate of 446,424 shares of our common stock to one consultant and two employees. Each option is exercisable at $0.15 per share for ten years from the date of grant, subject to vesting over four years from the date of grant.

(7) In September 2008, we issued 444,447 shares of our common stock to a consultant in consideration for services.

(8) In July and August 2008, we issued 15,364,899 shares of our common stock to 46 individual and institutional investors for aggregate gross proceeds of $2,304,735 in cash.

(9) In July 2008, we issued warrants to purchase 66,667 shares of our common stock, exercisable at $0.01 per share for five years from the date of issuance, to a consultant in consideration for services.

(10) In July 2008, we issued 482,640 shares of our common stock to a consultant in consideration for services.

(11) In July 2008, we granted options under our 2007 stock option plan to purchase an aggregate of 1,328,000 shares of our common stock to seven employees. Each option is exercisable at $0.20 per share for ten years from the date of grant, subject to vesting over four years from the date of grant.

(12) In June 2008, we issued 1,552,936 shares of our common stock to 51 institutional and individual investors upon the exercise of warrants for aggregate gross proceeds of $15,529 in cash.

(13) In June 2008, we issued warrants to purchase 157,504 shares of our common stock, exercisable at $0.01 per share for five years from the date of issuance, to a consultant in consideration for services.

(14) In June 2008, we issued warrants to purchase 24,945 shares of our common stock, exercisable at $0.20 per share for five years from the date of issuance, to a consultant in consideration for services.

(15) In January 2008, we issued 2,450,888 shares of our common stock upon the exercise of options granted under our 2007 stock option plan for aggregate gross proceeds of $24,509 in cash.

(16) In December 2007, we issued warrants to purchase 45,000 shares of our common stock exercisable at $0.01 per share and warrants to acquire 37,720 shares of our common stock exercisable at $0.23336 per share to two consultants in consideration for services.

(17) In November 2007, we granted options under our 2007 stock option plan to purchase an aggregate of 140,000 shares of our common stock to an employee. Each option is exercisable at $0.20 per share for ten years from the date of grant, subject to vesting over four years from the date of grant.

(18) In November 2007, we granted an option under our 2007 stock option plan to purchase 142,864 shares of our common stock to our non-employee director. The option is exercisable at $0.20 per share for ten years from the date of issuance and vests over 12 months from the date of grant.

(19) In November 2007, we issued 134,280 shares of our common stock for aggregate gross proceeds of $1,343 in cash upon the exercise of the warrants issued in the transactions described in paragraph 37 below.

(20) In November 2007, we issued 500,000 shares of our common stock upon the conversion of outstanding indebtedness at the rate of $0.20 per share.

(21) In October 2007, we issued warrants to acquire 65,000 shares of our common stock, exercisable at $0.20 per share for two years from the date of issuance, to a consultant in consideration for services.

(22) In September 2007, we granted options under our 2007 stock option plan to purchase an aggregate of 644,000 shares of our common stock to six employees. Each option is exercisable at $0.20 per share for ten years from the date of grant, subject to vesting over four years from the date of grant.

(23) In July 2007, we issued 42,856 shares of our common stock to an individual investor for $429 in cash upon the exercise of warrants issued in the transaction described in paragraph 38 below.

(24) In June 2007, we issued warrants to acquire 38,568 shares of our common stock, exercisable at $0.0875 per share for five years from the date of issuance, to a consultant in consideration for services.

(25) In June 2007, we issued 20,891,600 shares of our common stock to 160 individual and institutional investors for aggregate gross proceeds of $4,178,320 in cash.

(26) In June 2007, in consideration of their services as placement agents in the private placement described in the immediately preceding paragraph, we issued to Canaccord Capital Corporation 2,233,872 shares of our common stock and to Canaccord Capital Corporation, IQ Ventures, Inc. and Lighthouse Financial Group, LLC warrants to purchase up to an aggregate of 2,456,656 shares of our common stock, exercisable at $1.60 per share for two years from the date of issuance. The exercise price of the warrants has been reduced to $0.20 per share as a result of anti-dilution adjustments in accordance with the terms thereof.

(27) In June 2007, we issued warrants to acquire 17,144 and 48,000 shares of our common stock, exercisable at $0.00875 per share for five years from the date of issuance, to two consultants in consideration for services.

(28) In June 2007, we issued warrants to acquire 168,320 shares of our common stock, exercisable at $0.20 per share for five years from the date of issuance, to a consultant in consideration for services.

(29) In May 2007, we issued 402,484 shares of our common stock upon the exercise of options granted under our 2007 stock option plan for aggregate gross proceeds of $3,539 in cash.

(30) In April 2007, we granted options under our 1997 stock option plan to purchase an aggregate of 274,286 shares of our common stock to two employees. Each option is exercisable at $0.2334 per share for ten years from the date of grant, subject to vesting over four years from the date of grant.

(31) In April 2007, we granted options under our 1997 stock option plan to purchase 571,432 shares of our common stock to a consultant. The option is exercisable at $0.2334 per share for five years from the date of grant, subject to vesting over two years from the date of grant.

(32) In December 2006, we granted options under our 1997 stock option plan to purchase an aggregate of 390,286 shares of our common stock to 12 employees. Each option is exercisable at $0.2334 per share for ten years from the date of grant, subject to vesting over four years from the date of grant.

(33) In November 2006, we granted options under our 1997 stock option plan to purchase an aggregate of 571,429 shares of our common stock to three employees. Each option is exercisable at $0.2334 per share for ten years from the date of grant, subject to vesting over four years from the date of grant.

(34) In November 2006, we granted an option under our 1997 stock option plan to purchase 142,864 shares of our common stock to our external director as his annual retainer, The option is exercisable at $0.2334 per share for ten years from the date of issuance and vests over 12 months from the date of grant.

(35) In September 2006, we issued 22,857 shares of our common stock upon the exercise of options granted under our 1997 stock option plan for aggregate gross proceeds of $229 in cash.

(36) In September 2006, in consideration of a loan of $500,000, we issued to the lender a warrant exercisable upon conversion of the promissory note issued in evidence of the loan to purchase up to that number of shares of our common stock equal to the principal amount of and accrued interest on the promissory note then converted divided by 0.5334, exercisable at $0.35 per share for three years from the date of the issue of the promissory note. As of the date of this prospectus, the promissory note has not been converted. Interest on the promissory note accrued at an initial annual rate of 10% but increased to 18% as of February 1, 2009.

(37) In September 2006, we issued 10,000 shares of our Series C Preferred Stock and a warrant to purchase 91,432 shares of our common stock, exercisable at $0.00875 per share for approximately three years from the date of issuance, to one individual investor for aggregate gross proceeds of $100,000 in cash.

(38) In September 2006, in consideration of loans in the aggregate amount of $200,000, we issued to the lenders warrants to purchase up to 85,712 shares of our common stock, exercisable at $0.00875 per share for five years from the date of issuance.

(39) In August 2006, we granted an employee an option under our 1997 stock option plan to purchase 142,857 shares of our common stock, exercisable at $0.2275 per share for ten years from the date of grant, subject to vesting over four years from the date of grant.

The offers, sales and issuances of the securities described in paragraphs 1, 5, 6, 17, 18, 22 and 30 through 34 above were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 because the transactions were under compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of such securities were our employees, directors or bona fide consultants and received the securities under our stock option plan. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

The offers, sales and issuances of the securities described all the other paragraphs above were deemed to be exempt from registration under the Securities Act in reliance on Rule 506 of Regulation D because the issuance of securities to the accredited investors did not involve a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited investor under Rule 501 of Regulation D.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits.

A list of exhibits filed with this registration statement on Form S-1 is set forth in the Exhibit Index and is incorporated in this Item 16(a) by reference.

(b)	Financial Statement Schedules.

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes to provide to the agents at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the agents to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of New York, on the 30th day of June, 2009.

VUZIX CORPORATION

By:	/s/ Paul J. Travers
Paul J. Travers
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Vuzix Corporation, do hereby constitute and appoint Paul J. Travers and Grant Russell, or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments and any related registration statement pursuant to Rule 462(b) under the Securities Act of 1933) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul J. Travers Paul J. Travers	President, Chief Executive Officer and Director (Principal Executive Officer)	June 30, 2009

/s/ Grant Russell Grant Russell	Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)	June 30, 2009

/s/ William Lee William Lee	Director	June 30, 2009

Index to Exhibits

1	.1*	Form of Agency Agreement
3.1		Certificate of Incorporation currently in effect
3	.2*	Amended and Restated Certificate of Incorporation to be effective immediately following the closing of the offering
3.3		Bylaws currently in effect
3	.4*	Amended and Restated Bylaws to be effective immediately following the closing of the offering
4	.1*	Specimen certificate evidencing shares of common stock
4	.2*	Specimen common stock purchase warrant
4	.3*	Form of Warrant Indenture between the registrant and Computershare Trust Company of Canada
Certain instruments defining the rights of the holders of long-term debt of the registrant, none of which authorize a total amount of indebtedness in excess of 10% of the total assets of the registrant and its subsidiary on a consolidated basis, have not been filed as exhibits. The registrant hereby agrees to furnish a copy of any of these agreements to the Commission upon request.
5	.1*	Opinion of Boylan, Brown, Code, Vigdor & Wilson, LLP
10	.1+	2007 Amended and Restated Stock Option Plan
10	.2+	2009 Stock Plan
10	.3+*	Form of Award Agreement under 2009 Stock Plan
10	.4+	2009 Non-Employee Directors’ Stock Option Plan
10	.5+*	Form of Option Grant Agreement under 2009 Non-Employee Directors’ Stock Option Plan
10	.6+	Form of Indemnification Agreement by and between the registrant and each director and executive officer
10	.7+	Employment Agreement dated as of August 1, 2007 by and between the registrant and Paul J. Travers
10	.8+	Employment Agreement dated as of August 1, 2007 by and between the registrant and Grant Russell
10.9		Shareholders Agreement dated as of October 11, 2000 by and among the registrant and Shareholders (as defined therein)
10.10		Registration Rights Agreement dated as of October 11, 2000 by and among the registrant and the Investors (as defined therein)
10.11		Registration Rights Agreement dated as of June 2005 by and among the registrant and the Investors (as defined therein)
10	.12*	Technology Purchase and Royalty Agreement dated as of December 23, 2005 between the registrant and New Light Industries, Ltd.
10.13		Warrant to purchase common stock dated as of December 23, 2005 issued by the registrant to New Light Industries, Ltd.
10.14		Rights Agreement dated as of December 23, 2005 by and between the registrant and New Light Industries, Ltd.
10.15		Agency Agreement dated as of June 29, 2007 by and between the registrant and Canaccord Capital Corporation
10.16		Form of warrant to purchase common stock issued by the registrant pursuant to the Agency Agreement dated as of June 29, 2007 by and between the registrant and Canaccord Capital Corporation
10.17		Demand Note in the original principal amount of $247,690.92 by the registrant to the order of Paul J. Travers
10.18		Loan Agreement dated as of October 2008 by and between the registrant and Paul J. Travers
10	.19*	Promissory Note dated as of October 2008 by the registrant to the order of Paul J. Travers
10.20		Fiscal Advisory Fee Agreement dated as of June 29, 2009 by and between the registrant and Canaccord Capital Corporation and Bolder Investment Partners, Ltd.
23.1		Consent of Rotenberg & Co. LLP, independent registered public accounting firm
23.2		Consent of Davie Kaplan, CPA , P.C., independent registered public accounting firm
23	.3*	Consent of Boylan, Brown, Code, Vigdor & Wilson, LLP (included in Exhibit 5.1)
24.1		Power of Attorney (included on signature page)

*	To be filed by amendment

+	Management contract or compensation plan or arrangement